UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM SB-2
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933 VOICE MOBILITY INTERNATIONAL, INC.
(Exact name of registrant as specified in its charter)
Nevada	4822	33-0777819
State or jurisdiction of incorporation or organization	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)
Suite 100 - 4190 Lougheed Highway, Burnaby, British Columbia, Canada V5C 6A8 604.482.0000
(Address and telephone number of registrant's principal executive offices)
Randy G. Buchamer - Chief Executive Officer Suite 100 - 4190 Lougheed Highway, Burnaby, British Columbia, Canada V5C 6A8 604.482.0000

(Name, address and telephone number of agent for service)

Copy of communications to:

Virgil Z. Hlus, Esq.
Clark, Wilson
Suite 800 - 885 West Georgia Street
Vancouver, British Columbia, Canada V6C 3H1
Telephone: 604.687.5700

Approximate date of proposed sale to the public:  From time to time after the effective date of this Registration Statement.

If any securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933.    [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.  [ ]

CALCULATION OF REGISTRATION FEE
Title of each class of securities to be registered(1)	Amount to be registered	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price	Amount of registration fee(2)
Common Stock to be offered for resale by selling stockholders	6,219,255	$0.90(2)	$5,597,329(2)	$709.18
Common Stock to be offered for resale by selling stockholders upon exercise of share purchase warrants	5,766,694	$0.90(2)	$5,190,025(2)	$657.58
Total Registration Fee				$1,366.76

(1) An indeterminate number of additional shares of common stock shall be issuable pursuant to Rule 416 to prevent dilution resulting from stock splits, stock dividends or similar transactions and in such an event the number of shares registered shall automatically be increased to cover the additional shares in accordance with Rule 416 under the Securities Act.

(2) Fee calculated in accordance with Rule 457(c) of the Securities Act. Estimated for the sole purpose of calculating the registration fee and based upon the average quotation of the high and low price of our common stock on April 6, 2004, as reported on the OTC Bulletin Board.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON THE DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON THE DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

PROSPECTUS

Subject to Completion
____________, 2004

VOICE MOBILITY INTERNATIONAL, INC.
A NEVADA CORPORATION

11,985,949 SHARES OF COMMON STOCK OF VOICE MOBILITY INTERNATIONAL, INC.
_________________________________

This prospectus relates to the resale by certain selling stockholders of Voice Mobility International, Inc. of up to 11,985,949 shares of our common stock in connection with the resale of:

- up to 100,000 shares of our common stock which may be issued upon the exercise of certain share purchase warrants issued in connection with a private placement on April 25, 2001;

- up to 1,000,000 shares of our common stock, 250,000 of which may be issued upon the exercise of certain share purchase warrants issued in connection with a private placement on July 26, 2002;

- up to 2,477,667 shares of our common stock which were issued in private placements on July 31, 2002;

- up to 2,927,939 shares of our common stock, 1,751,469 of which may be issued upon the exercise of certain share purchase warrants issued in connection with private placements on September 9, 2003;

- up to 4,079,718 shares of our common stock, 3,198,350 of which may be issued upon the exercise of certain share purchase warrants issued in connection with a restructuring of certain debt and preferred stock on September 9, 2003; and

- up to 1,400,625 shares of our common stock, 466,875 of which may be issued upon the exercise of certain share purchase warrants issued in connection with a private placement on March 4, 2004.

The selling stockholders may offer to sell the shares of common stock being offered in this prospectus at fixed prices, at prevailing market prices at the time of sale, at varying prices or at negotiated prices. Our common stock is quoted on the OTC Bulletin Board under the symbol "VMII" and is listed for trading on the Toronto Stock Exchange under the symbol "VMY". On March 31, 2004 the closing bid price for one share of our common stock on the OTC Bulletin Board was $0.99.

We will not receive any proceeds from the resale of shares of common stock by the selling stockholders. We will pay for expenses of this offering.

Our business is subject to many risks and an investment in our common stock will also involve a high degree of risk. You should invest in our common stock only if you can afford to lose your entire investment. You should carefully consider the various Risk Factors described beginning on page 6 before investing in our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell or offer these securities until this registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

The date of this prospectus is ________, 2004.

The following table of contents has been designed to help you find important information contained in this prospectus. We encourage you to read the entire prospectus.

TABLE OF CONTENTS

As used in this prospectus, the terms "we", "us", "our", and "Voice Mobility" means Voice Mobility International, Inc., its predecessor company, Voice Mobility Inc. and its other subsidiaries.

All dollar amounts refer to US dollars unless otherwise indicated.

PROSPECTUS SUMMARY

Our Business

Our company, Voice Mobility International, Inc., is engaged in the enhanced messaging area of the telecommunications market. We market and deploy next generation messaging solutions that provide enhanced messaging features and functionality while ensuring integration with or replacement of existing first generation voicemail messaging systems. Our enhanced messaging software suite:

- allows telecommunication companies to replace their aging legacy voicemail systems and incorporate incremental offerings such as real time call connect, voicemail to email, fax to email and unified mailbox services; or

- can serve as a first generation voicemail and messaging system for telecommunication companies that do not have an existing voicemail system, with the added capability of providing incremental offerings such as real time call connect, voicemail to email, fax to email and unified mailbox services.

We were incorporated in the State of Nevada on October 2, 1997, under the name "Equity Capital Group, Inc.", and we are the successor to the voice service and related messaging business founded by Voice Mobility Inc. in 1993. On June 24, 1999, we changed our name to "Voice Mobility International, Inc." We have four wholly-owned subsidiaries: Voice Mobility Inc., which is a Canadian corporation incorporated on September 15, 1993; Voice Mobility (US) Inc., which is a Nevada corporation incorporated on April 6, 2000; Voice Mobility Canada Limited, which is a Canadian corporation incorporated on May 26, 1999; and VM Sub Limited, which is a Canadian corporation incorporated on May 26, 1999.

Our principal executive and head offices are located at 100 - 4190 Lougheed Highway, Burnaby, British Columbia, Canada.

Number of Shares Being Offered

This prospectus covers the resale by the selling stockholders named in this prospectus of up to 11,985,949 shares of our common stock. The offered shares were acquired by the selling stockholders in several private placement transactions, which were exempt from the registration requirements of the Securities Act of 1933. The selling stockholders may offer to sell the shares of common stock being offered in this prospectus at fixed prices, at prevailing market prices at the time of sale, at varying prices or at negotiated prices. Our common stock is presently traded on the OTC Bulletin Board under the symbol "VMII" and on the Toronto Stock Exchange under the symbol "VMY". Please see the Plan of Distribution section at page 19 of this prospectus for a detailed explanation of how the common shares may be sold.

Number of Shares Outstanding

There were 37,999,141 shares of our common stock issued and outstanding as at March 31, 2004.

Use of Proceeds

We will not receive any of the proceeds from the sale of the shares of our common stock being offered for sale by the selling stockholders. We will incur all costs associated with this registration statement and prospectus.

Summary of Financial Data

The summarized consolidated financial data presented below is derived from and should be read in conjunction with our audited consolidated financial statements as at December 31, 2003 and 2002 and each of the three years in the period ended December 31, 2003 including the notes to those consolidated financial statements which are included elsewhere in this prospectus along with the section entitled "Management's Discussion and Analysis" beginning on page 42 of this prospectus.

	For the year ended December 31, 2003	For the year ended December 31, 2002
	(in thousands, except per share data)
Sales	$58	$700
Net Loss for the Period	($3,711)	($3,909)
Basic and Diluted Loss Per Share	($0.06)	($0.11)

Working Capital (Deficiency)	($1,324)	($1,206)
Total Assets	$602	$1,314
Total Number of Issued Shares of Common Stock	35,566	31,537
Total Stockholders' Deficiency	($6,711)	($1,798)

RISK FACTORS

An investment in our common stock involves a number of very significant risks. You should carefully consider the following risks and uncertainties in addition to other information in this prospectus in evaluating our company and its business before purchasing shares of our company's common stock. Our business, operating results and financial condition could be seriously harmed due to any of the following risks. The risks described below are not the only ones facing our company. Additional risks not presently known to us may also impair our business operations. You could lose all or part of your investment due to any of these risks.

RISKS RELATED TO THIS OFFERING

Sales of a substantial number of shares of our common stock into the public market by the selling stockholders may result in significant downward pressure on the price of our common stock and could affect the ability of our stockholders to realize the current trading price of our common stock.

Sales of a substantial number of shares of our common stock in the public market could cause a reduction in the market price of our common stock. We had 37,999,141 shares of common stock issued and outstanding as of March 31, 2004. When this registration statement is declared effective, the selling stockholders may be reselling up to 11,985,949 shares of our common stock, 6,219,255 of which are included in the number of our issued and outstanding common shares as of March 31, 2004, shown above. As a result of such registration statement, a substantial number of our shares of common stock may be issued and may be available for immediate resale, which could have an adverse effect on the price of our common stock.

Any significant downward pressure on the price of our common stock as the selling stockholders sell the shares of our common stock could encourage short sales by the selling stockholders or others. Any such short sales could place further downward pressure on the price of our common stock.

Our common stock is illiquid and the price of our common stock may be negatively impacted by factors which are unrelated to our operations.

Our common stock currently trades on a limited basis on the OTC Bulletin Board and the Toronto Stock Exchange. The market price of our common stock could fluctuate substantially due to a variety of factors, including market perception of our ability to achieve our planned growth, quarterly operating results of other telecommunication companies, trading volume in our common stock, changes in general conditions in the economy and the financial markets or other developments affecting our competitors or us. In addition, the stock market is subject to extreme price and volume fluctuations. This volatility has had a significant effect on the market price of securities issued by many companies for reasons unrelated to their operating performance and could have the same effect on our common stock.

RISKS RELATED TO OUR BUSINESS

We have had negative cash flows from operations and if we are not able to obtain further financing our business operations may fail.

To date, we have had negative cash flows from operations and have depended on sales of our equity securities and debt financing to meet our cash requirements. We have estimated that we will require between $3.3 and $3.9 million to carry out our business plan in the next twelve months, and we will need to raise additional funds to:

- support our planned rapid growth and carry out our business plan,

- develop new or enhanced services and technologies,

- increase our marketing efforts,

- acquire complementary businesses or technologies,

- respond to regulatory requirements, and

- respond to competitive pressures or unanticipated requirements.

We may not be able to obtain additional equity or debt financing on acceptable terms when we need it. Even if financing is available it may not be available on terms that are favourable to us or in sufficient amounts to satisfy our requirements. If we require, but are unable to obtain, additional financing in the future, we may be unable to implement our business plan and our growth strategies, respond to changing business or economic conditions, withstand adverse operating results, consummate desired acquisitions and compete effectively. More importantly, if we are unable to raise further financing when required, our continued operations may have to be scaled down or even ceased and our ability to generate revenues would be negatively affected.

A decline in the price of our common stock could affect our ability to raise further working capital and adversely impact our ability to continue our normal operations.

A prolonged decline in the price of our common stock could result in a reduction in the liquidity of our common stock and a reduction in our ability to raise capital. Because our operations have been primarily financed through the sale of equity securities, a decline in the price of our common stock could be especially detrimental to our liquidity and our operations. Such reductions would force us to reallocate funds from other planned uses and would have a significant negative effect on our business plans and operations, including our ability to develop new products and continue our current operations. If our stock price declines, there can be no assurance that we can raise additional capital or generate funds from operations sufficient to meet our obligations. If we are unable to raise sufficient capital in the future, we may not be able to have the resources to continue our normal operations.

We have a history of losses and fluctuating operating results, which raise substantial doubt about our ability to continue as a going concern.

Since inception through December 31, 2003, we have incurred aggregate net losses of $36 million. Our loss from operations for the fiscal year ended December 31, 2003 was $2.8 million. We also incurred a loss from operations for each of the years ended December 31, 2002 and 2001. There is no assurance that we will operate profitably or will generate positive cash flow in the future. In addition, our operating results in the future may be subject to significant fluctuations due to many factors not within our control, such as the unpredictability of when customers will order products, the size of customers' orders, the demand for our products, and the level of competition and general economic conditions.

Although we anticipate that revenues will increase, we expect an increase in development costs and operating costs. Consequently, we expect to incur operating losses and negative cash flow until our products gain market acceptance sufficient to generate a commercially viable and sustainable level of sales, and/or additional products are developed and commercially released and sales of such products made so that we are operating in a profitable manner. These circumstances raise substantial doubt about our ability to continue as a going concern, as described in the explanatory paragraph in our independent chartered accountants' report on the December 31, 2003 consolidated financial statements. Our audited consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

If we elect to pay fees to Innovatia in common stock then our shareholders will be subject to further, and maybe significant, dilution.

On December 28, 2001, we issued to Innovatia a promissory note in the amount of $1,707,989 (CDN$2,720,142) of which $2,077,855 (CDN$2,693,940) remains outstanding at December 31, 2003. The amount payable each quarter is the lesser of $174,838 (CDN$226,678) and 40% of the net aggregate amount of invoices issued by us to Aliant in the quarter. The quarterly amounts payable, if any, will be due on or before the first business day following the quarter end date. On January 1, 2004, the maximum amount payable to Aliant was $355,303 (CDN$460,651). We have the option, until December 31, 2004, to settle some or all of the promissory note, principal and interest, in cash, common shares or a combination of cash and common shares. After December 31, 2004, we are required to pay any amount of the promissory note, which remains unpaid through the issuance of our common shares. If all or a significant portion of these payments were made in shares of our common stock, this would result in substantial additional dilution in the future. Refer to Note 13 to the audited consolidated financial statements for more information on the outstanding note to Innovatia.

We could lose our competitive advantages if we are not able to protect any proprietary technology and intellectual property rights against infringement, and any related litigation could be time-consuming and costly.

Our success and ability to compete depends to a significant degree on our proprietary technology. If any of our competitors copies or otherwise gains access to our proprietary technology or develops similar software independently, we would not be able to compete as effectively. The measures we take to protect our proprietary technology and other intellectual property rights are currently based upon a combination of copyright, trade secret and trademark laws, but may not be adequate to prevent their unauthorized use. Further, the laws of foreign countries may provide inadequate protection of such intellectual property rights. We may need to bring legal claims to enforce or protect such intellectual property rights. Any litigation, whether successful or unsuccessful, could result in substantial costs and diversions of resources. In addition, notwithstanding the rights we have secured in our intellectual property, other persons may bring claims against us that we have infringed on their intellectual property rights, including claims based upon the content we license from third parties or claims that our intellectual property right interests are not valid. Any claims against us, with or without merit, could be time consuming and costly to defend or litigate, divert our attention and resources, result in the loss of goodwill associated with our service marks or require us to make changes to our proprietary technology.

We hold no patents on our proprietary technology and may not be able to protect our proprietary technology.

We do not have and do not intend to apply for patents on our software products. We currently rely on copyright, trade secrets and trademark laws to protect our proprietary intellectual property. Management believes that the patent application process in many countries in which we intend to sell products would be time-consuming and expensive and any patent protection might be out of date by the time the patent were to be granted.

The departure of any of our management or significant technical personnel, the breach of their confidentiality and non-disclosure obligations, or the failure to achieve our intellectual property objectives may have a material adverse effect on our business, financial condition and results of operations. We believe our success depends upon the knowledge and experience of our management and technical personnel and our ability to market our existing products and to develop new products. Employees may and have left us to go to work for a competitor. While we believe that we have adequately protected our proprietary technology, and we will take all appropriate and reasonable legal measures to protect it, the use of our processes by a competitor could have a material adverse effect on our business, financial condition and results of operations. Our ability to compete successfully and achieve future revenue growth will depend, in part, on our ability to protect our proprietary technology and operate without infringing upon the rights of others. We may not be able to successfully protect our proprietary technology, and our proprietary technology may otherwise become known or be independently developed by competitors. Competitors' products may add features, increase performance or sell at lower prices. We cannot predict whether our products will continue to compete successfully with such existing rival architectures or whether new architectures will establish or gain market acceptance or provide increased competition with our products.

Substantially all of our assets, all of our directors and a majority of our officers are outside the United States, with the result that it may be difficult for investors to enforce within the United States any judgments obtained against us or any of our directors or officers.

Substantially all of our assets are located outside the United States and we do not currently maintain a permanent place of business within the United States. In addition, all of our directors and a majority of our officers are nationals and/or residents of countries other than the United States, and all or a substantial portion of such persons' assets are located outside the United States. As a result, it may be difficult for investors to enforce within the United States any judgments obtained against us or our officers or directors, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state thereof. Consequently, you may be effectively prevented from pursuing remedies under U.S. federal securities laws against them.

We are currently dependent on a limited number of customers and if we are unable to diversify our customer base and we lose one or more of these customers, then our revenues may decrease significantly.

In 2003, our revenues consisted of the recognition of deferred revenue of the prior year. Of this total, revenue from Aliant, Inc. and its subsidiaries comprised 39% of our revenues in the year ended December 31, 2003. Sales to Aliant, Inc. and its subsidiaries comprised 84% of our revenues in the year ended December 31, 2002 and 56% of our revenues in the year ended December 31, 2001. If our business strategy is successful, we expect that we will become less dependent on such significant customers in the future as sales increase. However, if we are unable to successfully diversify our customer base and if we lost one or more of these limited number of customers, our revenues would decrease significantly and our business, financial condition and results of operations would be materially and adversely affected.

We operate in a highly competitive industry and our failure to compete effectively may adversely affect our ability to generate revenue.

The market for unified messaging software is highly competitive and subject to frequent product introductions with improved price and/or performance characteristics. Even if we are able to introduce products which meet evolving customer requirements in a timely manner, there can be no assurance that our new products will gain market acceptance. Many companies, including Lucent, Comverse and IP Unity and others have greater financial, technical, sales and marketing resources, better name recognition and a larger customer base than ours. In addition, many of our large competitors may offer customers a broader product line, which may provide a more comprehensive solution than our current solutions. Increased competition in the unified messaging industry could result in significant price competition, reduced profit margins or loss of market share, any of which could have a material adverse effect on our ability to generate revenues and successfully operate our business.

Rapid technological changes in our industry could render our products non-competitive or obsolete and consequently affect our ability to generate revenues.

The telecommunications industry is characterized by rapidly changing technology and evolving industry standards. We believe that our success will depend on our ability to continuously develop our products, to enhance our current products and to introduce them promptly into the market. We can make no assurance that our technology or systems will not become obsolete due to the introduction of alternative technologies. If we are unable to continue to develop and introduce new products to meet technology changes and changes in market demands, our business and operating results, including our ability to generate revenues, could be adversely affected.

If we fail to effectively manage our growth our future business results could be harmed and our managerial and operational resources may be strained.

As we proceed with the development of our technology, we expect to experience significant and rapid growth in the scope and complexity of our business. We will need to add staff to market our services, manage operations, handle sales and marketing efforts and perform finance and accounting functions. We will be required to hire a broad range of additional personnel in order to successfully advance our operations. This growth is likely to place a strain on our management and operational resources. The failure to develop and implement effective systems, or to hire and retain sufficient personnel for the performance of all of the functions necessary to effectively service and manage our potential business, or the failure to manage growth effectively, could have a materially adverse effect on our business and financial condition.

Our future growth and our ability to generate revenues may be materially and adversely affected by continued reductions in spending on telecommunications infrastructure by our customers.

A continued slowdown in capital spending by telecommunication service providers may affect our revenues more than we currently expect. Moreover, the significant slowdown in capital spending by telecommunication service providers has created uncertainty as to market demand for the type of products we produce. As a result, revenues and operating results for a particular period can be difficult to predict. In addition, there can be no certainty as to the severity or duration of the current industry adjustment. As a result of the recent changes in industry and market conditions, many of our customers have reduced their capital spending on telecommunications infrastructure. Our revenues and operating results are expected to continue to be affected by the continued reductions in capital spending on telecommunications infrastructure by our customers.

Our Articles of Incorporation and Bylaws and Nevada law contain provisions that could delay or prevent a change of control and could limit the market price of our common stock.

Our authorized capital stock consists of 100,000,000 shares of common stock and 1,000,000 shares of preferred stock. To date, 1 share of Series A preferred stock has been designated and is issued and outstanding and, 666,667 shares of Series B preferred stock have been designated, of which nil are issued and outstanding. Our board of directors, without any action by stockholders, is authorized to designate and issue shares of preferred stock in any class or series as it deems appropriate and to establish the rights, preferences and privileges of these shares, including dividends, liquidation and voting rights. The rights of holders of shares of preferred stock that may be issued may be superior to the rights granted to the holders of existing shares of our common stock. Further, the ability of our board of directors to designate and issue such undesignated shares could impede or deter an unsolicited tender offer or takeover proposal and the issuance of additional shares having preferential rights could adversely affect the voting power and other rights of holders of our common stock.

Trading of our stock may be restricted by the SEC's penny stock regulations, which may limit a stockholder's ability to buy and sell our stock.

The Securities and Exchange Commission has adopted regulations which generally define "penny stock" to be any equity security that has a market price (as defined) less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. Our securities are covered by the penny stock rules, which impose additional sales practice requirements on broker-dealers who sell to persons other than established customers and "accredited investors". The term "accredited investor" refers generally to institutions with assets in excess of $5,000,000 or individuals with a net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouse. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document in a form prepared by the SEC which provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction and monthly account statements showing the market value of each penny stock held in the customer's account. The bid and offer quotations, and the broker-dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer's confirmation. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from these rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for the stock that is subject to these penny stock rules. Consequently, these penny stock rules may affect the ability of broker-dealers to trade our securities. We believe that the penny stock rules discourage investor interest in and limit the marketability of our common stock.

NASD sales practice requirements may also limit a stockholder's ability to buy and sell our stock.

In addition to the "penny stock" rules described above, the National Association of Securities Dealers (NASD) has adopted rules that require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer's financial status, tax status, investment objectives and other information. Under interpretations of these rules, the NASD believes that there is a high probability that speculative low priced securities will not be suitable for at least some customers. The NASD requirements make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may limit your ability to buy and sell our stock and have an adverse effect on the market for our shares.

We are involved in a lawsuit with a former employee, which if decided against us may have a negative impact on our continuing operations.

On December 31, 2001, Budd Stewart, one of our former employees, commenced a lawsuit claiming $1,825,892. Although management believes there is no merit to this lawsuit, if the lawsuit is decided against us in the amounts claimed, it may have a negative impact on our continuing operations if we do not have sufficient capital at the time to pay any such amounts.

Please read this prospectus carefully. You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. You should not assume that the information provided by the prospectus is accurate as of any date other than the date on the front of this prospectus.

FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements which relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as "may", "will",

"should", "expects", "plans", "anticipates", "believes", "estimates", "predicts", "potential" or "continue" or the negative of these terms or other comparable terminology. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including the risks in the section entitled "Risk Factors" on pages 6 to 11, that may cause our or our industry's actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements.

While these forward-looking statements, and any assumptions upon which they are based, are made in good faith and reflect our current judgment regarding the direction of our business, actual results will almost always vary, sometimes materially, from any estimates, predictions, projections, assumptions or other future performance suggested herein. Except as required by applicable law, including the securities laws of the United States, we do not intend to update any of the forward-looking statements to conform these statements to actual results. The safe harbor for forward-looking statements provided in the Private Securities Litigation Reform Act of 1995 does not apply to the offering made in this prospectus.

SECURITIES AND EXCHANGE COMMISSION'S PUBLIC REFERENCE

Any member of the public may read and copy any materials filed by us with the Securities and Exchange Commission at the SEC's Public Reference Room at 450 Fifth Street, NW, Washington, D.C. 20549. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet website (http://www.sec.gov) that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC.

THE OFFERING

This prospectus covers the resale by the selling stockholders named in this prospectus of up to 11,985,949 shares of common stock which were issued pursuant to several private placement offerings made by us pursuant to Rule 506 of Regulation D, Section 4(6) and/or Section 4(2) of the Securities Act of 1933. For details of these private placements, see the section entitled "Private Placements" on page 13 of this prospectus.

The selling stockholders may offer to sell the shares of common stock being offered in this prospectus at fixed prices, at prevailing market prices at the time of sale, at varying prices or at negotiated prices. We will not receive any proceeds from the resale of shares of our common stock by the selling stockholder.

USE OF PROCEEDS

The shares of common stock offered by this prospectus are being registered for the account of the selling stockholders named in this prospectus. As a result, all proceeds from the sales of the common stock will go to the selling stockholders and we will not receive any proceeds from the resale of the common stock by the selling stockholders. We will, however, incur all costs associated with this registration statement and prospectus. We will receive proceeds of $2,512,052 upon exercise of all share purchase warrants (assuming all share purchase warrants are exercised prior to expiry). These proceeds will be used for general working capital purposes.

DIVIDEND POLICY

We have not paid any cash dividends on our common stock and have no present intention of paying any dividends on the shares of our common stock. Our current policy is to retain earnings, if any, for use in our operations and in the development of our business. Our future dividend policy will be determined from time to time by our board of directors.

During the year ended December 31, 2003, we did not pay any cash dividends to any holders of our equity securities. During the year ended December 31, 2002, we paid cash dividends of $147,449 to the holders of our Series B preferred stock.

PRIVATE PLACEMENTS

April 25, 2001 Private Placement

On April 25, 2001, Ibex Investments Ltd. purchased a non-interest bearing promissory note which was repaid on July 18, 2001. In connection with the issuance of the promissory note, we issued 100,000 share purchase warrants, with each warrant entitling the holder to purchase one share of common stock at an exercise price of $1.50 per share at any time up to April 25, 2004.

July 26, 2002 Private Placement

On July 26, 2002, MICAP Holdings Ltd. (formerly Stonehedge Investments Inc.) purchased an aggregate 500,000 units at a price of $0.18 per unit for total gross proceeds of $90,000. Each unit consisted of one share of common stock and one share purchase warrant, with each warrant entitling the holder to purchase one share of common stock at an exercise price of $0.25 until July 25, 2005. As of the date of this registration statement, we have issued 250,000 shares of common stock upon exercise of 250,000 share purchase warrants.

July 31, 2002 Private Placements

On July 31, 2002, Chartwell Investment Services S.A., Shalimar Business Services S.A., Steve Clippingdale, Dynastar Investments Ltd. and Devon Ventures Corporation purchased an aggregate 755,333 units at a price of $0.19 (Cdn$0.30) per unit for total gross proceeds of $143,155 (Cdn$226,600). Each unit consisted of one share of common stock and one-half of one share purchase warrant, with each whole warrant entitling the holder to purchase one share of common stock at an exercise price of $0.30 (Cdn$0.45) until July 31, 2003. On July 28, 2003, we extended the expiry date of these share purchase warrants to January 31, 2004. As of the date of this registration statement, all of the share purchase warrants have been exercised and accordingly, we have issued 377,667 shares of common stock upon exercise of the share purchase warrants.

Also on July 31, 2002, MICAP Holdings Ltd. (formerly Stonehedge Investments Inc.) and Manzanita Investments Ltd. (fomerly Madrona Investments Ltd.) purchased an aggregate 1,400,000 units at a price of $0.195 per unit for total gross proceeds of $273,000. Each unit consisted of one share of common stock and one-half of one share purchase warrant, with each whole warrant entitling the holder to purchase one share of common stock at an exercise price of $0.30 until July 25, 2003. We extended the expiry date of these share purchase warrants to February 27, 2004. As of the date of this registration statement, we have issued 700,000 shares of common stock upon exercise of 700,000 share purchase warrants.

September 9, 2003 Private Placements

On September 9, 2003, Bob Tassone, Kathy Fox and William H. Laird purchased an aggregate 1,176,470 units at a price of $0.31 (Cdn$0.425) per unit for total gross proceeds of $362,861 (Cdn$500,000). Each unit consisted of one share of common stock and one share purchase warrant, with each warrant entitling the holder to purchase one share of common stock at an exercise price of $0.32 (Cdn$0.425) until September 8, 2008. As of the date of this registration statement, none of the warrants have been exercised.

Also on September 9, 2003, Ketty Hughes, William H. Laird, Margit Kristiansen and William Krebs purchased promissory notes, bearing interest at a rate of 8% per annum, and maturing on December 31, 2005. In connection with the issuance of the promissory notes, we also issued 574,999 share purchase warrants, with each warrant entitling the holder to purchase one share of common stock at an exercise price of $0.32 (Cdn$0.425) until September 8, 2008. As of the date of this registration statement, none of the warrants have been exercised.

September 9, 2003 Restructuring Of Debt And Preferred Shares

On September 9, 2003, Bernice Kosiur, Ketty Hughes, Margit Kristiansen, William H. Laird, Manzanita Investments Ltd. and MICAP Holdings Inc. restructured certain debt and certain convertible preferred shares. As part of the restructuring transaction, we issued an aggregate of 864,702 shares of common stock and 3,215,016 share purchase warrants, with each warrant entitling the holder to purchase one share of common stock at an exercise price of $0.32 (Cdn$0.425) until September 8, 2008. See the section entitled "Restructuring of Debt and Preferred Shares" on page 50 of this registration statement and Note 7 to the consolidated financial statements for the year ended December 31, 2003 for further details on the restructuring transaction. As of the date of this registration statement, we have issued 16,666 shares of common stock upon exercise of 16,666 share purchase warrants.

March 4, 2004 Private Placement

On March 4, 2004, Elizabeth Ann Laird, 656938 BC Ltd., Richard C. Robert, Myrna Roberts, Heinz Hofliger, Bob Tassone & Kathy Fox, Andrew Bury, Heather Bury, Constance & Stuart Ostlund, Columbia Marketing Ltd., Berkin Business SA, Paul Currie, Randall West, Mike Hope, ITF Lila Jung, Don Sharpe, Steve Clippingdale, Richard Coglon, Chartwell Investment Services, Shalimar Business, 514742 BC Ltd. and 391566 BC Ltd. purchased an aggregate 900,000 units at a price of $0.86 (Cdn$1.15) per unit for total gross proceeds of $774,875 (Cdn$1,035,000). Each unit consisting of one share of common stock and one-half of one share purchase warrant, with each whole warrant entitling the holder to purchase one share of common stock at an exercise price of $1.04 (Cdn$1.36) until March 4, 2007. We also issued 33,750 shares of common stock and 16,875 share purchase warrants to Raymond James as a placement fee in the transaction. As of the date of this registration statement, none of the warrants have been exercised.

SELLING STOCKHOLDERS

The selling stockholders may offer and sell, from time to time, any or all of the common stock issued. Because the selling stockholders may offer all or only some portion of the 11,985,949 shares of common stock to be registered, no estimate can be given as to the amount or percentage of these shares of common stock that will be held by the selling stockholders upon termination of the offering.

The following table sets forth certain information regarding the beneficial ownership of shares of common stock by the selling stockholders as of March 31, 2004 and the number of shares of common stock covered by this prospectus. The number of shares in the table represents an estimate of the number of shares of common stock to be offered by the selling stockholder.

Other than the relationships described below, none of the selling stockholders had or have any material relationship with us within the past three years. None of the selling stockholders is a broker-dealer or an affiliate of a broker-dealer to our knowledge.
Name of Selling Stockholder and Position, Office or Material Relationship with Voice Mobility	Common Shares owned by the Selling Stockholder	Number of Shares Registered	Number of Registered Shares Issuable Upon Exercise of the Share Purchase Warrants	Total Number of Shares Registered	Number of Shares Owned by Selling Stockholder After Offering and Percent of Total Issued and Outstanding(1)
					# of Shares	% of Class
Ibex Investments Ltd. (2)	1,118,000(2)	0	100,000(2)	100,000	1,018,000	2.7%
MICAP Holdings Ltd. (3)	1,079,301(3)	950,000	790,842(3)	1,740,842	129,301	*%
15
Manzanita Investments Ltd. (4)	503,852(4)	250,000	1,040,842(4)	1,290,842	3,852	*%
SFL Holdings Ltd. (5)	1,440,000	600,000	Nil	600,000	840,000	2.2%
Chartwell Investment Services S.A. (6)	348,000(6)	236,000	100,000(6)	336,000	12,000	*%
Shalimar Business Services S.A. (7)	80,000(7)	55,000	15,000(7)	70,000	10,000	*%
Steve Clippingdale	185,000(8)	65,000	10,000(8)	75,000	110,000	*%
Dynastar Investments Ltd. (9)	145,800	105,000	Nil	105,000	40,800	*%
Devon Ventures Corporation (10)	167,000	166,667	Nil	166,667	333	*%
Sombak'e Holdings Ltd. (11)	1,731,550(11)	350,000	28,750(11)	378,750	1,352,800	3.6%
Bob Tassone & Kathy Fox	397,000(12)	150,000	125,000(12)	275,000	122,000	*%
William H. Laird	3,024,410(13)	1,504,410	1,909,240(13)	3,413,650	1,520,000	3.8%
Ketty Hughes	1,179,714(14)	39,705	356,750(14)	396,455	783,259	2.0%
Margit Kristiansen	969,631(15)	388,234	927,395(15)	1,315,629	581,397	1.5%
William Krebs	1,962,500(16)	0	46,000(16)	46,000	1,962,500	5.2%
Bernice Kosiur	234,489	25,489	Nil	25,489	209,000	*%
Elizabeth Ann Laird	39,600(17)	25,000	12,500(17)	37,500	2,100	*%
656938 BC Ltd.(18)	37,500(18)	25,000	12,500(18)	37,500	Nil	0%
Richard C. Roberts	37,600(17)	25,000	12,500(17)	37,500	100	*%
Myrna Roberts	37,500(17)	25,000	12,500(17)	37,500	Nil	0%
Heinz Hofliger	90,000(19)	60,000	30,000(19)	90,000	Nil	0%
Andrew Bury	226,000(20)	84,000	42,000(20)	126,000	100,000	*%
Heather Bury	244,000(21)	16,000	8,000(21)	24,000	220,000	*%
Constance & Stuart Ostlund	65,250(22)	43,500	21,750(22)	62,250	Nil	0%
16
Columbia Marketing Ltd. (23)	75,000(23)	50,000	25,000(23)	75,000	Nil	0%
Berkin Business SA (24)	69,750(24)	46,500	23,250(24)	69,750	Nil	0%
Paul Currie	175,000(25)	50,000	25,000(25)	75,000	100,000	*%
Randall West	70,000(26)	10,000	5,000(26)	15,000	55,000	*%
Mike Hope	40,000(27)	20,000	10,000(27)	30,000	10,000	*%
Lila Jung	84,100(28)	5,000	2,500(28)	7,500	76,600	*%
Don Sharpe	75,000(29)	50,000	25,000(29)	75,000	Nil	0%
Richard Coglon	75,000(30)	50,000	25,000(30)	75,000	Nil	0%
514742 BC Ltd. (31)	17,500(31)	5,000	2,500(31)	7,500	10,000	*%
391566 BC Ltd. (32)	25,000(32)	10,000	5,000(32)	15,000	10,000	*%
Raymond James Ltd. (33)	120,958(33)	33,750	16,875(33)	50,625	70,333	*%
265701 BC Ltd. (34)	700,000	700,000	Nil	700,000	Nil	0%
Totals		6,219,255	5,766,694	11,985,949

*% Less than 1%

(1) Assumes all of the shares of common stock offered are sold. Based on 37,999,141 common shares issued and outstanding on March 31, 2004.

(2) The number of shares of common stock listed as beneficially owned by such selling stockholder includes 100,000 shares of common stock potentially issuable upon exercise of the share purchase warrants. Each share purchase warrant is exercisable until April 25, 2004 at an exercise price of $1.50 per share. Ketty Hughes exercises dispositive and voting powers with respect to shares of common stock that Ibex Investments Ltd. may acquire upon exercise of the share purchase warrants, if exercised.

(3) The number of shares of common stock listed as beneficially owned by such selling stockholder does not include the 790,842 shares of common stock potentially issuable upon exercise of the share purchase warrants as the selling shareholder is required to provide us with at least 61 days' notice prior to exercising the share purchase warrants. Each share purchase warrant is exercisable until September 8, 2008 at an exercise price of $0.32 (Cdn$0.425) per share. Michael J. Dyde exercises dispositive and voting powers with respect to shares of common stock that MICAP Holdings Ltd. currently owns, that it will acquire upon exercise of the share purchase warrants, if exercised.

(4) The number of shares of common stock listed as beneficially owned by such selling stockholder includes 250,000 shares of common stock potentially issuable upon exercise of the share purchase warrants but does not include the 790,842 shares of common stock potentially issuable upon exercise of the share purchase warrants as the selling shareholder is required to provide us with at least 61 days' notice prior to exercising the share purchase warrants. With respect to 250,000 of the share purchase warrants, each share purchase warrant is exercisable until July 25, 2005 at an exercise price of $0.25 per share. With respect to 790,842 of the share purchase warrants, each share purchase warrant is exercisable until September 8, 2008 at an exercise price of $0.32 (Cdn$0.425) per share. Michael J. Dyde exercises dispositive and voting powers with respect to shares of common stock that Manzanita Investments Ltd. currently owns, that it will acquire upon exercise of the share purchase warrants, if exercised.

(5) Samantha Laird exercises dispositive and voting powers with respect to shares of common stock that SFL Holdings Ltd. currently owns.

(6) The number of shares of common stock listed as beneficially owned by such selling stockholder includes 100,000 shares of common stock potentially issuable upon exercise of the share purchase warrants. Each share purchase warrant is exercisable until March 4, 2007 at an exercise price of $1.04 (Cdn$1.36) per share. Martin C. Hubble exercises dispositive and voting powers with respect to shares of common stock that Chartwell Investment Services SA currently owns, that it will acquire upon exercise of the share purchase warrants, if exercised.

(7) The number of shares of common stock listed as beneficially owned by such selling stockholder includes 15,000 shares of common stock potentially issuable upon exercise of the share purchase warrants. Each share purchase warrant is exercisable until March 4, 2007 at an exercise price of $1.04 (Cdn$1.36) per share. Martin C. Hubble exercises dispositive and voting powers with respect to shares of common stock that Shalimar Business Services SA currently owns, that it will acquire upon exercise of the share purchase warrants, if exercised.

(8) The number of shares of common stock listed as beneficially owned by such selling stockholder includes 10,000 shares of common stock potentially issuable upon exercise of the share purchase warrants. Each share purchase warrant is exercisable until March 4, 2007 at an exercise price of $1.04 (Cdn$1.36) per share.

(9) Kurt Handschin exercises dispositive and voting powers with respect to shares of common stock that Dynastar Investments Ltd. currently owns.

(10) Kelly Edmison exercises dispositive and voting powers with respect to shares of common stock that Devon Ventures Corporation currently owns.

(11) The number of shares of common stock listed as beneficially owned by such selling stockholder includes 28,750 shares of common stock potentially issuable upon exercise of the share purchase warrants. Each share purchase warrant is exercisable until September 8, 2008 at an exercise price of $0.32 (Cdn$0.425) per share. Dianne Hughes exercises dispositive and voting powers with respect to shares of common stock that Sombak'e Holdings Ltd. currently owns.

(12) The number of shares of common stock listed as beneficially owned by such selling stockholder includes 125,000 shares of common stock potentially issuable upon exercise of the share purchase warrants. With respect to 25,000 share purchase warrants, each share purchase warrant is exercisable until March 4, 2007 at an exercise price of $1.04 (Cdn$1.36) per share and with respect to 100,000 share purchase warrants, each share purchase warrant is exercisable until September 8, 2008 at an exercise price of $0.32 (Cdn$0.425) per share.

(13) The number of shares of common stock listed as beneficially owned by such selling stockholder does not include the 1,909,240 shares of common stock potentially issuable upon exercise of the share purchase warrants as the selling shareholder is required to provide us with at least 61 days' notice prior to exercising the share purchase warrants. Each share purchase warrant is exercisable until September 8, 2008 at an exercise price of $0.32 (Cdn$0.425) per share.

(14) The number of shares of common stock listed as beneficially owned by such selling stockholder includes 356,750 shares of common stock potentially issuable upon exercise of the share purchase warrants. Each share purchase warrant is exercisable until September 8, 2008 at an exercise price of $0.32 (Cdn$0.425) per share.

(15) The number of shares of common stock listed as beneficially owned by such selling stockholder does not include the 927,395 shares of common stock potentially issuable upon exercise of the share purchase warrants as the selling shareholder is required to provide us with at least 61 days' notice prior to exercising the share purchase warrants. Each share purchase warrant is exercisable until September 8, 2008 at an exercise price of $0.32 (Cdn$0.425) per share.

(16) The number of shares of common stock listed as beneficially owned by such selling stockholder includes 46,000 shares of common stock potentially issuable upon exercise of the share purchase warrants. Each share purchase warrant is exercisable until September 8, 2008 at an exercise price of $0.32 (Cdn$0.425) per share.

(17) The number of shares of common stock listed as beneficially owned by such selling stockholder includes 12,500 shares of common stock potentially issuable upon exercise of the share purchase warrants. Each share purchase warrant is exercisable until March 4, 2007 at an exercise price of $1.04 (Cdn$1.36) per share.

(18) The number of shares of common stock listed as beneficially owned by such selling stockholder includes 12,500 shares of common stock potentially issuable upon exercise of the share purchase warrants. Each share purchase warrant is exercisable until March 4, 2007 at an exercise price of $1.04 (Cdn$1.36) per share. Bruce Bolton exercises dispositive and voting powers with respect to shares of common stock that 656938 BC Ltd. currently owns, that it will acquire upon exercise of the share purchase warrants, if exercised.

(19) The number of shares of common stock listed as beneficially owned by such selling stockholder includes 30,000 shares of common stock potentially issuable upon exercise of the share purchase warrants. Each share purchase warrant is exercisable until March 4, 2007 at an exercise price of $1.04 (Cdn$1.36) per share.

(20) The number of shares of common stock listed as beneficially owned by such selling stockholder includes 42,000 shares of common stock potentially issuable upon exercise of the share purchase warrants. Each share purchase warrant is exercisable until March 4, 2007 at an exercise price of $1.04 (Cdn$1.36) per share.

(21) The number of shares of common stock listed as beneficially owned by such selling stockholder includes 8,000 shares of common stock potentially issuable upon exercise of the share purchase warrants. Each share purchase warrant is exercisable until March 4, 2007 at an exercise price of $1.04 (Cdn$1.36) per share.

(22) The number of shares of common stock listed as beneficially owned by such selling stockholder includes 21,750 shares of common stock potentially issuable upon exercise of the share purchase warrants. Each share purchase warrant is exercisable until March 4, 2007 at an exercise price of $1.04 (Cdn$1.36) per share.

(23) The number of shares of common stock listed as beneficially owned by such selling stockholder includes 25,000 shares of common stock potentially issuable upon exercise of the share purchase warrants. Each share purchase warrant is exercisable until March 4, 2007 at an exercise price of $1.04 (Cdn$1.36) per share. K. Meyer exercises dispositive and voting powers with respect to shares of common stock that Columbia Marketing Ltd. currently owns, that it will acquire upon exercise of the share purchase warrants, if exercised.

(24) The number of shares of common stock listed as beneficially owned by such selling stockholder includes 23,250 shares of common stock potentially issuable upon exercise of the share purchase warrants. Each share purchase warrant is exercisable until March 4, 2007 at an exercise price of $1.04 (Cdn$1.36) per share. U. Stabinger exercises dispositive and voting powers with respect to shares of common stock that Berkin Business SA currently owns, that it will acquire upon exercise of the share purchase warrants, if exercised.

(25) The number of shares of common stock listed as beneficially owned by such selling stockholder includes 25,000 shares of common stock potentially issuable upon exercise of the share purchase warrants. Each share purchase warrant is exercisable until March 4, 2007 at an exercise price of $1.04 (Cdn$1.36) per share.

(26) The number of shares of common stock listed as beneficially owned by such selling stockholder includes 5,000 shares of common stock potentially issuable upon exercise of the share purchase warrants. Each share purchase warrant is exercisable until March 4, 2007 at an exercise price of $1.04 (Cdn$1.36) per share.

(27) The number of shares of common stock listed as beneficially owned by such selling stockholder includes 10,000 shares of common stock potentially issuable upon exercise of the share purchase warrants. Each share purchase warrant is exercisable until March 4, 2007 at an exercise price of $1.04 (Cdn$1.36) per share.

(28) The number of shares of common stock listed as beneficially owned by such selling stockholder includes 2,500 shares of common stock potentially issuable upon exercise of the share purchase warrants. Each share purchase warrant is exercisable until March 4, 2007 at an exercise price of $1.04 (Cdn$1.36) per share.

(29) The number of shares of common stock listed as beneficially owned by such selling stockholder includes 25,000 shares of common stock potentially issuable upon exercise of the share purchase warrants. Each share purchase warrant is exercisable until March 4, 2007 at an exercise price of $1.04 (Cdn$1.36) per share.

(30) The number of shares of common stock listed as beneficially owned by such selling stockholder includes 25,000 shares of common stock potentially issuable upon exercise of the share purchase warrants. Each share purchase warrant is exercisable until March 4, 2007 at an exercise price of $1.04 (Cdn$1.36) per share.

(31) The number of shares of common stock listed as beneficially owned by such selling stockholder includes 2,500 shares of common stock potentially issuable upon exercise of the share purchase warrants. Each share purchase warrant is exercisable until March 4, 2007 at an exercise price of $1.04 (Cdn$1.36) per share. Wan Jung exercises dispositive and voting powers with respect to shares of common stock that 514742 BC Ltd. currently owns, that it will acquire upon exercise of the share purchase warrants, if exercised.

(32) The number of shares of common stock listed as beneficially owned by such selling stockholder includes 5,000 shares of common stock potentially issuable upon exercise of the share purchase warrants. Each share purchase warrant is exercisable until March 4, 2007 at an exercise price of $1.04 (Cdn$1.36) per share. Bob Knight exercises dispositive and voting powers with respect to shares of common stock that 391566 BC Ltd. currently owns, that it will acquire upon exercise of the share purchase warrants, if exercised.

(33) The number of shares of common stock listed as beneficially owned by such selling stockholder includes 16,875 shares of common stock potentially issuable upon exercise of the share purchase warrants. Each share purchase warrant is exercisable until March 4, 2007 at an exercise price of $1.04 (Cdn$1.36) per share. Mike McKnight exercises dispositive and voting powers with respect to shares of common stock that Raymond James Ltd. currently owns, that it will acquire upon exercise of the share purchase warrants, if exercised.

(34) Bruce Woods exercises dispositive and voting powers with respect to shares of common stock that 265701 BC Ltd. currently owns.

We may require the selling security holder to suspend the sales of the securities offered by this prospectus upon the occurrence of any event that makes any statement in this prospectus or the related registration statement untrue in any material respect or that requires the changing of statements in these documents in order to make statements in those documents not misleading.

PLAN OF DISTRIBUTION

The selling stockholders may, from time to time, sell all or a portion of the shares of common stock on any market upon which the common stock may be quoted (currently the OTC Bulletin Board and the Toronto Stock Exchange) in privately negotiated transactions or otherwise. Such sales may be at fixed prices prevailing at the time of sale, at prices related to the market prices or at negotiated prices. The shares of common stock being offered for resale by this prospectus may be sold by the selling stockholders by one or more of the following methods, without limitation:

(a) block trades in which the broker or dealer so engaged will attempt to sell the shares of common stock as agent but may position and resell a portion of the block as principal to facilitate the transaction;

(b) purchases by broker or dealer as principal and resale by the broker or dealer for its account pursuant to this prospectus;

(c) an exchange distribution in accordance with the rules of the exchange;

(d) ordinary brokerage transactions and transactions in which the broker solicits purchasers;

(e) privately negotiated transactions; and

(f) a combination of any aforementioned methods of sale.

The shares may also be sold in compliance with the Securities and Exchange Commission's Rule 144.

In the event of the transfer by any selling stockholder of his or her shares to any pledgee, donee or other transferee, we will amend this prospectus and the registration statement of which this prospectus forms a part by the filing of a post-effective amendment in order to have the pledgee, donee or other transferee in place of the selling stockholder who has transferred his or her shares.

In effecting sales, brokers and dealers engaged by the selling stockholders may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions or discounts from the selling stockholders or, if any of the broker-dealers act as an agent for the purchaser of such shares, from the purchaser in amounts to be negotiated which are not expected to exceed those customary in the types of transactions involved. Broker-dealers may agree with the selling stockholders to sell a specified number of the shares of common stock at a stipulated price per share. Such an agreement may also require the broker-dealer to purchase as principal any unsold shares of common stock at the price required to fulfil the broker-dealer commitment to the selling stockholders if such broker-dealer is unable to sell the shares on behalf of the selling stockholders. Broker-dealers who acquire shares of common stock as principal may thereafter resell the shares of common stock from time to time in transactions which may involve block transactions and sales to and through other broker-dealers, including transactions of the nature described above. Such sales by a broker-dealer could be at prices and on terms then prevailing at the time of sale, at prices related to the then-current market price or in negotiated transactions. In connection with such resales, the broker-dealer may pay to or receive from the purchasers of the shares, commissions as described above.

The selling stockholders and any broker-dealers or agents that participate with the selling stockholders in the sale of the shares of common stock may be deemed to be "underwriters" within the meaning of the Securities Act in connection with these sales. In that event, any commissions received by the broker-dealers or agents and any profit on the resale of the shares of common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

From time to time, the selling stockholders may pledge their shares of common stock pursuant to the margin provisions of their customer agreements with their brokers. Upon a default by a selling stockholder, the broker may offer and sell the pledged shares of common stock from time to time. Upon a sale of the shares of common stock, the selling stockholders intend to comply with the prospectus delivery requirements, under the Securities Act, by delivering a prospectus to each purchaser in the transaction. We intend to file any amendments or other necessary documents in compliance with the Securities Act which may be required in the event any selling stockholder defaults under any customer agreement with brokers.

To the extent required under the Securities Act, a post effective amendment to this registration statement will be filed, disclosing, the name of any broker-dealers, the number of shares of common stock involved, the price at which the common stock is to be sold, the commissions paid or discounts or concessions allowed to such broker-dealers, where applicable, that such broker-dealers did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus and other facts material to the transaction.

We and the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations under it, including, without limitation, Rule 10b-5 and, insofar as the selling stockholders are distribution participants and we, under certain circumstances, may be a distribution participant, under Regulation M. All of the foregoing may affect the marketability of the common stock.

All expenses of the registration statement including, but not limited to, legal, accounting, printing and mailing fees are and will be borne by us. Any commissions, discounts or other fees payable to brokers or dealers in connection with any sale of the shares of common stock will be borne by the selling stockholders, the purchasers participating in such transaction, or both.

Any shares of common stock covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act, as amended, may be sold under Rule 144 rather than pursuant to this prospectus.

TRANSFER AGENT AND REGISTRAR

The transfer agent and registrar for our common stock is Computershare Trust Company of Canada, 4th Floor 510 Burrard Street, Vancouver, British Columbia, Canada V6C 3B9, telephone: 604.661.9400.

LEGAL PROCEEDINGS

On August 8, 2001, Sharon Ho commenced an action in the Superior Court of California against our company and its operating subsidiary to recover damages as a result of an alleged breach of contract, which occurred prior to April 1, 1999. On October 10, 2001, we entered into an indemnification agreement with Robert Cashman, the former majority shareholder of our company (then named Equity Capital Group, Inc.), to indemnify us against any claims or liabilities that existed prior to the reverse acquisition by Voice Mobility Inc. of our company (then named Equity Capital Group, Inc.), including the claim by Sharon Ho. On October 10, 2001, we also entered into a settlement agreement with Robert Cashman, whereby he was to pay us $290,000 to cover the costs of a proposed settlement with Sharon Ho and additional related legal expenses. The $290,000 was to be paid in instalments from October 10, 2001 to October 25, 2002. In addition to the indemnification and settlement agreements, we also obtained a security agreement, a guaranty agreement and a stock pledge agreement to ensure that Mr. Cashman would make the required payments. On October 15, 2001, we executed a settlement agreement and mutual release with Ms. Ho. The settlement agreement required us to pay Ms. Ho $252,500 to be paid in instalments from October 10, 2001 to October 1, 2002, which we paid in full as at September 30, 2002. On March 8, 2002, William Krebs, a shareholder and director of our company, agreed to indemnify our company against any losses that may be incurred by us on the collectibility of the amounts agreed to be paid by Mr. Cashman. On September 16, 2002, Mr. Cashman filed for bankruptcy protection under Chapter 13 of the U.S. Bankruptcy Code in U.S. Bankruptcy Court, Central District of California (Case No. SA02-16986 JR). We took action under the pledge agreement and the security agreement and took possession of certain assets of Mr. Cashman. On January 27, 2003, we sold a portion of those assets and realized cash of approximately $53,000.

On December 31, 2001, Budd Stewart, a former employee of our subsidiary, filed a Writ of Summons and Statement of Claim with the Supreme Court of British Columbia (Vancouver Registry), alleging that his employment was terminated and that we breached the terms of stock option agreement. The relief sought by Mr. Stewart is damages under several causes of action for an aggregate of approximately $1,825,892. In our Statement of Defence, we deny that there was an existing employment agreement with Mr. Stewart and deny that we have breached the terms of any stock option agreement. We believe that there is no substantive merit to the claims made by Mr. Stewart and we intend to vigorously defend the action. We are also seeking costs from Mr. Stewart in this matter. In October 2002 and June 2003, the parties conducted examinations for discovery. A trial date is scheduled for May 31, 2004.

Other than as set out above, to our knowledge we are not a party to any other litigation as at March 31, 2004. We anticipate that, from time to time, we periodically may become subject to other legal proceedings in the ordinary course of our business. We are unable to ascertain the ultimate aggregate amount of monetary liability or financial impact of the above matters which seek damages of material or indeterminate amounts, and therefore cannot determine whether these actions, suits, claims or proceedings will, individually or collectively, have a material adverse effect on our business, results of operations, and financial condition. We intend to vigorously defend these actions, suits, claims and proceedings.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

All directors of our company hold office until the next annual meeting of the stockholders or until their successors have been elected and qualified. The officers of our company are appointed by our board of directors and hold office until their death, resignation or removal from office. As of March 31, 2004, our directors and executive officers, their ages, positions held, and duration as such, were as follows:

Name	Position Held with the Company	Age	Date First Elected or Appointed
Randy G. Buchamer	Chief Executive Officer and Director	47	August 2001
James J. Hutton	President and Director	38	President - August 2001 Director - June 1999
Marco Pacelli	Executive Vice President, Sales	41	October 2002
David Raffa	Corporate Secretary	45	April 2000
William E. Krebs	Director	57	June 1999
Morgan Sturdy	Director	51	April 2000
Donald A. Calder	Chairman of the Board of Directors, Director	59	Chairman of the Board of Directors - March 2003; Director - February 2002
Robert E. Neal	Director	49	September 2003
Gary Donahee	Director	57	October 2003

Randy G. Buchamer - Chief Executive Officer and Director

Mr. Buchamer has been our Chief Executive Officer and a director of our company since August, 2001. Between August, 2001 and March, 1999, Mr. Buchamer provided management consulting services to various public companies for a consulting company called Ryden Management. From February, 1998 to March, 1999, Mr. Buchamer served as the Managing Director of Operations for the Jim Pattison Group and was responsible for supporting the $4.5 billion operations of 55 companies owned by the Jim Pattison Group. Some of the Jim Pattison Group businesses are involved in grocery stores, specialty packaging, advertising, magazine distribution, broadcasting, automotive retailing as well as other business. From 1996 to 1998, he served as Vice President and Chief Operating Officer of Mohawk Oil Retail Small Business Unit and from 1989 to 1996 as Vice President Corporate Services and Chief Information Officer for Mohawk Oil Company. Mohawk is a producer and seller of petroleum products. From 1987 to 1988, he was Retail Market Specialist for Digital Equipment of Canada Limited. Mr. Buchamer founded and served, from 1981 to 1988, as President of Vartech Systems Corporation and RB Computer Products, an IBM value added reseller and North American software publisher and distributor of retail, distribution and manufacturing software solutions. He received his Executive MBA from Simon Fraser University's Executive Management Development Program in 1994 and attended the Business Administration program at the University of Illinois. He also has completed courses at the IBM Canada Business Management School.

Mr. Buchamer also serves as a director on the following companies (each of which has a class of securities registered pursuant to Section 12 of the Securities Exchange Act of 1934): Heartland Oil and Gas Ltd. and Bradner Ventures Ltd.

James J. Hutton - President and Director

Mr. Hutton previously served as our Chief Executive Officer from April 1998 to August 2001. He has served as the President of our company since August, 2001. Mr. Hutton has served as a director of our subsidiary since 1998. From January 1998 to August 2000, Mr. Hutton served as a director of Acrex Ventures Ltd. From 1990 to the present, he has also served as director and President of South Sycamore Group Holdings, a family company involved in diversified investments. From 1995 to 1998, Mr. Hutton served as Canadian Regional Manager for Ascend Communications, a company involved in broadband networking. From 1989 to 1995, Mr. Hutton served in various capacities for Gandalf Systems, Inc., starting as a sales executive and becoming Western Regional Manager. Gandalf Systems is a company which distributed networking equipment. From 1987 to 1989, Mr. Hutton was a Sales Trainee in the Automotive Electronics Group of Amp of Canada. Mr. Hutton attended the University of British Columbia.

Marco Pacelli - Executive Vice President, Sales

From 1998 to 2001, Mr. Pacelli was Senior Vice President of Global Sales for Nice Systems Canada Ltd., a computer telephony interface provider of call logging and quality performance products for call centers. From 1986 to 1998, Mr. Pacelli was President and Chief Executive Officer of IBS Corporation, a startup company that developed mainframe 370, AS400 and PC based telecommunication optimization products. From 1983 to 1986, Mr. Pacelli was the Chief Executive Officer and founder of U3S, a mainframe database management software company. Mr. Pacelli received his Bachelor of Science Engineering from the University of California Los Angeles and is a graduate from the Claremont Graduate College in Business Management Computer Engineering.

David J. Raffa - Corporate Secretary

Mr. Raffa holds a Bachelor of Science and a Bachelor of Laws and is a partner of Catalyst Corporate Finance Lawyers, a corporate finance law firm located in Vancouver, British Columbia, Canada. Prior to joining Catalyst in 1999, from 1993 to 1998 Mr. Raffa was a partner with Campney & Murphy, a law firm in Vancouver, British Columbia, Canada. Mr. Raffa has over 15 years experience in working with and advising technology companies. He also served as a director or officer of a public and private technology companies, including companies listed on the Canadian Venture Exchange and the Toronto Stock Exchange. Mr. Raffa is an advisor to the British Columbia Securities Commission on issues affecting the technology industry. He is also Chairman of Science World's Equity Committee and a member of the board of directors of the British Columbia Technology Industry Association.

William E. Krebs - Director

Mr. Krebs previously served as the chairman of our board of directors from 1995 to September 2000. From 1995 to September 2000, Mr. Krebs was our Treasurer and Secretary. From January 1995 to August 2000, Mr. Krebs has also served as a director of Acrex Ventures Ltd. He also has served as President and a director of Pacific Western Mortgage Corp. since 1987 and served as President and a Director of Pacific Western Capital Corp. from 1994 to 1995. These companies provided consulting services and investment capital. From 1997 to 1999, he was a director and officer of WaveRider Communications, Inc., a company which dealt with wireless broadband technology. From 1990 to 1995, Mr. Krebs served as director and President of TelcoPlus Enterprises Ltd. and its wholly-owned subsidiary, Intertec Telecommunications Inc. Mr. Krebs served as a director and President of CT&T Telecommunications Inc. from 1990 to 1995. Mr. Krebs is a Chartered Accountant and practiced as such from 1973 to 1980. Mr. Krebs has been a member of the Canadian Institute of Chartered Accountants since 1973.

Morgan Sturdy - Director

Since April, 2000, Morgan Sturdy serves as a director on several Canadian and United States public companies as described below. From September 1997 to April 2000, Mr. Sturdy was Executive Vice-President and Chief Operating Officer of NICE Systems North America, a computer telephony interface provider of call logging and quality performance products for call centers. For twelve years prior, he served as President of Dees Communications Engineering Ltd., an innovator in computer telephony solutions, which was then sold to NICE Systems. From 1997 to 1999, he was Chairman of the Board of Directors of Hothaus Technologies, a leader in DSP solutions for voice over IP, which was subsequently acquired by Broadcom. He is a current director of several publicly traded companies, including Creo Inc., Ignition Point and TIR Systems. Creo Inc.'s common shares are registered pursuant to Section 12 of the Securities and Exchange Act. Additionally, he sits on the board of three private technology companies including Discovery Parks, Idellex Software and Responsetek Inc. Mr. Sturdy is the past Chairman of the British Columbia Technology Association, a member of the Board of Governors of Science World and Director of the Greater Vancouver YMCA. Mr. Sturdy is a past director of National Wireless Canadian Research Foundation.

Donald A. Calder - Chairman of the Board of Directors and Director

Mr. Calder was the Vice Chair of the Board and Executive Committee of the Vancouver 2010 Bid Corporation, which won for Vancouver, British Columbia the right to host the Olympic Winter Games and Paralympic Games in 2010. Mr. Calder has been retired since 1999. Mr. Calder was Chief Executive Officer of BC Telecom (a telephone company in British Columbia, Canada) from 1997 to 1999 and was previously the Executive Vice President of Network Operations at BC Telecom and Group Vice President of Marketing and Development with Stentor Resource Centre Inc. While at BC Telecom, Mr. Calder was responsible for negotiating and structuring the merger between BC Telecom and TELUS (a telephone company in British Columbia, Canada). Among his other community commitments, he was chair of the Vancouver General Hospital and University of British Columbia Hospital Foundation. Mr. Calder is the Chairman of the board of directors of the United Way of the British Columbia Lower Mainland and was Chairman of the 1999 United Way annual fundraising campaign prior to becoming Chief Executive Officer of the Vancouver 2010 Bid Committee.

Robert E. Neal - Director

Robert E. Neal was reappointed to the Board in September 2003. He is retired now. Until October 21, 2002 when he was appointed Senior Vice President, Business Development, of Aliant, Inc., he was the President of Innovatia, a company within Aliant Inc.'s emerging business division that focuses on the developing and selling of Internet-based technology. He was President of Innovatia since 1997. Mr. Neal was a member of the Board as the nominee of Aliant, pursuant to an understanding with Aliant. Aliant is one of our early investors and currently our largest customer in Canada. A native of Saint John, New Brunswick, Mr. Neal began his career in the communications industry in 1979 at New Brunswick Telephone (NBTel). In 1992 he became General Manager of NBTel Mobility. He was made president of Datacor (Atlantic) Inc. in 1996 and became president of NBTel interActive and General Manager of Export at NBTel in the next year. In 1998, he was appointed Vice President of New Business Development.

Gary Donahee - Director

From 1986 to 2003, Mr. Donahee served in various capacities for Nortel Networks Corporation. Nortel Networks is a company that supplies communications technology and infrastructure to enable value-added internet protocol, or IP, data, voice and multimedia services that support the Internet and other public and private networks using wireline and wireless technologies whose common shares are registered pursuant to Section 12 of the Securities and Exchange Act of 1934. From 1986 to 1989, Mr. Donahee was Vice President, Human Resources, from 1989 to 1993, he was Senior Vice President, Corporate Human Resources, from 1993 to 1995, he was Senior Vice President and President Major Accounts, North America, from 1996 to 1998, he was Senior Vice President and President CALA Caribbean and Latin America, from 1998 to 1999, he was Senior Vice President and President Carrier Networks EMEA and from 1999 to 2003, Mr. Donahee was Executive Vice President and President of the

Americas. Mr. Donahee received his Bachelor of Arts, Education from the University of New Brunswick, completed his graduate studies at the University of Western Ontario and attended the Marketing Management Program at Stanford University. Mr. Donahee served as a director at various times on a number of the boards including Bell Canada, Advanced Network Systems and the American Heart Association.

Family Relationships

There are no family relationships among our directors or officers.

Involvement in Certain Legal Proceedings

Our directors, executive officers and control persons have not been involved in any of the following events during the past five years:

1. any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

2. any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

3. being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; or

4. being found by a court of competent jurisdiction (in a civil action), the Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

We have set forth in the following table certain information regarding our common stock beneficially owned on March 31, 2004 for (i) each shareholder we know to be the beneficial owner of 5% or more of our outstanding common stock, (ii) each of our executive officers and directors, and (iii) all executive officers and directors as a group. In general, a person is deemed to be a "beneficial owner" of a security if that person has or shares the power to vote or direct the voting of such security, or the power to dispose or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which the person has the right to acquire beneficial ownership within 60 days. As of March 31, 2004, we had outstanding approximately 37,999,141 shares of common stock issues and outstanding.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percentage of Class(1)
William H. Laird 2930 13th Ave. S.W. Salmon Arm, BC V1E 4N7	3,363,410 (2)	8.8%
William E. Krebs c/o 100 - 4190 Lougheed Highway Burnaby, BC V5C 6A8	2,932,131 (3)	7.7%
26
Edith M. Both 843 Ida Lane Kamloops, BC V2B 6V2	2,650,000 (4)	6.9%
James J. Hutton c/o 100 - 4190 Lougheed Highway Burnaby, BC V5C 6A8	1,495,384 (5)	3.8%
Randy Buchamer c/o 100 - 4190 Lougheed Highway Burnaby, BC V5C 6A8	910,447 (6)	2.4%
Marco Pacelli c/o 100 - 4190 Lougheed Highway Burnaby, BC V5C 6A8	550,858 (7)	1.4%
Morgan Sturdy c/o 100 - 4190 Lougheed Highway Burnaby, BC V5C 6A8	150,000 (8)	**%
Donald A. Calder c/o 100 - 4190 Lougheed Highway Burnaby, BC V5C 6A8	100,000 (9)	**%
Robert Neal c/o 100 - 4190 Lougheed Highway Burnaby, BC V5C 6A8	100,000 (10)	**%
Gary Donahee c/o 100 - 4190 Lougheed Highway Burnaby, BC V5C 6A8	100,000 (11)	**%
David Raffa c/o 1400 - 1055 West Hastings Street Vancouver, BC V6E 2E9	75,000 (12)	**%
Directors and Executive Officers as a Group	12,427,230 (13)	30.7%

** Less than 1%

(1) Based on 37,999,141 shares of common stock issued and outstanding as of March 31, 2004. As of March 31, 2004, there were 3,350,000 exchangeable shares of Voice Mobility Canada Limited issued and outstanding which shares are exchangeable into shares of our common stock at any time with no additional consideration. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Except as otherwise indicated, we believe that the beneficial owners of the common stock listed above, based on information furnished by such owners, have sole investment and voting power with respect to such shares, subject to community property laws where applicable.

(2) Includes 339,000 shares which are owned by Mr. Laird's wife.

(3) Includes 1,762,500 shares owned by Tsalix Investment Inc. (previously Pacific Western Mortgage Corporation) of which Mr. Krebs is the sole shareholder. Of the 1,762,500 shares owned by Tsalix Investment Inc., 1,250,000 exchangeable shares are associated with the single share of Series A Preferred stock. Includes 969,631 shares owned by Margit Kristiansen, Mr. Krebs' wife. Mr. Krebs disclaims beneficial ownership of the shares owned by his wife. Includes 200,000 shares held in a self-directed registered retirement savings plan.

(4) Includes 2,650,000 shares owned by E.W.G. Investments Ltd. of which Ms. Both is a controlling shareholder.

(5) Includes 1,250,000 exchangeable shares associated with the single share of Series A Preferred stock. Includes 36,778 shares which are owned by Janis Gurney, Mr. Hutton's wife, over which Mr. Hutton disclaims beneficial ownership. Includes options to acquire an aggregate of 98,606 shares of our common stock exercisable within the next 60 days. Includes 110,000 shares held in a self-directed registered retirement savings plan.

(6) Includes options to acquire an aggregate of 910,447 shares of our common stock exercisable within the next 60 days.

(7) Includes options to acquire an aggregate of 550,858 shares of our common stock exercisable within the next 60 days.

(8) Includes options to acquire an aggregate of 150,000 shares of our common stock exercisable within the next 60 days.

(9) Includes options to acquire an aggregate of 100,000 shares of our common stock exercisable within the next 60 days.

(10) Includes options to acquire an aggregate of 100,000 shares of our common stock exercisable within the next 60 days.

(11) Includes options to acquire an aggregate of 100,000 shares of common stock exercisable within the next 60 days.

(12) Includes options to acquire an aggregate of 75,000 shares of common stock exercisable within the next 60 days.

(13) Includes 2,500,000 exchangeable shares exchangeable into 2,500,000 shares of our common stock and options to acquire 2,084,911 shares of our common stock, all exercisable within 60 days.

Changes in Control

We are unaware of any contract or other arrangement the operation of which may at a subsequent date result in a change of control of our company.

DESCRIPTION OF COMMON STOCK

Our authorized capital stock consists of 100,000,000 shares of common stock and 1,000,000 shares of preferred stock. To date, one share of Series A preferred stock has been designated and is issued and outstanding and, 666,667 shares of Series B preferred stock have been designated, of which nil are issued and outstanding. Our board of directors, without any action by stockholders, is authorized to designate and issue shares of preferred stock in any class or series as it deems appropriate and to establish the rights, preferences and privileges of these shares, including dividends, liquidation and voting rights. The rights of holders of shares of preferred stock that may be issued may be superior to the rights granted to the holders of existing shares of our common stock. Further, the ability of our board of directors to designate and issue such undesignated shares could delay, defer or prevent a change of control of our company and the issuance of additional shares having preferential rights could adversely affect the voting power and other rights of holders of our common stock.

Common Stock

Each stockholder is entitled to one vote for each share of common stock owned of record. The holders of shares of common stock do not possess cumulative voting rights, which means that the holders of more than 50% of the outstanding shares voting for the election of directors can elect all of the directors. Holders of outstanding shares of common stock are entitled to receive dividends out of assets legally available at such times and in such amounts as our board of directors may determine. Upon our liquidation, dissolution, or winding up, the assets legally available for distribution to our stockholders will be distributed ratably among the holders of the shares outstanding at the time. Holders of our shares of common stock have no preemptive, conversion or subscription rights, and our shares of common stock are not subject to redemption. All our outstanding shares of common stock are fully paid and non-assessable.

Penny Stock Rules

The Securities and Exchange Commission has adopted regulations which generally define "penny stock" to be any equity security that has a market price (as defined) less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. Our securities are covered by the penny stock rules, which impose additional sales practice requirements on broker-dealers who sell to persons other than established customers and "accredited investors". The term "accredited investor" refers generally to institutions with assets in excess of $5,000,000 or individuals with a net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouse. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document in a form prepared by the SEC which provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction and monthly account statements showing the market value of each penny stock held in the customer's account. The bid and offer quotations, and the broker-dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer's confirmation. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from these rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for the stock that is subject to these penny stock rules. Consequently, these penny stock rules may affect the ability of broker-dealers to trade our securities. We believe that the penny stock rules discourage investor interest in and limit the marketability of our common stock.

INTEREST OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis or had, or is to receive, in connection with the offering, a substantial interest, directly or indirectly, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents, subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer or employee.

EXPERTS

The consolidated financial statements of Voice Mobility International, Inc. included in this registration statement have been audited by Ernst & Young LLP, independent chartered accountants, as at December 31, 2003 and 2002 and each of the three years in the period ended December 31, 2003 set forth in their report (which contains an explanatory paragraph regarding our company's ability to continue as a going concern) appearing elsewhere in the registration statement, and are included in reliance upon such report given on their authority as experts in auditing and accounting.

DISCLOSURE OF SEC POSITION OF
INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Nevada corporation law provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

Nevada corporation law also provides that to the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding, or in defense of any claim, issue or matter therein, the corporation shall indemnify him against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with the defense.

Our Articles of Incorporation authorize our company to indemnify our directors and officers to the fullest extent permitted under Nevada law.

Our Bylaws require us to indemnify any present and former directors, officers, employees, agents, partners, trustees and each person who serves in any such capacities at our request against all costs, expenses, judgments, penalties, fines, liabilities and all amounts paid in settlement reasonably incurred by such persons in connection with any threatened, pending or completed action, action, suit or proceeding brought against such person by reason of the fact that such person was a director, officer, employee, agent, partner or trustees of our company. We will only indemnify such persons if one of the groups set out below determines that such person has conducted themself in good faith and that such person:

- reasonably believed that their conduct was in or not opposed to our company's best interests; or

- with respect to criminal proceedings had no reasonable cause to believe their conduct was unlawful.

Our Bylaws also require us to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of our company to procure a judgment in our company's favor by reason of the fact that such person is or was a director, trustee, officer, employee or agent of our company or is or was serving at the request of our company in any such capacities against all costs, expenses, judgments, penalties, fines, liabilities and all amounts paid in settlement actually and reasonably incurred by such person. We will only indemnify such persons if one of the groups set out below determined that such person has conducted themself in good faith and that such person reasonably believed that their conduct was in or not opposed to our company's best interests. Unless a court otherwise orders, we will not indemnify any such person if such person shall have been adjudged to be liable for gross negligence or willful misconduct in the performance of such person's duty to our company.

The determination to indemnify any such person must be made:

- by our stockholders;

- by our board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding;

- by independent legal counsel in a written opinion; or

- by court order.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of our company under Nevada law or otherwise, our company has been advised that the opinion of the Securities and Exchange Commission is that such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

DESCRIPTION OF BUSINESS

Business Development

We were incorporated on October 2, 1997 in the State of Nevada, under the name "Equity Capital Group, Inc.", and we are the successor to the voice service and related messaging business founded by Voice Mobility Inc. in 1993. On June 24, 1999, we changed our name to "Voice Mobility International, Inc." We have four wholly-owed subsidiaries: Voice Mobility Inc., which is a Canadian corporation incorporated on September 15, 1993; Voice Mobility (US) Inc., which is a Nevada corporation incorporated on April 6, 2000; Voice Mobility Canada Limited, which is a Canadian corporation incorporated on May 26, 1999; and VM Sub Limited, which is a Canadian corporation incorporated on May 26, 1999.

Business Overview

We are engaged in the enhanced messaging area of the telecommunications market. We market and deploy next generation messaging solutions that provide enhanced messaging features and functionality while ensuring integration with or replacement of existing first generation voicemail messaging systems. Our enhanced messaging software suite:

- allows telecommunications companies to replace their aging legacy voicemail systems and incorporate incremental offerings such as real time call connect, voicemail to email, fax to email and unified mailbox services; or

- can serve as a first generation voice-mail and messaging system for telecommunications companies that do not have an existing voice-mail system, with the added capability of providing incremental offerings such as real time call connect, voicemail to email, fax to email and unified mailbox services.

Legacy voicemail systems are systems that use technology that is 10 to 15 years old. These legacy systems are incapable of being upgraded, or economically upgraded, to offer enhanced messaging services, like real time call connect, voicemail to email, fax to email services and unified mailbox services.

The enhanced messaging platform is a combination of our enhanced messaging software suite installed on Intel-based commercial-off-the-shelf computer hardware in the service provider's preferred configuration. We can provide our enhanced messaging software only, or we can provide a complete turnkey solution including complete hosting, hardware, system configuration, migration, operating support system integration and billing support system integration. In addition, customers may license one or more of the incremental services or choose to license our entire enhanced messaging software suite.

Our enhanced messaging software suite is designed to function on industry standard commercial-off-the-shelf computer hardware such as Intel processor-based computer servers. This allows our customers to utilize their computer hardware manufacturer of choice, obtain the latest technology and add complementary functionality quickly and cost effectively. Our enhanced messaging software suite also uses communication and digital-signal-processing boards from NMS Communications.

With the increased use of personal communication devices, such as cell phones, personal digital assistants

(PDAs) and laptops, it has become a considerable challenge to manage the information retrieval process from these various devices. Users of these multiple communication devices are increasingly demanding a means of easily managing these devices in a time-saving manner. In addition, users are increasingly demanding instant access to voicemails, faxes and emails regardless of which communication device is available to them or their physical location at any point in time.

Our enhanced messaging software suite addresses all of these demands by:

- allowing users to access their voicemail messages, email messages and faxes at anytime, from any location, from a wide variety of devices;

- providing a speech interface which allows any speech recognition software to interface with our software application;

- allowing users to receive any type of communication regardless of its incoming format or medium (i.e. voicemails and faxes) into one unified mailbox with the ability to control, sort and prioritize all such messages;

- providing instant notification of all messages;

- allowing users to direct faxes to any fax machine; and

- providing users a single unified phone number which allows subscribers to merge all their wired and wireless communication devices, including cellular telephone, pager, fax, home and office numbers under that one number.

Our product offering is an enhanced messaging software solution through which telecommunications companies:

- can increase their revenues by increasing the services they can offer to their subscribers;

- can offer modern and technologically advanced messaging services to ensure that there is no loss of customers to competitors offering these enhanced services;

- can reduce their costs by replacing their old legacy voicemail systems and eliminating the additional costs of maintaining their existing voice mail systems; and

- can transition their customers from their old legacy voicemail systems to a new voicemail system with no disruption in service.

Telecommunication companies/carriers have been facing downward price pressure on services such as long distance, local telephone service and data service. To combat this downward price pressure, these telecommunication companies have usually introduced other revenue sources like call answer, call waiting, call display, internet access and packages of local and long distance calling. Our enhanced messaging software allows these telecommunication companies to create further sets of product/service offerings to allow them to increase or maintain their revenues.

Components of Our Enhanced Messaging Product Offering

Our enhanced messaging software suite includes the following core service features:

- legacy voicemail replacement;

- real time call connect/one number;

- voicemail to email;

- fax to email;

- a single unified mailbox;

- find-me and follow-me;

- call announce and call screening;

- message notification; and

- speech recognition integration.

Our legacy voicemail replacement feature allows a telecommunication company to replace existing voicemail systems currently being used by telecommunications companies. The first stage involves installing our enhanced messaging software and migrating any existing voicemail subscribers to our messaging system. Our messaging software has been designed to allow telecommunication companies to transition their subscribers between the telecommunication company's old system and the new system. We also have the ability to interface with existing "legacy" voice-mail systems, allowing for the transfer of messages between systems. Finally, we emulate legacy voicemail telephone systems, both in terms of interfaces and features. Once the legacy voicemail subscribers are transitioned to the new messaging system, the telecommunications company has the option of adding and selling one or more of the enhanced messaging features described below.

Our real time call connect feature allows subscribers to merge all their wired and wireless communication devices, including cellular telephone, pager, fax, home and office numbers, into a single unified phone number where they can be reached. Subscribers only have to provide this one phone number which lets them receive all their calls, faxes or voice messages, no matter how many different telephone, cell phone or fax numbers they use.

Our voicemail to email feature allows subscribers to receive voicemail messages through the subscriber's one number and have them delivered to one or more email mailboxes. This service gives the subscriber the ability to choose the method of retrieving voicemail messages, through email, email enabled wireless devices or more traditional retrieval methods (like over the telephone). Our software is also capable of providing voicemail notifications via pagers, short message service (SMS) devices or other wireless devices.

Our fax to email feature allows subscribers to receive faxes through the subscriber's one number and have them delivered to one or more email mailboxes. The subscriber then has the power to determine if and where the fax is printed. Our fax-to-email service converts faxes to email attachments, and allows subscribers to view them on-screen, print, save, or forward them. This functionality essentially eliminates the need for fax machines and/or dedicated fax lines, and it also minimizes the privacy concerns with respect to communal fax machines. Our software is also capable of providing fax mail notifications via pagers, short messaging service devices or other wireless devices.

Our single unified mailbox feature allows subscribers to retrieve, store and manage all of their messages. Our service is email neutral (meaning that it does not matter which email software a subscriber actually uses), so any email application on the market today can be configured as the subscriber's unified mailbox. In addition, subscribers are not forced to change their e-mail addresses.

Our find-me and follow-me feature allows a subscriber to program our service to locate them at up to five different telephone numbers according to the subscriber's personal preference. For example, they may divide their working time between the office and home. To be sure they do not miss any important calls, they could program the find-me and follow-me feature so that any incoming calls are directed first to their office, then to home and finally to their cell phone. The search numbers can be arranged in any desired order and can be changed as circumstances change.

Our call-announce and call-screening feature allows subscribers to identify the caller and then decide whether or not to answer a particular call or direct it to their unified mailbox. Our message notification feature notifies subscribers of new or urgent messages by voicemail, email, pager or any wireless device. Our speech recognition integration interface allows service providers to select their preferred speech recognition vendor as our enhanced messaging software can interface with all vendors specifications.

The enhanced messaging platform is a combination of our enhanced messaging software suite installed on Intel-based commercial-off-the-shelf computer hardware in the service provider's preferred configuration. We can provide our enhanced messaging software only, or, we, with our partner, can provide a complete turnkey solution including complete hosting, hardware, system configuration, migration, operating support system integration and billing support system integration. In addition, customers may license one or more of the incremental services or choose to license our entire enhanced messaging software suite.

For the year ended December 31, 2003, sales consisted of the recognition of deferred revenue from the prior year. Of this total, product sales represented 36% and services represented 64%. In the year ended December 31, 2002 product sales represented 97% and services represented 3% of total sales.

Pricing of Our Enhanced Messaging Software

We provide a selection of pricing models for customers who choose to purchase our enhanced messaging software as follows:

- a one-time license fee of between $2.50 to $6.00 per subscriber depending on the volumes and services to be purchased, plus a 7.5% to 18% annual support and maintenance fee;

- monthly recurring license fees of between $0.25 to $0.75 per subscriber, depending on the volume and services to be purchased, plus a 7.5% to 18% annual support and maintenance fee; or

- ongoing license fees for voicemail messaging services for new customers, fees for migration of voicemail customers from their old system to our messaging system, fees for our enhanced messaging services and professional services fees for system installation, system integration with operation, administration, maintenance and provisioning systems, and migration of existing voicemail subscribers would range between 15% and 25% of the software licensing fees based on the complexity of the installation.

We, with our partners, also provide a fee based turnkey solution including hardware, system configuration, migration, operating support system integration and billing support system integration system.

We have special pricing structures in place for strategic partners, system integrators and original equipment manufacturer (OEM) distributors that resell our enhanced messaging software to the telecommunication companies.

Target Market for Our Enhanced Messaging Software

Currently we are focussing on one primary adopter of our enhanced messaging software: telecommunication companies.

Telecommunication companies represent our target customer opportunity. "Tier I" telecommunication companies, defined to include providers of messaging services to 100,000 - 35,000,000 end users, in particular tend to have large existing installed bases of voicemail users. The customer base of many of these telecommunication companies using legacy voicemail systems continues to grow at a rate of between 10% and 30% per year as a result of the growth in the use of wireless telecommunication devices. Currently, the Tier I telecommunication companies are looking for methods to limit spending in legacy voicemail systems and methods to cost effectively implement enhanced messaging technology.

We believe that Tier I telecommunication companies will no longer be willing to invest in legacy systems which cannot be upgraded to offer enhanced messaging services and will therefore be required to replace such legacy systems. We also believe that their decision will be driven by the demand from current and potential subscribers that they offer and implement enhanced messaging technology services. We anticipate that some of these telecommunication companies will install our enhanced messaging software and migrate their current voicemail customers over to our enhanced messaging software without interruption in service. We then expect that these telecommunication companies would begin to incrementally market the value-added service available as part of our enhanced messaging software, such as our real time call connect, voicemail to email, fax to email and unified mailbox service offerings. To support our customers, we have developed significant research that identifies end users' perceptions of enhanced messaging features, their pricing tolerances and willingness to purchase such additional enhanced messaging features. With our research, we can assist these telecommunication companies in effectively marketing our enhanced messaging services to their current and potential customer base.

We currently believe that there may be further opportunities for the deployment of our enhanced messaging services through the consolidation presently occurring amongst telecommunications companies. As such telecommunications companies merge and consolidate, their customer base and technology will need to be consolidated and standardized and therefore we believe that there likely will be further opportunities and demand for our enhanced messaging software.

Marketing and Distribution Methods

We intend to distribute our enhanced messaging software through strategic partners, system integrators and OEM (original equipment manufacturer) distributors, who will sell our product directly to telecommunication companies. To date, all of our sales have been through direct sales to companies. The core skills of our company lie in developing enhanced messaging software to meet the needs of large Tier 1 telecommunication companies. Although to date we have distributed all of our enhanced messaging software by direct sales, it is not our intention to build a geographically dispersed sales, support, or professional services organization. Our sales and marketing efforts will remain primarily directed at building relationships with strategic partners, system integrators and OEM distributors.

The complexity of the current voicemail systems used by telecommunication companies requires not only a sound understanding of the systems capabilities but a thorough understanding of where and how these systems can interconnect with other systems. There are very few companies that have earned the trust of the largest telecommunication companies to deal directly with the systems and technologies that are fundamental to the basic business of a telecommunication company. These companies include large switch manufacturers and large system integrators and consultants. We recognize this reality and understand that these relationships have been forged over an extended period of time. As a result of these established relationships, we anticipate that telecommunication companies will purchase their technology directly from these "trusted" companies. We are therefore dedicated to building strategic relationships with these companies or system integrators. We anticipate that telecommunication companies will purchase our enhanced messaging software directly from these companies or system integrators. The company or system integrator will assist in installation, maintenance and support of our enhanced messaging software. We will play a supporting role to these companies, system integrators and original equipment manufacturer distributors. We intend to limit the number of relationships we enter into with such companies and systems integrators, distribution partners and original equipment manufacturer distributors. The key in this area of the business is the quality of the partner, not the quantity.

We will also target original equipment manufacturer distributors who wish to include our enhanced messaging software as a component on a messaging system that they manufacture and distribute. The original equipment manufacturer distributor will be responsible for all selling, distribution, support and maintenance of our enhanced messaging software. The original equipment manufacturer distributor may sell the product directly to the telecommunication companies utilizing their own sales force and distribution network.

There are some target markets where our company has no specific representation through strategic partners, system integrators and original equipment manufacturer distributors. In these markets, we will sell directly to the customer.

Key Strategic Partners

Avaya: Avaya is a global communication systems, applications services company that generated $5 billion in revenue last year. Avaya offers complete network management for enterprise customers. Avaya provides services to 90% of the FORTUNE 500 companies and to the US government. Avaya is a system integration partner and an original equipment manufacturer distributor of our enhanced messaging product. Avaya's service provider Managed Services Division will also provide a hosted turnkey solution to the market.

NMS Communications: NMS provides communication boards, software interfaces for their hardware solutions, and access to a broad range of resources for sales, marketing and development.

Service Applications International Corporation (SAIC): SAIC is one of the leading system integrators in North America, capable of installing, integrating and managing our enhanced messaging software for a telecommunications carrier. We have also worked with SAIC in a development capacity in the development of a legacy voicemail migration tool capable of migrating subscribers from aging legacy voicemail systems to our enhanced messaging software.

TARA: Telecommunications Applications Research Alliance (TARA) gives us telecommunications expertise and potential access to investment funding, as well as full access to state-of-the-art lab telecommunications facilities through our on-site office and membership. TARA is a unique facility that combines cutting edge telecommunications research and development equipment with seed investment funding and business mentoring resources. This membership enhances our ability to develop new telecommunications services and products.

Telcordia: Telcordia has one of the most extensive testing and quality assurance facilities in North America for telecommunication products. Through the extension of our current relationship and the product validation they have provided, Telcordia will continue to be a critical testing and validation partner.

Service providers now have the ability to operate our software on Intel processor based hardware made and distributed by commercial-off-the-shelf computer hardware vendors such as IBM, DELL, HP and others. This provides our strategic partners and system integrators (many have strategic relationships with certain computer hardware vendors) and telecommunication companies with comfort that they can choose their preferred computer hardware on which to operate our enhanced messaging software.

International Markets

We believe international markets should offer us strong opportunities in the long-term. Mature markets are seeking replacement technologies to enhance and replace legacy voicemail systems that are reaching the end of their useful lives. Emerging markets are being fuelled by the very basic need for high performance and low cost telecommunications infrastructure.

We perceive a specific opportunity with telecommunications companies that are either introducing messaging services to their markets for the first time, or are seeking to supplant incumbent, aging, or manufacturer discontinued platforms with next generation technology that creates new revenue opportunities through the delivery of enhanced features and functionality.

We are targeting both incumbent and emerging telecommunications companies. We are engaged with original equipment manufacturers and systems integration partners in these international markets as a means to further expand and facilitate market penetration and the acquisition of market share. Key attributes of our enhanced messaging software that facilitate this expansion are the user-friendly interfaces, our multi-language support, and our broad support for many variants of telephony connectivity.

In 2003, we experienced interest from our international markets. As we continue to offer telecommunication companies seeking to cost-effectively replace legacy messaging systems with the opportunity to enhance and expand existing systems with the deployment of our enhanced messaging system, and by delivering an enhanced messaging system to companies initiating their first deployment of messaging services, we believe our presence in, and revenues from, non-North American markets will expand in the coming years.

See Note 5 to our consolidated financial statements for financial information by geographic area.

Competition

Well-established suppliers such as Lucent and Comverse currently dominate the Tier I telecommunication company messaging market. These competitors have provided voice mail services to both wired and wireless telecommunication companies since the early 1980's. In evaluating the competitive landscape, we believe our closest competitors are companies offering voicemail and enhanced messaging systems built to satisfy the high capacity and high resiliency needs of the telecommunications company environment. Lucent and Comverse are also developing legacy voicemail replacement products. In this segment, we have identified three primary competitors: Lucent, Comverse and IP Unity.

- Lucent is a well-entrenched supplier of voicemail systems to the Tier I telecommunications company market. Existing products include the Lucent Sierra and the Lucent IMA-CA. These products currently service 50% of the North American voicemail market. Its replacement product is the Lucent Anypath. A product built for the evolution from voicemail to unified messaging. Lucent is a large company headquartered in Murray Hills, New Jersey with 33,000 employees. The company has a portfolio stretching from switching, data networking, optical equipment and software, next-generation third generation (3G) mobility solutions, a network services organization - designing, engineering, installing, managing, monitoring and repairing some of the most sophisticated networks in the world, and the world-renowned Bell Labs.

- Comverse Technologies Inc. is a supplier of software and systems enabling enhanced communications services for telecommunication companies. Comverse is based in the United States with research and development facilities in Israel. Its customer base includes wireless and wired telecommunications companies worldwide. The company employs over 5000 employees, including 2000 dedicated to research and development. In 2001, the company announced unified messaging deals with several wireless service providers such as AT&T Wireless (US), T-Mobile (Germany), and Vodaphone (Portugal).

- IP Unity is a relatively new player to the unified messaging market. They offer a solution targeted at the internet providers / broadband providers in the market. Their strength lies in their ability to integrate and interface with voice-over IP networks. IP Unity is a private company and does not report its financials or company details.

All of our primary competitors and some of our other competitors have significantly greater financial, technical, manufacturing, sales, marketing and other resources than us and have achieved greater name recognition for their existing products and technologies than we have. We cannot guarantee that we will be able to successfully increase our market penetration or our overall share of the basic voicemail and enhanced messaging marketplace. Our results of operations could be adversely impacted if we are unable to effectively increase our share of this market.

Our success depends in large part upon the rate at which Tier I telecommunication companies incorporate our products into their systems. If we were not successful in increasing the use of our products by the leading Tier I telecommunication companies, there would be a material adverse effect on our business, financial condition and results of operations.

No assurance can be given that our competitors will not develop new technologies or enhancements to existing products or introduce new products that will offer superior price or performance features. We expect our competitors to offer new and existing products at prices necessary to gain or retain market share. Certain of our competitors have substantial financial resources, which may enable them to withstand sustained price competition or a market downturn better than us. There can be no assurance that we will be able to compete successfully in the pricing of our products, or otherwise, in the future.

Competitive Advantages

We compete on the basis of price and product completeness/performance. We have a number of competitive advantages over our competitors as follows:

- we have established relationships with the key telecommunications companies in North America and emerging markets;

- our business and pricing models are designed to set a new expectation in the market for price and flexibility;

- our enhanced messaging software provides the same features and functionality as current voicemail solutions but offers additional value-added messaging features;

- our system provides a lower cost of ownership to the telecommunication companies as they no longer have to make a substantial investment in maintaining, upgrading or replacing their legacy voicemail systems;

- we have developed an automated mailbox migration tool with our partner SAIC designed to migrate large blocks of mailboxes from legacy voicemail systems while ensuring that our software can also emulate features and interfaces of the legacy voicemail systems; and

- our enhanced messaging software platform is designed to accommodate and support more users while also satisfying the stringent availability requirements of the telecommunication companies.

Our enhanced messaging software provides all of the following features:

- legacy voicemail replacement;

- one number;

- voicemail to email;

- fax to email;

- a single unified mailbox;

- find-me and follow-me / real-time call connect;

- call announcement and call screening;

- message notification.

We are not aware of any competitor that has developed a messaging solution that provides all of these features, that incorporates the ability to emulate existing voicemail technology, provides advanced unified communications features and capabilities and provides migration solution from legacy voicemail systems at a lower total cost of ownership.

Industry Description

The telecommunication industry is slowly realizing that it is currently utilizing aging technology to provide voice-messaging services. This technology dates back to older voicemail systems developed in the 1980s and is in need of replacement. We believe that the telecommunications companies realize that these older systems require replacement and are currently looking for next generation messaging platforms and solutions that will allow them to bring to market new product offerings that are being demanded by the marketplace. In particular, Tier 1 telecommunications companies, incumbent telephone companies, are moving towards decisions regarding replacement of legacy voice mail systems. Part of the reason for this is the current and expected demands of businesses and individuals to better manage their various communications devices. Market drivers include subscriber demand for new services, telecommunications companies demand for lower priced technology and manufacturer discontinuances of existing voice messaging technology.

Currently, the market is being serviced by plain old voicemail systems, and with a small number of carriers offering enhanced messaging features and functionality. These new telecommunications companies who are offering these features are having limited success in deployment and penetration. There are very few telecommunications companies offering new features to date despite all such companies expressing interest in offering such enhanced features. The largest barrier is the migration of voicemail subscribers from the aging legacy voicemail technology to new enhanced messaging technology. Being able to complete this migration in a cost effective and non-disruptive manner to existing customers is of top priority for the entire telecommunications industry.

For those telecommunications companies who are first entering the market of offering these new enhanced features, they are offering such features as new service offerings to their current subscribers. Issues exist around marketing new services like market education, promotion, advertising, and expense.

The following services have been marketed as new services by a number of telecommunications companies:

- speech recognition;

- real-time call connect;

- voice to email;

- fax to email;

- one number access; and

- single message mailbox.

There has been limited market acceptance of this model and the telecommunications market is looking for methods to incrementally market these new services to their existing customers in service packages and as add-ons to existing services (like voicemail). The industry is still in its infancy stage with regards to these offerings and we foresee a large opportunity over the next six to twelve months as telecommunications companies make technology choices and begin migrating subscribers from old voicemail technology to new technology solutions.

Significant Customers

In October 2001, NBTel, a wholly-owned subsidiary of Aliant Inc. which is one of Canada's leading high-tech companies providing integrated communications and information technology solutions, installed our enhanced messaging software suite and launched its fax-to-e-mail solution.

In 2003, our revenues consisted of the recognition of deferred revenue of the prior year. Of this total,

revenue from Aliant, Inc. and its subsidiaries comprised 39% of our revenues in the year ended December 31, 2003. Sales to Aliant, Inc. and its subsidiaries comprised 84% of our revenues in the year ended December 31, 2002 and 56% of our revenues in the year ended December 31, 2001.

Aliant has not purchased any further software licenses from us since June, 2002 and we do not expect any further sales to Aliant in the year ended December 31, 2004.

In order to broaden and diversify our customer base, we have been seeking out strategic partners to assist with the sales and marketing of our products. We have been in contact with several potential strategic partners and have entered into a system integration agreement, and an OEM (original equipment manufacturer) sales agreement with Avaya. If our business strategy is successful, we expect that we will become less dependent on such significant customers in the future as sales increase. However, if we are unable to successfully diversify our customer base, our business, financial condition and results of operations would be materially and adversely affected if we lost any one of these significant customers.

Research and Development

Our research and development team is primarily located in our facility located in Victoria, British Columbia, Canada. The research and development team also has a research analyst located in an office at the TARA (Telecom Applications Research Alliance) facility in Halifax, Nova Scotia, Canada. Our research and development team designs, develops, tests, documents, and localizes our enhanced messaging product. The research and development team's feature and release direction is governed by all strategic product stakeholders. Each feature is detailed in written business requirements created by our business requirements team. A change control board also directs the lower level problems and enhancements for all other development work.  Releases are coordinated with our marketing, sales, and system integration/partner support departments to ensure timely delivery of the grouped features to our partners, clients, and ultimately our target market. Appropriate technology is chosen for all work after performing a technical analysis of each requested feature and also ensuring a match for that release's system requirements. All development work is carried out with reviews and decision gates as part of an overall product development process. The research and development team follows industry best practices for software engineering and encourages continuous process improvement. The research and development team delivered version 3.1 of our enhanced messaging software on November 7, 2003. The enhanced messaging development team's focus for the v3.1 release was massive scalability, high availability support, system integrator support, software installation flexibility, automatic speech recognition support, real-time billing support, and many other voicemail replacement features. The team worked on the product's next release for the remainder of the fiscal 2003 year which, upon its general availability in 2004, will have several infrastructure focussed features. Research and development expenses for the years ended December 31, 2003, 2002 and 2001 were $725,456, $1,058,643 and $4,618,284 respectively.

Intellectual Property

We rely on trade secrets to protect our intellectual property. We do not have any registered patents, trademarks, or copyrights. We execute confidentiality and non-disclosure agreements with our employees and limit access to and distribution of our proprietary information. We do not have and do not intend to apply for patents on our products. Management believes that the patent application process in many countries in which we intend to sell products would be time-consuming and expensive and any patent protection may be out of date by the time the patent is granted.

The departure of any of our management or significant technical personnel, the breach of their confidentiality and non-disclosure obligations, or the failure to achieve our intellectual property objectives may have a material adverse effect on our business, financial condition and results of operations. We believe our success depends upon the knowledge and experience of our management and technical personnel and our ability to market our existing products and to develop new products. We do not have non-compete agreements with our employees who are employed on an "at-will" basis. Therefore, employees may and have left us to go to work for a competitor. While we believe that we have adequately protected our proprietary technology, and we will take all appropriate and reasonable legal measures to protect it, the use of our processes by a competitor could have a material adverse effect on our business, financial condition and results of operations.

Employees

As of March 31, 2004, we employed 19 people, 4 of who are engaged in marketing and sales, 11 in research, development and support, and 4 in management and administration. We are not subject to any collective bargaining agreements and we consider relations with our employees to be excellent.

Background and Recapitalization

Our predecessor company, Voice Mobility Inc., was incorporated in 1993, as a British Columbia corporation. In December 1997, the shareholders of Voice Mobility Inc. entered into a transaction with Acrex Ventures Ltd., an inactive company listed on the Vancouver Stock Exchange with no business operations, through which the Voice Mobility Inc. business plan would be financed. Prior to entering into the agreement with Voice Mobility Inc., Acrex had approximately 150 shareholders, excluding participants in certain Acrex private placements discussed below.

The proposed transaction with Voice Mobility Inc. was intended to be a "reverse takeover" by Voice Mobility Inc., and characterized as a recapitalization of Voice Mobility Inc. for accounting purposes.

Between December 1997 and March 1999, Acrex consummated a series of four private placements undertaken in Canada, raising an aggregate of $1.4 million (CDN$2,022,500). In each private placement, investors were offered units in the capital of Acrex consisting of Acrex common shares and warrants to acquire Acrex common shares. Pending regulatory approval and finalization of the transaction between Acrex and Voice Mobility Inc., the net proceeds of such private placements of approximately $1.26 million were loaned to Voice Mobility Inc. to fund research and development activities, operations, and working capital.

On August 30, 1998, Acrex applied to the Vancouver Stock Exchange to approve its acquisition of Voice Mobility Inc. as the basis for its first business operations. However, by March 31, 1999, the application had not been approved by the Vancouver Stock Exchange, being still in process, and the share acquisition agreement between Acrex and the Voice Mobility Inc. shareholders expired. Because of these continuing delays, management of Acrex and Voice Mobility Inc. decided to pursue other sources of financing to expedite the strategy.

Thus, in March 1999, as an alternative to financing Voice Mobility Inc.'s business plan through Acrex, the directors and certain principals and shareholders of Voice Mobility Inc. and Acrex initiated discussions with Equity Capital Group, Inc., an unrelated Nevada corporation with its common shares quoted on the OTC Bulletin Board. The discussions were focused on structuring a transaction in which the combined shareholders of Voice Mobility Inc. and Acrex and the investors in the Acrex private placements would acquire control of Equity Capital. Because the Acrex private placements contemplated the combination of Voice Mobility Inc. and the financing of Voice Mobility's business plan, the principals of Voice Mobility Inc. and Acrex effectively worked in concert as the effective shareholder or "stakeholder" group implementing the Voice Mobility business plan and the proposed reverse takeover. Further, the three directors controlling Voice Mobility Inc., were also directors of Acrex and effectively controlled the board of directors of Acrex.

Equity Capital's acquisition of Voice Mobility Inc. was intended to mirror Acrex's application to the Vancouver Stock Exchange in August 1998 to provide the investors in the Acrex private placements with essentially the same economic position in Equity Capital as they would have expected in the acquisition of Voice Mobility Inc. by Acrex. This would be accomplished by mirroring the capital structure of Equity Capital to the proposed capital structure of Acrex as proposed to the Vancouver Stock Exchange. Thus, the number of common shares and warrants of Equity Capital which each investor in the Acrex private placements would receive was intended to mirror the number of shares and warrants to have been received in the form of units of Acrex.

On April 1, 1999, certain principals of Voice Mobility Inc. took the first steps to implement the Voice

Mobility business plan through Equity Capital by entering into a stock purchase agreement with Equity Capital and its majority shareholder to acquire an aggregate of 8,418,000 common shares of Equity Capital, representing over 90% of the outstanding common stock of Equity Capital for a cash purchase price of $200,000. Of such 8,418,000 shares, 8,293,000 shares were newly issued shares and 125,000 shares were acquired from Equity Capital's majority shareholder. The $200,000 purchase price was placed in trust with Equity Capital's attorney subject to the closing of Equity Capital's acquisition of Voice Mobility Inc. (which was consummated on June 24, 1999 as described below) and other conditions. Among others, the April 1, 1999 agreement also contemplated that Equity Capital would be a inactive corporation, with no assets or liabilities. From April 1999 to June 24, 1999, Equity Capital completed the assignment of its remaining assets and liabilities to Pioneer Growth Corporation, an unrelated third party. The 8,418,000 shares of Equity Capital were held in trust by attorneys-in-fact for the purchasers subject to the closing of the acquisition of Voice Mobility Inc.

Following April 1, 1999, the original shareholders of Voice Mobility Inc. were advised that they could face significant Canadian income tax liability as a result of a cross-border transaction with the U.S. entity Equity Capital. The shareholders of Voice Mobility Inc. immediately thereafter began to seek legal counsel and tax advisors with sufficient professional experience in such dealings. It took some time to find and retain qualified securities counsel and tax accountants with experience in such transactions. Once the tax accountants and securities lawyers were consulted it was determined that the most effective means of minimizing personal Canadian taxes for the Voice Mobility Inc. shareholders and to comply with Canadian tax legislation, required the formation of a new corporation, Voice Mobility Canada Limited, as a wholly-owned subsidiary of Equity Capital. The formation of Voice Mobility Canada took time to complete because certain special share rights had to be properly structured and drafted, various name searches needed to be conducted, and the company needed to be incorporated and capitalized.

Thus, on June 24, 1999, Equity Capital, through its newly created wholly-owned subsidiary, Voice Mobility Canada, acquired 100% of the outstanding common shares of Voice Mobility Inc. In such acquisition, the shareholders of Voice Mobility Inc. exchanged their shares of Voice Mobility Inc. for 6,600,000 exchangeable shares of Voice Mobility Canada. Each Voice Mobility Canada exchangeable share is exchangeable for one of our company's common shares at any time at the option of the shareholder, and will be exchanged no later than July 1, 2009, and is entitled to the same voting, dividend and other rights as one of our common shares. In addition, a share of preferred voting stock was issued to the transfer agent in trust for the holders of the Voice Mobility Canada exchangeable shares, to provide a mechanism for holders of the Voice Mobility Canada exchangeable shares to exercise their voting rights. We consider each exchangeable share as equivalent to a share of its common stock. Concurrent with this transaction, Equity Capital changed its name to Voice Mobility International, Inc.

Following the completion of the acquisition of Voice Mobility Inc., on July 1, 1999, the $200,000 purchase price for the 8,418,000 common shares of Equity Capital was released by Equity Capital's attorney.

Following completion of the acquisition of Voice Mobility Inc., we took the next steps in fulfilling Acrex's obligations to its investors under the Acrex private placements. The 8,418,000 shares of Equity Capital held by the attorneys-in-fact were issued as follows: 5,010,907 shares were issued to the Acrex private placement investors, with each of the Acrex private placement investors allowed to participate in such offering substantially pro rata in relation to their participation in Acrex; 2,256,093 shares were issued to certain original shareholders of Acrex; 101,000 shares were issued to an original shareholder of Voice Mobility Inc.; and 1,050,000 shares were issued to certain finders and outside professional advisors who assisted in the consummation of the combined transaction.

On June 30, 1999, we completed our undertaking to fulfill Acrex's obligations to our investors under the Acrex private placements by issuing warrants to acquire an aggregate of 4,793,000 shares of our common stock to the investors in the Acrex private placements. Such warrants were issued to the investors substantially pro rata to the number of warrants the investors were to have received in each of the Acrex private placements, at the same exercise prices, as adjusted for the currency translation from Canadian dollars to U.S. dollars. Thus, upon completion of transactions, the original investors in the Acrex private placements received, in the aggregate through the April 1999 offering of common stock and the June 1999 offering of warrants, substantially the equivalent economic terms in the form of our company's common stock and warrants, which they would have received in the Acrex Units. As a result, Acrex discharged its obligations under the private placements.

Upon completion of such transactions at June 24, 1999, the stakeholders in Voice Mobility and Acrex (consisting of the original shareholders of Voice Mobility Inc. (43%), certain shareholders of Acrex (15%), and the investors in the Acrex private placement (32%) held approximately 90% of the capital stock of our company, thereby constituting a recapitalization of Voice Mobility Inc. through the acquisition of Equity Capital.

Reports to Security Holders

We are not required to deliver an annual report to our stockholders but will voluntarily send an annual report, together with our annual audited financial statements. We are required to file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. Our Securities and Exchange Commission filings are available to the public over the Internet at the SEC's website at http://www.sec.gov.

The public may read and copy any materials filed by us with the SEC at the SEC's Public Reference Room at 450 Fifth Street, NW, Washington DC 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. We are an electronic filer. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. The Internet address of the site is http://www.sec.gov.

MANAGEMENT'S DISCUSSION AND ANALYSIS

Overview

You should read the following discussion of our financial condition and results of operations together with the consolidated audited financial statements and the notes to consolidated audited financial statements included elsewhere in this filing. This discussion contains forward-looking statements that reflect our plans, estimates and beliefs. Our actual results could differ materially from those anticipated in these forward-looking statements.

We are engaged in the development and sales and marketing of unified voice messaging software through its wholly-owned operating subsidiaries, Voice Mobility Inc. and Voice Mobility (US) Inc. Our enhanced messaging software suite allows for legacy voice-mail replacement and incremental offerings such as real time call connect, voice-mail to e-mail, and fax to e-mail services. These unified communication services are facilitated by the creation of a single personal digital mailbox that can receive any type of communication regardless of its incoming format or medium.

During the years ended December 31, 2003, 2002 and 2001, we implemented a restructuring plan in an effort to reduce our expenses and monthly burn rate. The restructuring plan consisted primarily of a reduction in employees in all areas of our operations, a reduction in our office space from 5,000 s.f. to 2,000 s.f. (saving rent of $2,000 (CDN$3,000) per month) by relocating our offices to our new premises in Burnaby, British Columbia, a reduction in the size of our office space in Victoria, British Columbia by subleasing a portion of that space and by a significant reduction in the utilization of consultants.

During the year ended December 31, 2003, we shifted our sales model from a direct sales model to a channel partner model. A channel partner is a party who will purchase our product for resale to telecommunication companies. This fundamentally shifted the way our company was structured. Instead of selling and supporting the customer directly, we will utilize the channel partner to conduct the sales and support activities for our enhanced messaging software. This shift in our structure allowed us to reduce expenses in the areas of support and training. We reduced the number of employees by eight and we reduced expenses across the company after a comprehensive review of our expenditures. This allowed us to stretch the funds we received through equity and debt financing to execute on our business plan.

Below is a table summarizing the percentage change for each of our departments over the past three years.

Percentage change in Operating Expenses by Department
Department	2003	2002	2001
Sales and marketing (1)	(39.6)%	(50.7)%	(37.6)%
Research and development (2)	(31.5)%	(77.1)%	70.5%
General and administrative (3)	(33.2)%	(37.7)%	(0.4)%

1. We have reduced sales and marketing expenses from $3,588,642 to $665,801 from 2000 to 2003.

2. We have reduced research and development expenses from $2,709,048 to $725,456 from 2000 to 2003.

3. We have reduced general and administrative expenses from $3,639,028 to $1,507,652 from 2000 to 2003.

Results of Operations for the fiscal years ended December 31, 2003 and December 31, 2002

Sales

Sales from the recognition of deferred revenue for the fiscal year ended December 31, 2003 were $57,967 compared to sales of $699,937 for the fiscal year ended December 31, 2002, representing a 92% decrease. The decrease in sales is attributed to the decrease in the volume of goods sold (and not to decreases in price) compared to the same period last year. Sales for the fiscal year ended December 31, 2002 included software license sales, recognition of deferred revenue from 2000, mailbox subscriptions, and support services.

Of the $641,970 decrease in sales, $586,265 was attributable to sales of our software license to one customer, Aliant Inc. and its subsidiaries, which comprised 84% of revenues for the fiscal year ended December 31, 2002. During the year ended December 31, 2003, we did not make any further sales to Aliant. We shifted our sales approach from direct sales to sales through channel partners. During the year, our focus was to establish and develop a relationship with a channel partner that would provide us with opportunities for sales to Tier I telecommunication companies. We hope that we have established such a relationship with Avaya Inc. We have not generated any sales through channels to date.

Cost of sales

Cost of sales were $nil and $62,818 for the fiscal years ended December 31, 2003 and 2002 respectively, representing a 100% decrease. We did not record any cost of sales for the fiscal year ended December 31, 2003 as all revenue earned in the year was recognized deferred revenue. Cost of sales for the fiscal year ended December 31, 2002 was comprised of the royalty costs, any applicable selling commissions, language translation costs and amortization of the telephony hardware, software licenses, and installation costs of previous versions of our product at existing customer locations (which used to be sold as a complete product including hardware and software).

The decrease in cost of sales was primarily attributable to a decrease of $44,585 in royalty costs related to sales of our software license to one customer for the fiscal year ended December 31, 2002.

Operating Expenses

Total operating costs for the year ended December 31, 2003 were $2,898,909 compared to $4,419,528 for the previous year. The decrease in total costs of $1,520,619, or 34%, was primarily attributable to the continued

implementation of our restructuring plan to conserve cash and to reduce our monthly cash burn rate. The plan resulted in a significant reduction in costs and the reduction in personnel was the primary method used to reduce our operating costs. For the fiscal year ended December 31, 2003, an aggregate of eight employees were laid off which resulted in a net aggregate monthly savings of approximately $50,000. In addition to the layoffs, all employees agreed to a rollback on salaries of between 2.5% to 5% during the year. Approximately $350,000 was attributed to a reduction in the amortization on our property and equipment and approximately $200,000 was attributed to a reduction on the use of professionals. The total cost of the restructuring plan for the fiscal year ended December 31, 2003 was $52,366.

Sales & Marketing

Our sales and marketing costs consists primarily of personnel, advertising, promotions, public relations, trade shows and business development. Total costs were $665,801 and $1,103,112 for the fiscal years ended December 31, 2003 and December 31, 2002 respectively representing a decrease of 40% in sales and marketing costs.

The decrease of $437,311 in sales and marketing expense between the fiscal years ended December 31, 2003 and 2002 is a result of a decrease in sales and marketing personnel, advertising and promotions, travel, consulting fees, and general sales and marketing expenses. The decrease in sales and marketing expenses is a result of our shift from a direct sales model to a channel partner model. This shift will allow us to utilize the brand of our channel partner to access the persons making the purchase decisions at the Tier I telecommunication companies. The shift resulted in the reduction in staff which we employed for sales support and training. From a sales perspective, we believe that this shift will allow for greater revenue potential over time. The primary reason for the decrease in costs is a result of a significant cost reduction plan. We decreased personnel in our sales and marketing department by 3 persons between December 31, 2002 and December 31, 2003.

Research and Development

Our research and development costs were $725,456 and $1,058,643 for the fiscal years ended December 31, 2003 and 2002 respectively, representing a decrease of $333,187 or 31%. Included in these costs are employee stock option compensation cost of $nil and $21,766 for the fiscal years ended December 31, 2003 and 2002 respectively.

The decrease of $311,421 (exclusive of stock based compensation) between the fiscal years ended December 31, 2003 and 2002 is primarily a result of a decrease in research and development personnel, data and voice transmission and related facility costs. The primary reason for the decrease in costs is a result of a significant cost reduction plan. We have decreased personnel in our research and development department by 5 developers between December 31, 2002 and December 31, 2003.

General and Administrative

Our general and administrative costs consist primarily of personnel costs, professional and legal costs, consulting fees, travel, and the lease of office space. General and administrative costs were $1,507,562 and $2,257,773 for the fiscal years ended December 31, 2003 and 2002 respectively, representing a decrease of $750,211 or 33% in our general and administrative costs. Included in these costs are stock option compensation cost of $60,062 and $nil for the fiscal years ended December 31, 2003 and 2002 respectively.

The decrease of $810,273 (exclusive of stock based compensation) in general and administrative costs between the fiscal years ended December 31, 2003 and 2002, is primarily a result of a decrease in personnel costs, professional and legal costs.

Interest Income

Interest income was $5 and $7,134 for the fiscal years ended December 31, 2003 and 2002 respectively.

For the fiscal year ended December 31, 2003, we earned interest income on cash through term deposits. The decrease in interest income is a result of the decrease in cash and cash equivalents from December 31, 2002 to December 31, 2003.

Interest Expense

Our interest expense was $629,043 and $133,434 for the fiscal years ended December 31, 2003 and 2002 respectively. The increase in interest expense resulted from the increase in the issuance of debt securities for the fiscal year ended December 31, 2003, including the Series A, B, C, D and E promissory notes payable.

Loss on Debt Restructuring

For the fiscal year ended December 31, 2003, we recorded a $241,636 loss on debt restructuring as described more fully in Note 7 to the audited consolidated financial statements.

Income Taxes

At December 31, 2003, we have $5,387,000 United States tax net operating losses that expire in the years 2019 through to 2022. As at December 31, 2003 we have Canadian tax net operating losses of approximately $19,023,000 that will expire in the years 2004 through 2010. Non-capital losses of our Canadian operating subsidiary Voice Mobility Inc., are restricted by Canadian Income Tax law and may not be available entirely for use in future years pursuant to Section 111(4) of the Canadian Income Tax Act.

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. For fiscal years ended December 31, 2003 and 2002 respectively, we recognized a valuation allowance equal to deferred tax assets for which realization is uncertain.

Net Loss

Our net loss was $3,711,616 and $3,908,709 for the fiscal years ended December 31, 2003 and 2002 respectively. The primary reason for the decrease in net loss is due to the implementation of our restructuring plan that involved the reduction in personnel between December 2002 to December 2003 of 8 employees and their related costs. Along with the cost reduction plan, we recorded a loss on debt restructuring of $241,636 that took place on September 9, 2003.

Since inception through December 31, 2003, we have incurred aggregate net losses of $36 million. The losses were primarily incurred as a result of our focus on the development and testing of our product and the marketing of our product. We have moved our focus from the development of our product and we are now in a position to focus on the sales of our product and we believe that we will continue to incur losses until we generate sufficient revenues to cover all of our operating expenses. Because we are uncertain as to the rate at which telecommunications companies will replace their legacy voicemail systems with technology like our enhanced messaging product, we cannot accurately predict when we will be able to generate revenues which will exceed our ongoing operating expenses.

Results of Operations for the fiscal years ended December 31, 2002 and December 31, 2001

Sales

Sales for the fiscal year ended December 31, 2002 were $699,937 compared to $358,191 for the fiscal year ended December 31, 2001, representing a 95% increase in sales. The increase in sales is attributed to the increase in the volume of goods sold (and not to increases in price) compared to the same period last year. Sales for the fiscal year ended December 31, 2002 included software license sales, recognition of deferred revenue from 2000, mailbox subscriptions, and support services. Sales for the fiscal year ended December 31, 2001 included software license sales, mailbox subscriptions, computer hardware and support services.

The increase in revenues was primarily attributable to $586,265 in sales of our software license to one customer, Aliant Inc. and its subsidiaries, which comprised 84% of revenues for the fiscal year ended December 31, 2002. In June 2002, we entered into a three year software license agreement with Aliant Telecom Inc. Aliant is the parent of Innovatia Inc., a shareholder of the company. The license agreement is a joint development agreement with Aliant involving voicemail replacement, product development and product deployment strategies to help us develop a first class carrier grade unified communication software product to be marketed to carriers worldwide. As part of the agreement, Aliant paid us $0.7 million (CDN$1.125 million) as an initial payment which we received in August 2002. For the fiscal year ended December 31, 2002, we recognized as revenue $461,379 (CDN$724,504) of the initial payment for delivery of software licenses and services. The remaining balance of the initial payment will be recognized as revenue when future product and services are delivered.

In April 2000, we entered into a license agreement with Ikano Communications, Inc. and received $250,000 for the installation and set up of our unified communications software. The $250,000 was deferred and is being recognized as revenue ratably over the term of the agreement. For the fiscal year ended December 31, 2002 and 2001, we recognized as revenue $83,333 of the deferred amount.

Cost of sales

Cost of sales were $62,818 and $49,999 for the fiscal years ended December 31, 2002 and 2001 respectively, representing a 26% increase in costs of sales during 2002. Cost of sales for the fiscal year ended December 31, 2002 is comprised of the royalty costs, any applicable selling commissions, language translation costs and amortization of the telephony hardware, software licenses, and installation costs of previous versions of our product at existing customer locations. Cost of sales for the fiscal year ended December 31, 2001 is comprised of telephony hardware and the amortization of the telephony hardware, software licenses, and installation costs of previous versions of our product at existing customer locations (which used to be sold as a complete product including hardware and software).

The increase in cost of sales was primarily attributable to $44,585 in royalty costs related to sales of our software license to one customer for the fiscal year ended December 31, 2002.

Cost of sales as a percentage of revenue has decreased steadily from 31.5%, 14% and 9.0% for the years ended December 31, 2000, 2001 and 2002 respectively. The decrease in the cost of sales as a percentage of sales is attributed to the increase of sales of software licenses that have high margins versus sales of previous versions of our product (which used to be sold as a complete product including hardware and software) that have low margins. Since 1999, we have evolved our sales model from a systems centric focus which involves the sale of complete hardware and software systems that requires a significant capital commitment to a software centric focus which involves the sale of primary software only.

Operating Expenses

Total operating costs for the year ended December 31, 2002 were $4,419,528 compared to $10,479,827 for the previous year. The decrease in total costs of $6,060,299, or 58%, was primarily attributable to the continued implementation of our restructuring plan to conserve cash and to reduce our monthly cash burn rate. The plan resulted in a significant reduction in costs and the reduction in personnel was the primary method used to reduce our operating costs. For the fiscal year ended December 31, 2002, an aggregate of 27 employees were laid off which resulted in a net aggregate monthly savings of approximately $87,000. The total cost of the restructuring plan for the fiscal year ended December 31, 2002 was $68,000.

Sales & Marketing

Our sales and marketing costs consists primarily of personnel, advertising, promotions, public relations, trade shows and business development. Total costs were $1,103,112 and $2,237,563 for the fiscal years ended

December 31, 2002 and December 31, 2001 respectively representing a decrease of 51% in sales and marketing costs.

The decrease of $1,134,451 in sales and marketing expense between the fiscal years ended December 31, 2002 and 2001 is a result of a decrease in sales and marketing personnel, advertising and promotions, travel, consulting fees, and general sales and marketing expenses. The primary reason for the decrease in costs is a result of a significant cost reduction plan. We decreased personnel in our sales and marketing department by 12 persons between April 1, 2001 and December 31, 2002.

Research and Development

Our research and development costs were $1,058,643 and $4,618,284 for the fiscal years ended December 31, 2002 and 2001 respectively representing a decrease of 77% in research and development costs. Included in these costs are employee stock option compensation cost of $21,766 and $257,934 for the fiscal years ended December 31, 2002 and 2001 respectively.

The decrease of $3,323,473 (exclusive of stock based compensation) between the fiscal years ended December 31, 2002 and 2001 is primarily a result of a decrease in research and development costs, personnel costs, leased office space and utility costs, data and voice transmission costs and general research and development costs.

For the fiscal year ended December 31, 2001, we incurred $1,707,989 of research and development expenses as a result of the February 27, 2001 agreement with Innovatia Inc., a wholly-owned subsidiary of Aliant Inc., to develop a carrier-classified unified communications product. For the fiscal year ended December 31, 2002, no such expense was incurred.

The primary reason for the remaining decrease in costs of $1,614,484 is a result of a significant cost reduction plan. We have decreased personnel in our research and development department by 19 developers between April 1, 2001 and December 31, 2002.

General and Administrative

Our general and administrative costs consist primarily of personnel costs, professional and legal costs, consulting fees, travel, and the lease of office space. General and administrative costs were $2,257,773 and $3,623,980 for the fiscal years ended December 31, 2002 and 2001 respectively representing a 38% decrease in our general and administrative costs. These costs reflect employee stock option compensation cost of $nil and $45,633 for the fiscal years ended December 31, 2002 and 2001 respectively. A further $nil and $125,250 of stock options compensation cost were recorded for the fiscal years ended December 31, 2002 and 2001 respectively for stock option grants awarded to non-employees in exchange for consulting services.

The decrease of $1,195,324 (exclusive of stock based compensation) in general and administrative costs between the fiscal years ended December 31, 2002 and 2001, is primarily a result of a decrease in personnel costs, professional and legal costs. In 2001, we filed a registration statement with the SEC and a prospectus with Canadian regulatory authorities, which resulted in professional fees and legal costs of approximately $300,000. The remaining decrease in general and administrative costs are a result of decreases in personnel in our administrative department by five (5), the related costs and our reduced usage of consultants.

Interest Income

Interest income was $7,134 and $160,095 for the fiscal years ended December 31, 2002 and 2001 respectively. For the fiscal year ended December 31, 2002, we earned interest income on cash through term deposits. The decrease in interest income is a result of the decrease in cash and cash equivalents from December 31, 2001 to December 31, 2002.

Interest Expense

Our interest expense was $133,434 and $281,017 for the fiscal years ended December 31, 2002 and 2001 respectively. Our interest expense is primarily related to short-term debt and decreased in fiscal 2002 due to the lower overall cost of our financing in 2002.

Income Taxes

At December 31, 2002, we have $5,459,000 United States tax net operating losses that expire in the years 2019 through to 2022. As at December 31, 2002 we have Canadian tax net operating losses of approximately $14,631,000 that will expire in the years 2002 through 2009. Non-capital losses of our Canadian operating subsidiary Voice Mobility Inc., are restricted by Canadian Income Tax law and may not be available entirely for use in future years pursuant to Section 111(4) of the Canadian Income Tax Act.

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. For fiscal years ended December 31, 2002 and 2001 respectively, we recognized a valuation allowance equal to deferred tax assets for which realization is uncertain.

Net Loss

Our net loss was $3,908,709 and $10,292,557 for the fiscal years ended December 31, 2002 and 2001 respectively. The primary reason for the decrease in net loss is due to the implementation of our restructuring plan that involved the reduction in personnel between May 2001 to December 2002 of 34 employees and their related costs.

Liquidity and Capital Resources

As of December 31, 2003, we had $85,636 in cash and cash equivalents and a working capital deficiency of $1,324,471.

Operating Activities

Our operating activities resulted in net cash outflows of $2.1 million for the fiscal year ended December 31, 2003. Operating activities resulted in net cash outflows of $2.6 million and $7.6 million respectively for the years ended December 31, 2002 and 2001. The operating cash outflows for these periods resulted from significant investments in research and development, sales, marketing and services, which led to operating losses in all periods.

Investing Activities

Investing activities resulted in net cash inflows of $8,292 for the fiscal year ended December 31, 2003. Investing activities resulted in net cash outflows of $0.01 million and $0.9 million respectively for the years ended December 31, 2002 and 2001. We received proceeds of $14,290 from the sale of property and equipment and spent $5,998 on capital purchased during the period. The investing activities in fiscal 2002 was limited due to our cash conservation plans and in 2001 consisted primarily of purchases of property and equipment as a result of growth of our company and our development activities. These capital expenditures consisted of hardware, software, equipment, and furniture for our then growing employee headcount, and our research and development needs. At December 31, 2003, we did not have any material commitments for future capital expenditures.

Financing Activities

Financing activities resulted in net cash inflows of $2.2 million for the fiscal year ended December 31, 2003 from the issuance of Series B, D and E promissory notes and the issuance of common shares and share purchase warrants in a private placement transaction in September 2003. Financing activities resulted in net cash inflows of $926,533 and $9,730,855 for the fiscal years ended December 31, 2002 and 2001 respectively.

On June 28, 2002, we received $428,891 (CDN$650,000) from the issuance of Series A promissory notes bearing interest at 8% per annum payable quarterly. The notes included a 15% repayment premium due on settlement. The notes were repayable on the earlier of June 27, 2003 or when our net revenues plus any proceeds we receive from any financing exceed $1,928,268 (CDN$2,500,000), or when we complete a consolidation, merger, amalgamation or other reorganization the result of which the successor corporation has working capital of more than $1,928,268 (CDN$2,500,000). We did not repay the notes on their maturity date of June 27, 2003. The proceeds from the promissory notes were applied towards working capital purposes. The Series A promissory notes were exchanged into the Series C promissory note on September 9, 2003. See Notes 7, 8 and 10 to the audited consolidated financial statements for further details on the Series A promissory notes and the exchange to Series C promissory notes.

In July 2002, we received $0.5 million in proceeds through a series of equity private placements. The private placements involved the issuance of both common shares and warrants. The proceeds were applied towards working capital purposes.

On December 30, 2002, we entered into two loan subscription agreements (Series B promissory notes) with two shareholders (William Laird and Margit Kristiansen) whereby if we achieve certain milestones, we would receive an aggregate of $1,222,391 (CDN$1,800,000). Each of these lenders advanced $101,866 (CDN$150,000) on each of December 30, 2002, January 31, 2003 and February 28, 2003. In addition, each of these lenders advanced a further $101,866 (CDN$150,000) three days after we provide the lenders with a written notice that: (i) we have received gross revenues of $36,097 (CDN$46,800) prior to the end of April 30, 2003; (ii) we have received gross revenues of $54,146 (CDN$70,200) prior to the end of May 31, 2003; and (iii) we have received gross revenues of $61,365 (CDN$79,560) prior to the end of June 30, 2003. The notes are repayable on the earlier of the date which is one year following the effective date of the notes, or when our cumulative revenues plus the net proceeds of any debt or equity financing exceed $1,928,268 (CDN$2,500,000), or when we complete a consolidation, merger, amalgamation, arrangement or other reorganization as a result of which the successor corporation after completion of the transaction has working capital of more than $1,928,268 (CDN$2,500,000). The notes bear interest at a rate of 8% per annum payable quarterly. The notes included a 15% repayment premium due on settlement. In December 2002, we received $190,162 (CDN$300,000) as the first series of proceeds from the loan subscription agreement. The proceeds from the promissory notes were applied towards working capital purposes. Subsequent to the year ended December 31, 2002, in January 2003 and February 2003, we received the next two series of proceeds of $199,667 (CDN$300,000) each. These proceeds from the promissory notes were applied toward working capital purposes. Although we did not meet the milestones as outlined in the agreements, the lenders continued to advance funds in March, April and May 2003, in order for us to meet our working capital requirements. The Series B promissory notes were exchanged into the Series C promissory note on September 9, 2003. See the section on Restructuring of Debt and Preferred Shares below and Notes 7, 8, 9 and 10 to the audited consolidated financial statements for further details on the Series B promissory notes and the exchange to Series C promissory notes.

On September 9, 2003, we issued an aggregate of $366,838 (CDN$500,000) Series D promissory notes to four shareholders, one of whom is also a director of our company. The Series D promissory notes are repayable on December 31, 2005. The notes are subject to a repayment premium equal to 15% of the outstanding principal balance and bear interest at a rate of 8% per annum, which is payable quarterly. We issued to the holders of the Series D notes one share purchase warrant for each $0.64 (CDN$0.8696) of principal which resulted in us issuing 574,999 warrants. The warrants are exercisable for a period of five years at an exercise price of $0.33 (CDN$0.425) per share. The proceeds were used for general working capital purposes.

On September 9, 2003, we issued an aggregate of 1,176,470 units with each unit consisting of one share of our common stock and one share purchase warrant for net proceeds of $362,921 (CDN$495,750). The warrants are exercisable for a period of five years at an exercise price of $0.33 (CDN$0.425) per share. The proceeds were used for general working capital purposes.

On November 15, 2003, we issued one Series E promissory note to one shareholder in the aggregate amount of $115,181 (CDN$150,000) payable on demand. The note is subject to a repayment premium equal to 15% of the outstanding principal balance and bears interest at a rate of 8% per annum, which is payable quarterly.

On November 24, 2003, we issued one Series E promissory note to one shareholder in the aggregate amount of $113,705 (CDN$150,000) payable on demand. The note is subject to a repayment premium equal to 15% of the outstanding principal balance and bears interest at a rate of 8% per annum, which is payable quarterly.

On December 29, 2003, we issued two additional Series E promissory notes to two separate shareholders in the aggregate amount of $228,868 (CDN$300,000) payable on demand. The notes are subject to a repayment premium equal to 15% of the outstanding principal balance and bears interest at a rate of 8% per annum, which is payable quarterly.

Restructuring of Debt and Preferred Shares

On September 9, 2003, we restructured certain debt as follows:

- exchanged the Series A promissory notes (CDN$650,000 principal amount) into Series C promissory notes in the principal amount of CDN$650,000 issued by our subsidiary, Voice Mobility Inc.;

- exchanged the Series B promissory notes (CDN$1,800,000 principal amount) into Series C promissory notes in the principal amount of CDN$1,800,000 issued by our subsidiary, Voice Mobility Inc.;

- exchanged the Series B preferred shares (CDN$2,372,526 stated amount) into Series C promissory notes in the principal amount of CDN$2,372,526; and

- issued 864,702 shares of common stock as payment for the 15% repayment fee on the Series A and Series B promissory notes and issued to the holders of the Series A and B promissory notes and the Series B preferred stock, one share purchase warrant for each $1.11 (CDN$1.50) principal amount of Series C promissory notes, with such warrants being exercisable at $0.33 (CDN$0.425) per share for a period of five years.

The Series C promissory notes bear interest at the rate of 8% per annum payable quarterly and will mature on December 31, 2005. We have agreed to repay the Series C promissory notes at a rate equal to 10% of our subsidiaries' gross sales as and when generated. Repayment of the Series C promissory notes are secured against the assets of our subsidiary, Voice Mobility Inc. and we have guaranteed repayment of the Series C promissory notes.

The share purchase warrants issued in connection with the Series C promissory notes have a call feature by which we can demand exercise of the share purchase warrants if our common stock trades at a price equal to or greater than three times the applicable exercise price for a period of 30 consecutive days. If the share purchase warrants have not been exercised then such share purchase warrants will terminate on the date that is 120 days from the date such demand is given to the holders.

Aliant Transactions

In February 2001, we entered into a three-year development agreement with Innovatia Inc., a shareholder and a wholly-owned subsidiary of Aliant Inc. The purpose of the agreement was to develop a carrier classified product that we would exclusively own or license to Aliant to use as its primary hosted messaging solution for its business and residential customers. Under the agreement, Innovatia would license certain intellectual property to us on a non-exclusive, non-transferable basis for use in the development and verification of our current products and would provide specific professional, project management, administrative and support services for the development, testing and verification of our product with an actual telecommunications company.

On December 28, 2001, we agreed with Innovatia to terminate the three-year development agreement. In settlement of the services provided under this agreement, we issued to Innovatia a promissory note in the amount of $1,707,989 (CDN$2,720,142). Immediately thereafter, we repaid $132,059 (CDN$210,000) of the promissory note by issuing 500,000 common shares at a market price of $0.26 (CDN$0.42) per share.

The promissory note bears interest at prime plus 1% (prime rate at December 31, 2003 was 4.5%) and is repayable in quarterly instalments until repaid in full. The amount payable each quarter is the lesser of $174,838 (CDN$226,678) and 40% of the net aggregate amount of invoices issued by us to Aliant, pursuant to the software license agreement discussed below, in the quarter. In the event the invoiced amount for a particular quarter exceeds $174,838 (CDN$226,678), we will carry forward the difference between the invoiced amount and $174,838 (CDN$226,678) and include the difference in the calculation of maximum amount payable for subsequent quarters. We have the option, until December 31, 2004, to settle some or all of the principal and interest in cash, common shares or a combination thereof. If paid by common shares, then 500,000 of the shares will be valued at the lesser of the market price of our shares on the Toronto Stock Exchange and $0.58 (CDN$0.75) per share, and the value of the balance of any other shares issuable is determined by the weighted average trading price of our common shares on the Toronto Stock Exchange over the ten trading days immediately prior to the date on which the common shares are to be issued.

After December 31, 2004, any amount of the promissory note which remains unpaid will continue to be settled as the lesser of $175,838 (CDN$226,678) and 40% of the net aggregate amount of invoices issued by us to Aliant in the quarter, however we are required to settle only with common shares and the number of common shares payable each quarter, if any, is determined by dividing the maximum amount payable by $1.20 (CDN$1.56).

On January 1, 2004, the maximum amount payable to Aliant was $355,303 (CDN$460,651). If we were to make the election to settle the entire promissory note payable with common shares, this would result in the issuance of an additional 2,517,701 shares of our common stock to Aliant for such quarterly payments. We are required to obtain shareholder and regulatory approval to issue common shares to settle the promissory note. We have obtained shareholder and regulatory approval to issue up to 2,000,000 shares of common stock to settle all or a portion of the promissory note. If we do not obtain additional approval for further issuances of common stock, we can only repay the remaining balance of the promissory note, if any, in cash.

On March 4, 2002, Innovatia and Voice Mobility Inc. signed a new development agreement. The purpose of this agreement was to develop a carrier-grade unified communications product for the period January 1, 2002 to December 31, 2003. Innovatia agreed to license certain intellectual property to us on a non-exclusive non-transferable basis for use in the development and verification of current products and would provide specific professional, project management, administrative and support services. In consideration for these services, we agreed to pay Innovatia a cash royalty within 30 days after the end of each calendar quarter equal to 10% on the gross quarterly revenue received from the sale of our products. On November 26, 2002, Innovatia terminated the development agreement and the royalty payments terminated six months thereafter on May 26, 2003.

In June 2002, we entered into a three-year software license agreement with Aliant Telecom Inc. The license agreement involves the licensing of our product to Aliant for its legacy voicemail replacement and further development of our product to satisfy Aliant's requirements. As part of the agreement, Aliant paid us $0.7 million (CDN$1.125 million) as an initial payment, which we received in August 2002. For the fiscal years ended December 31, 2003 and 2002, we recognized as revenue $22,381 (CDN$32,237) and $461,379 (CDN$724,504) of the initial payment for delivery of software licenses and services. The remaining balance of the initial payment will be recognized as revenue when future product and services are delivered. At this time, we are unable to accurately predict when delivery will be made to Aliant because the timing of the delivery of services by us is based on extrinsic factors such as regulatory approval from the Canadian Radio Television and Telecommunications Commission, Aliant's customer demands, delivery and development costs, timing of development cycles, third party deliverables and deployment plans for class of services based on Aliant's customer segmentation. Revenue from the Aliant contract currently is material to our company's overall business and financial condition.

We believe Innovatia has not complied with the terms of its agreements with our company and as a result we are currently in discussions with Innovatia to resolve the matter.

Contractual Obligations
Payments Due by Period
Contractual Obligations	Less than 1 Year	1 - 3 Years	3 - 5 Years	More than 5 Years
Long-Term Debt Obligations	$1,004,777(1)	$6,569,431(1)	Nil	Nil
Capital Lease Obligations	Nil	Nil	Nil	Nil
Operating Lease Obligations	$54,838(2)	$124,391(2)	$46,336(2)	Nil
Purchase Obligations	Nil	Nil	Nil	Nil
Other Long-Term Liabilities Reflected on the Registrant's Balance Sheet Under GAAP	Nil	Nil	Nil	Nil
Total	$1,059,615	$6,693,822	$46,336	Nil

(1) Represents the obligations in connection with the outstanding Series C, D and E promissory notes and the promissory note payable to Innovatia.

(2) Represents the leases of our current office and development premises.

Trends and Uncertainties

Our ability to generate revenues in the future is dependent on when telecommunication companies will replace their legacy voicemail systems and implement new technology, like our enhanced messaging software. We cannot predict when telecommunication companies will adopt such technology and this causes some uncertainty with respect to the growth of and our ability to generate ongoing revenues.

The current general downturn in the telecommunications industry may be causing some telecommunications companies to delay making any capital expenditures in connection with replacing their legacy voicemail systems. If telecommunication companies delay their capital expenditures, then the growth of our revenues could also be delayed.

Future Operations

Presently, our revenues are not sufficient to meet operating and capital expenses and we have incurred operating losses since inception, which are likely to continue for the foreseeable future. We anticipate that we will have negative cash flows during the year ended December 31, 2004. Management projects that we will require an additional $3.3 to $3.9 million to fund our ongoing operating expenses, working capital requirements and extinguish our debt for the next twelve months, broken down as follows:

Estimated Funding Required During the Next Twelve Months
Operating expenses
Sales and Marketing	$650,000 - $800,000
General and Administrative	$850,000 - $950,000
Research and Development	$850,000 - $950,000
Capital Expenditures	$50,000 - $100,000
Working capital	$400,000 - $500,000
Debt
Payment of interest on promissory notes	$500,000 - $600,000
Total	$3,300,000 - $3,900,000

We plan to raise the capital required to satisfy these immediate short-term needs and additional capital required to meet the balance of our estimated funding requirements for the next twelve months primarily through the sale of our equity securities or debt.

Subsequent to the year ended December 31, 2003, we raised $1,181,480 (CDN$1,574,343) from the issuance of 2,333,521 common shares and 466,875 warrants. On March 4, 2004, we issued an aggregate of 900,000 units with each unit consisting of one share of our common stock and one-half of one share purchase warrant for net proceeds of $764,769 (CDN$1,021,502). During the months of January and February, 2004, we issued an aggregate of 1,399,771 shares of our common stock from the exercise of 1,344,333 warrants and 55,438 options for gross proceeds of $416,711 (CDN$552,841).

We currently anticipate that revenues will increase in the long-term as we increase our sales and marketing activities and introduce new versions of our software that are technologically feasible and of carrier class quality. We have implemented significant cost reductions and expect to keep our operating costs to a minimum until cash is available through financing or operating activities. Based on current projections, we anticipate revenues from Tier I telecommunications providers in 2004 generated through the replacement of legacy voice mail systems by such providers.

Due to the uncertainty of our ability to meet our current operating and capital expenses, in their report on the annual consolidated financial statements for the year ended December 31, 2003, our independent chartered accountants included an explanatory paragraph regarding concerns about our ability to continue as a going concern in their audit report.

There is substantial doubt about our ability to continue as a going concern as the continuation of our business is dependent upon obtaining further financing, successful and sufficient market acceptance of our current products and any new products that we may introduce, the continuing successful development of our products and related technologies, and, finally, achieving a profitable level of operations. The issuance of additional equity securities by us could result in a significant dilution in the equity interests of our current stockholders. Obtaining commercial loans, assuming those loans would be available, will increase our liabilities and future cash commitments.

There are no assurances that we will be able to obtain further funds required for our continued operations. We are pursuing various financing alternatives to meet our immediate and long-term financial requirements. There can be no assurance that additional financing will be available to us when needed or, if available, that it can be obtained on commercially reasonable terms. If we are not able to obtain the additional financing on a timely basis, we will be forced to scale down or perhaps even cease the operation of our business.

APPLICATION OF CRITICAL ACCOUNTING POLICIES

Our consolidated financial statements and accompanying notes are prepared in accordance with generally accepted accounting principles in the United States. Preparing financial statements requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue, and expenses. These estimates and assumptions are affected by management's application of accounting policies. We believe that understanding the basis and nature of the estimates and assumptions involved with the following aspects of our consolidated financial statements is critical to an understanding of our operating results and financial position.

Revenue Recognition

Revenues are derived from sales of software licenses, hardware and maintenance and training services. We sell software licenses with maintenance and training services, hardware on a stand-alone basis and bundled arrangements including software, hardware and maintenance and training services. We generally license our software to customers for an indefinite period of time.

We recognize revenue in accordance with Statement of Position SOP 97-2 "Software Revenue Recognition" and Staff Accounting Bulletin 101 "Revenue Recognition in Financial Statements".

SOP 97-2 requires that the total arrangement fee from software arrangements that include rights to multiple software products, post contract customer support and/or other services be allocated to each element of the arrangement based on their relative fair values. Under SOP 97-2, the determination of fair value is based on vendor specific objective evidence.

Software revenue is recognized under SOP 97-2 when persuasive evidence of an arrangement exists, when all elements essential to the functionality of the software including installation and training are delivered in accordance with the terms and conditions of the customer contracts, when the fee is fixed or determinable, and when collection is reasonably assured. Fees are considered fixed or determinable if the contracts are similar to others for which we have a standard business practice and a history of successful collection under the original payment terms.

For software arrangements involving multiple elements, we allocate revenue to each element based on vendor specific objective evidence of relative fair values, which are derived by allocating a value to each element that is based upon the prices charged when the element is sold separately. Our product and services are generally sold as part of a contract involving software, hardware, maintenance and training. Vendor specific objective evidence is used to determine the relative fair values of these various elements in each of the contracts.

Revenue for hardware sold separately is recognized under Staff Accounting Bulletin 101. Hardware revenue, net of trade discounts is recognized upon shipment or when all elements essential to functionality are complete and when all significant contractual obligations have been satisfied and collection is reasonably assured. When contracts contain specific contingencies, we defer revenue recognition until such time as the contingencies are resolved.

Revenues from maintenance are recognized rateably over the term of the arrangement, generally one year, and revenues from training are generally recognized as the services are performed.

Software Development Costs

Costs incurred internally to develop computer software products and the costs to acquire externally developed software products (which have no alternative future use) to be sold, leased or otherwise marketed are charged to expense until the technological feasibility of the product has been established. After technological feasibility is established and until the product is available for general release, software development, product enhancements and acquisition costs will be capitalized and amortized on a product-by-product basis.

Stock Based Compensation

We account for stock-based employee compensation arrangements using the intrinsic value method in accordance with the provisions of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" and comply with the disclosure provisions of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" as amended by Statement of Financial Accounting Standards No. 148 "Accounting for Stock-Based Compensation Transition and Disclosure - an amendment of FASB Statement No. 123". The pro forma disclosure of stock-based compensation is included in Note 16(d) to our audited consolidated financial statements for the year ended December 31, 2003. Under APB 25, compensation expense for employees is based on the difference between the fair value of our stock and the exercise price if any, on the date of the grant. We account for stock issued to non-employees at fair value in accordance with SFAS 123. We use the Black-Scholes option pricing model to determine the fair value of stock options granted to non-employees.

RECENT ACCOUNTING PRONOUNCEMENTS

In January 2003, the Financial Accounting Standards Board (FASB) issued Financial Interpretation No. 46, Consolidation of Variable Interest Entities which requires an investor with a majority of the variable interests in a variable interest entity to consolidate the entity and also requires majority and significant variable interest investors to provide certain disclosures. A variable interest entity is an entity that has (1) equity investment at risk that is insufficient to finance the entity's activities without receiving additional subordinated financial support from the other parties, (2) a group of equity owners that are unable to make substantive decision's about the entity's activities, or (3) equity that does not absorb the entity's losses or receive the benefits of the entity. Financial Interpretation No. 46 is effective for all new variable interest entities created or acquired after January 31, 2003. The initial adoption of Financial Interpretation No. 46 did not have a material impact on our financial position, results of operation or cash flows. For variable interest entities created or acquired prior to February 1, 2003, Financial Interpretation No. 46R is effective for our fiscal quarter ending March 31, 2004. Our company is currently evaluating the effect that the adoption of Financial Interpretation No. 46 will have on its results of operations and financial condition.

In May 2003, the FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity" ("SFAS 150"). SFAS 150 establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances). SFAS 150 does not apply to features embedded in a financial instrument that is not a derivative in its entirety. SFAS 150 is effective for financial instruments entered into or modified after May 31, 2003 and otherwise was effective at the beginning of the first interim period beginning after June 15, 2003. For existing financial instruments created before the effective date, any impact upon the adoption of SFAS 150 shall be reported as a cumulative effect of a change in an accounting principle. The initial adoption of SFAS 150 did not have a material impact on our company's financial position, results of operations or cash flows.

DESCRIPTION OF PROPERTY

Our principal executive offices are located at 100 - 4190 Lougheed Highway, Burnaby, British Columbia, Canada, V5C 6A8. We lease the office facility, which is approximately 2,000 square feet in size, at a basic rate of $19,623 (CDN$25,441) per year plus expenses. This lease expires on March 31, 2005.

We also lease an engineering facility located at 20 - 3318 Oak Street, Victoria, British Columbia, Canada, V8X 1R1, which is 8,784 square feet in size, at a basic rate of $69,456 (CDN$109,572) per year plus expenses. This lease expires on May 31, 2004. Upon expiration of this lease, we will move our engineering facility to a new space located at 3rd floor - 1001 Wharf Street, Victoria, British Columbia, Canada, V8W 1T6. The new space is 4,050 square feet in size, and will be leased at a basic rate of $35,215 (CDN$47,588) per year plus expenses. This lease expires on December 31, 2008.

We believe that our existing facilities are adequate for our needs through the end of the year ended December 31, 2004. Should we require additional space at that time, or prior thereto, we believe that such space can be secured on commercially reasonable terms.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Other than as described under the heading "Executive Compensation", or as set forth below, there are no material transactions with any of our directors, officers or control persons that have occurred during the last two fiscal years.

During the year ended December 31, 2003, we purchased from Pacific Western Mortgage Corporation, a company controlled by William Krebs, a shareholder and director of our company, consulting services totalling $2,314 [2002 - $16,512]. We believe that the fees we have paid for these consulting services are comparable to terms we could have obtained from independent third parties.

During the year ended December 31, 2003, Morgan Sturdy, a director of our company, was paid $2,314 [2002 - $3,196] for directors' fees.

During the year ended December 31, 2003, Donald Calder, a director of our company, was paid $2,314 [2002 - $2,556] for directors' fees.

During the year ended December 31, 2003, we sold to Innovatia, Inc., a shareholder of our company and a wholly-owned subsidiary of Aliant, Inc., and to NB Tel, also a wholly-owned subsidiary of Aliant, Inc., products and services totalling $nil [2002 - $586,265]. Aliant had appointed Robert Neal, the former President of Innovatia, to our board of directors pursuant to an arrangement we had with them.

During the year ended December 31, 2003, we purchased from Innovatia, Inc., a shareholder of our company and a wholly-owned subsidiary of Aliant, Inc., development and royalty services totalling $nil [2002 - $44,585].

During the year ended December 31, 2003, we issued $35,480 (CDN$46,000) of Series D promissory note and 46,000 Class R share purchase warrants to William Krebs, a shareholder and director of our company.

During the year ended December 31, 2003, we issued to William Laird, a greater than 5% shareholder in our company, $18,848 (CDN$24,437) of Series D promissory notes and 24,437 Class R share purchase warrants and 1,076,470 shares of our common stock and 1,076,470 Class S share purchase warrants for $332,073 (CDN$457,500) in private placement transactions. We also converted certain Series A and B promissory notes held by Mr. Laird into Series C promissory notes in the amount of $935,210 (CDN$1,212,500), issued 427,940 shares of our common stock and issued 808,333 Class T share purchase warrants in a debt restructuring transaction.

On February 27, 2001, we entered into a three-year development agreement with Innovatia Inc., an existing shareholder of our company and a wholly-owned subsidiary of Aliant Inc. Aliant had appointed Robert Neal, the President of Innovatia, to our board of directors pursuant to an arrangement we have with them until Mr. Neal resigned in March, 2003. The purpose of the agreement is to develop a carrier-classified unified communications product to which we will have exclusive title. Under the agreement, Innovatia will license certain intellectual property to us on a non-exclusive non-transferable basis for use in the development and verification of current products and will provide specific professional, project management, administrative and support services. In consideration of the services provided, we agreed to pay $5.7 million over three years in quarterly installments of $475,000 commencing the quarter ended April 30, 2001. We had the option to pay for some or all of the services in cash or common shares.

On December 28, 2001, we and Innovatia agreed to terminate the three-year development agreement. In settlement of the services provided under this agreement, we issued to Innovatia a promissory note in the amount of $1,707,989 (CDN$2,720,142). Immediately thereafter, we repaid $132,059 (CDN$210,000) of the promissory note by issuing 500,000 common shares at a market price of $0.26 (CDN$0.42) per share.

The promissory note bears interest at prime plus 1% (prime rate at December 31, 2003 was 4.5%) and is repayable in quarterly installments until repaid in full. The amount payable each quarter is the lesser of $174,838 (CDN$226,678) and 40% of the net aggregate amount of invoices issued by us to Aliant in the quarter. In the event the invoiced amount for a particular quarter exceeds $174,838 (CDN$226,678), we will carry forward the difference between the invoiced amount and $174,838 (CDN$226,678) and include the difference in the calculation of maximum amount payable for subsequent quarters. We have the option, until December 31, 2004, to settle some or all of the promissory note, principal and interest, in cash, common shares or a combination thereof. If paid by common shares, then 500,000 of the shares will be valued at the lesser of the market price of our shares on the Toronto Stock Exchange and $0.58 (CDN$0.75) per share, and the value of the balance of any other shares issuable is determined by the weighted average trading price of our common shares on the Toronto Stock Exchange over the ten trading days immediately prior to the date on which the common shares are to be issued.

After December 31, 2004, any amount of the promissory note which remains unpaid will continue to be settled as the lesser of $174,838 (CDN$226,678) and 40% of the net aggregate amount of invoices issued by us to Aliant in the quarter, however we are required to settle only with common shares and the number of common shares payable each quarter, if any, is determined by dividing the maximum amount payable by $1.20 (CDN$1.56).

As of December 31, 2003, the current portion is calculated as $355,303 (Cdn$460,651) which consists of the amounts due for the quarters ended September 30, 2002 [$174,838 (Cdn$226,678)], December 31, 2002 [$174,838 (Cdn$226,678)] and March 31, 2003 [$5,627 (Cdn$7,295)]. No amounts are due for the quarters ended June 30, 2003, September 30, 2003 and December 31, 2003 respectively.

If we made the election to settle the entire promissory note payable with common shares, this would result in the issuance of an additional 2,517,701 shares of common stock. We are required to obtain shareholder and regulatory approval to issue common shares to settle the promissory note. We have obtained shareholder and regulatory approval to issue up to 2,000,000 shares of common stock to settle all or a portion of the promissory note. If we do not obtain additional approval for further issuances of common stock, we can only repay the remaining balance of the promissory note, if any, in cash.

On March 4, 2002, we and Innovatia signed a new development agreement. The agreement to develop a carrier-grade unified communications product is for the period January 1, 2002 to December 31, 2003. Innovatia licensed certain intellectual property to us on a non-exclusive non-transferable basis for use in the development and verification of current products and provided specific professional, project management, administrative and support services. In consideration for these services, we agreed to pay Innovatia a cash royalty within 30 days after the end of each calendar quarter equal to 10% on the gross quarterly revenue received for the sale of our products. On November 26, 2002, Innovatia terminated the development agreement and the royalty payments terminated six months thereafter on May 26, 2003. As at December 31, 2003, we had accrued $53,758 (CDN$69,697) for the royalty payments due on gross quarterly revenue received prior to May 26, 2003.

We have negotiated all transactions with Aliant and its subsidiaries, including Innovatia, as if these companies were independent third parties. Our management believes that all of these transactions were completed on terms comparable to terms, which we would have obtained from independent third parties.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Our common stock was listed and commenced trading on the OTC Bulletin Board on June 30, 1999 under the symbol "VMII" and on the Toronto Stock Exchange on July 16, 2001 under the symbol "VMY". Since June 30, 1999, trading in our common stock has been limited and sporadic. The following table sets forth, for the periods indicated, the high and low sales prices for our common stock on the OTC Bulletin Board and the Toronto Stock Exchange:

OTC Bulletin Board (1)			Toronto Stock Exchange (2)
Quarter Ended	High	Low	Quarter Ended	High (CDN$)	Low (CDN$)
December 31, 2003	$0.90	$0.23	December 31, 2003	$1.20	$0.33
September 30, 2003	$0.31	$0.16	September 30, 2003	$0.40	$0.21
June 30, 2003	$0.27	$0.14	June 30, 2003	$0.39	$0.20
March 31, 2003	$0.29	$0.20	March 31, 2003	$0.45	$0.29
December 31, 2002	$0.33	$0.12	December 31, 2002	$0.51	$0.17
September 30, 2002	$0.27	$0.07	September 30, 2002	$0.33	$0.10
June 30, 2002	$0.30	$0.14	June 30, 2002	$0.42	$0.20
March 31, 2002	$0.35	$0.13	March 31, 2002	$0.50	$0.25

(1) These prices were taken from Bloomberg L.P. Such over-the-counter market quotations reflect inter-dealer prices, without retail mark-up, mark down or commission and may not necessarily represent actual transactions.

(2) These prices were taken from Bloomberg L.P.

Our common shares are issued in registered form. Computershare Trust Company of Canada, 401 - 510 Burrard Street, Vancouver, British Columbia, Canada, V6C 3B9 (telephone: (604) 661-0271; facsimile (604) 685-3694) is the registrar and transfer agent for our common shares.

On March 31, 2004, the shareholders' list for our common stock showed 147 registered stockholders and 37,999,141 shares issued and outstanding. The closing sale price for our common stock on March 31, 2004, as reported on the OTC Bulletin Board, was $0.99. On March 31, 2004, there were 3,350,000 exchangeable shares of Voice Mobility Canada Limited issued and outstanding. These exchangeable shares are exchangeable, at no additional consideration, into shares of our common stock at any time.

Shares of our common stock are subject to rules adopted by the Securities and Exchange Commission that regulate broker-dealer practices in connection with transactions in "penny stocks". "Penny stock" is defined to be any equity security that has a market price (as defined) less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. If we establish a trading market for our common stock, our common stock will most likely be covered by the penny stock rules, which impose additional sales practice requirements on broker-dealers who sell to persons other than established customers and "accredited investors." The term "accredited investor" refers generally to institutions with assets in excess of $5,000,000 or individuals with a net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouse. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document in a form prepared by the SEC which provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction and monthly account statements showing the market value of each penny stock held in the customer's account. The bid and offer quotations, and the broker-dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer's confirmation. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from these rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for the stock that is subject to these penny stock rules. Consequently, these penny stock rules may affect the ability of broker-dealers to trade our securities.

Dividend Policy

During the year ended December 31, 2003, we did not pay any cash dividends to any holders of our equity securities. During the year ended December 31, 2002, we paid cash dividends of $147,449 to the holders of our Series B preferred stock.

We have not paid any cash dividends on our common stock and have no present intention of paying any dividends on the shares of our common stock. Our current policy is to retain earnings, if any, for use in our operations and in the development of our business. Our future dividend policy will be determined from time to time by our board of directors.

EXECUTIVE COMPENSATION

During the year ended December 31, 2003, the following three (3) individuals served as executive officers of our company at various times: Randy Buchamer, James Hutton and Marco Pacelli. Our chief executive officer, Randy Buchamer, and our executive officers, James Hutton and Marco Pacelli, are all executive officers whose total salary and bonus exceeded $100,000, are considered to be named executive officers for the purposes of our executive compensation disclosure on this annual report on Form 10-K.

The following table shows, for the three-year period ended December 31, 2003, the cash and other compensation we paid to our Chief Executive Officer and to each of our executive officers who had annual compensation in excess of $100,000.
SUMMARY COMPENSATION TABLE
		Annual Compensation (1)			Long Term Compensation (2)
					Awards		Payouts
Name and Principal Position	Year	Salary (US$)	Bonus (US$)	Other Annual Compen- sation (US$) (1)	Securities Underlying Options/ SARs Granted	Restricted Shares or Restricted Share Units	LTIP Payouts (US$)	All Other Compen- sation
Randy Buchamer Chief Executive Officer (3)	2003 2002 2001	$152,570 $131,678 $49,872	N/A N/A N/A	N/A N/A N/A	83,000 470,000 400,000	N/A N/A N/A	N/A N/A N/A	N/A N/A N/A
James J. Hutton President(4)	2003 2002 2001	$121,239 $104,628 $105,555	N/A N/A $51,648	N/A N/A N/A	108,500 20,000 Nil	N/A N/A N/A	N/A N/A N/A	N/A N/A N/A
Marco Pacelli(5)	2003 2002 2001	$190,833 N/A N/A	N/A N/A N/A	N/A N/A N/A	127,000 Nil Nil	N/A N/A N/A	N/A N/A N/A	N/A N/A N/A
Thomas G. O'Flaherty(6)	2003 2002 2001	N/A $94,393 $105,797	N/A N/A $32,280	N/A N/A N/A	Nil Nil 125,000	N/A N/A N/A	N/A N/A N/A	N/A N/A N/A

(1) Compensation was paid to Mr. Buchamer, Mr. Hutton, Mr. O'Flaherty, Mr. Gardiner and Mr. Grinstead by VMI, our operating subsidiary. Compensation was paid to Mr. Pacelli by Voice Mobility (US) Inc., our U.S. operating subsidiary.

(2) The value of perquisites and other personal benefits, securities and property for the Named Executive Officers that do not exceed the lesser of $50,000 or 10% of the total of the annual salary and bonus is not reported herein.

(3) Mr. Buchamer was appointed as our Chief Executive Officer on August 16, 2001.

(4) Mr. Hutton served as our Chief Executive Officer from April 1, 1998 to August 15, 2001. Mr. Hutton was appointed as our President on June 29, 2001.

(5) Mr. Pacelli was appointed as our Executive Vice President, Sales on October 1, 2002.

(6) Mr. O'Flaherty served as our President from January 1, 2000 to June 29, 2001.

The following table sets forth for each of the Named Executive Officers certain information concerning stock options granted to them during the year ended December 31, 2003.

OPTION/SAR GRANTS IN THE LAST FISCAL YEAR
Name	Individual Grants				Potential Realizable Value at Assured Annual Rates of Stock Price Appreciation for Option Term
	Number of Securities Underlying Options/ SARs Granted (#) (1)(2)	% of Total Options/ SARs Granted to Employees in Fiscal Year	Exercise Price ($/Share) (2)	Expiration Date	5%	10%
Randy Buchamer	83,000	7.3%	Cdn$0.37	February 12, 2008	$11,000	$24.308
James J. Hutton	62,500 46,000	5.5% 4.0%	Cdn$0.26 Cdn$0.23	May 15, 2008 May 19, 2008	$9,610	$21,237
Marco Pacelli	127,000	11.2%	Cdn$0.37	February 12, 2008	$16,832	$37,194
Thomas G. O'Flaherty	Nil	Nil	N/A	N/A	Nil	Nil

(1) All of the above options are subject to the terms of our Second Amended and Restated 1999 Stock Option Plan and are exercisable only as they vest. The options have a term of 5 years from the date of grant.

(2) All options were granted at an exercise price equal to the fair market value of our common stock on the date of grant.

The following table sets forth for each Named Executive Officer certain information concerning the number of shares subject to both exercisable and unexercisable stock options as of December 31, 2003. The values for "in-the-money" options are calculated by determining the difference between the fair market value of the securities underlying the options as of December 31, 2003 ($0.82 per share) and the exercise price of the individual's options. No named Executive Officer exercised options during the year ended December 31, 2003.

AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FY-END OPTION/SAR VALUES
Name	Shares Acquired on Exercise (#)	Aggregate Value Realized	Number of Securities Underlying Unexercised Options/SARs at FY-End (#) Exercisable / Unexercisable		Value of Unexercised In-the -Money Options/SARs at FY- end ($) Exercisable / Unexercisable(1)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Randy Buchamner	Nil	Nil	671,805	331,195	$206,990 (2)	$162,930 (3)
James J. Hutton	Nil	Nil	64,333	64,167	$40,634 (4)	$39,723 (5)
Marco Pacelli	Nil	Nil	312,500	314,500	$217,685 (6)	$198,507 (7)
Thomas G. O'Flaherty	Nil	Nil	Nil	Nil	$0	$0

(1) The values for "in-the-money" options are calculated by determining the difference between the fair market value of the securities underlying the options as of December 31, 2003 ($0.82 per share on OTC Bulletin Board) and the exercise price of the individual's options.

(2) Of the exercisable options, 281,250 options have an exercise price of $0.12, 18,333 options have an exercise price of $0.22, 272,222 options have an exercise price of $0.90, 50,000 options have an exercise price of $1.00 and 50,000 options have an exercise price of $1.35.

(3) Of the unexercisable options, 168,750 options have an exercise price of $0.12, 1,667 options have an exercise price of $0.22, 83,000 options have an exercise price of $0.29 and 77,778 options have an exercise price of $0.90.

(4) Of the exercisable options, 46,000 options have an exercise price of $0.18 and 18,333 options have an exercise price of $0.22.

(5) Of the unexercisable options, 62,500 options have an exercise price of $0.20 and 1,667 options have an exercise price of $0.22.

(6) Of the exercisable options, 312,500 options have an exercise price of $0.12.

(7) Of the unexercisable options, 187,500 options have an exercise price of $0.12 and 127,000 options have an exercise price of $0.29.

COMPENSATION OF DIRECTORS

We currently compensate our directors with a cash compensation of $771 (CDN$1,000) for participation in each formal meeting held by our board of directors. Our non-employee directors are also granted incentive stock options. Employee directors are granted incentive stock options based on their individual employment agreements. All stock option grants are made pursuant to our Second Amended and Restated 1999 Stock Option Plan.

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT
AND CHANGE IN CONTROL ARRANGEMENTS

We have not entered into any employment agreements with our officers and directors and have paid no compensation to them. Our operating subsidiary, Voice Mobility Inc. and Voice Mobility (US) Inc., however, have entered into employment agreements with our named executive officers.

Randy Buchamer, Chief Executive Officer of our company and our subsidiary, entered into an indefinite term employment agreement on August 16, 2001. He receives a salary of $154,261 (CDN$200,000) per year plus a car allowance of $386 (CDN$500) per month. On August 16, 2001, he received a one time grant of 350,000 options exercisable at $1.06 (CDN$1.37) per share. In connection with Mr. Buchamer's service as a director, on June 1, 1999, he received a grant of 50,000 options exercisable at $1.22 (CDN$1.58) per share and on June 14, 2001, he received an additional grant of 50,000 options exercisable at $1.04 (CDN$1.35). On February 26, 2002, he received a grant of 20,000 options exercisable at $0.22 (CDN$0.28) per share, on September 20, 2002, he received an additional grant of 450,000 options exercisable at $0.12 (CDN$0.16) per share and on February 13, 2003, he received an additional grant of 83,000 options exercisable at $0.29 (CDN$0.37) per share.

Marco Pacelli, Executive Vice President, Sales of our company, entered into an employment agreement on October 1, 2002 for a term of two years expiring on September 30, 2004. He receives a salary of $200,000 per year plus commissions. On September 20, 2002, he received a one time grant of 500,000 options exercisable at $0.12 (CDN$0.16) per share. The options vest as follows: 180,000 vest when we generate cumulative gross revenues of $5 million or 45,000 vest every six months commencing on October 1, 2002, whichever occurs first; 160,000 vest upon Mr. Pacelli securing a binding reseller/OEM agreement with a global reseller or 40,000 vest every six months commencing October 1, 2002, whichever occurs first; and 160,000 vest upon Mr. Pacelli securing a binding international teaming agreement or 40,000 vest every six months commencing October 1, 2002, whichever occurs first. Mr. Pacelli is entitled to terminate the employment agreement upon 90 days advance notice. We are entitled to terminate the agreement at any time for cause and without cause upon 90 days advance notice. If we terminate the agreement without cause, then we must pay Mr. Pacelli six months of his salary. On February 13, 2003, he received an additional grant of 127,000 options exercisable at $0.29 (CDN$0.37) per share

FINANCIAL STATEMENTS

Our financial statements are stated in United States dollars (US$) and are prepared in accordance with United States Generally Accepted Accounting Principles.

Report of Independent Chartered Accountants.

Consolidated Balance Sheets at December 31, 2003 and 2002.

Consolidated Statement of Operations for the years ended December 31, 2003, 2002 and 2001.

Consolidated Statement of Stockholders' Equity (Deficiency) for the years ended December 31, 2003, 2002 and 2001.

Consolidated Statement of Cash Flows for the years ended December 31, 2003, 2002 and 2001.

Notes to the Consolidated Financial Statements.

Consolidated Financial Statements

Voice Mobility International, Inc.

December 31, 2003 and 2002

REPORT OF INDEPENDENT CHARTERED ACCOUNTANTS

To the Board of Directors and Shareholders of
Voice Mobility International, Inc.

We have audited the accompanying consolidated balance sheets of Voice Mobility International, Inc. as at December 31, 2003 and 2002 and the related consolidated statements of operations, stockholders' equity (deficiency) and cash flows for each of the three years in the period ended December 31, 2003. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Voice Mobility International, Inc. as at December 31, 2003 and 2002, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2003, in conformity with accounting principles generally accepted in the United States.

As discussed in Note 1 to the financial statements, the Company's recurring net losses and working capital deficiency raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. These financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Vancouver, Canada, March 4, 2004	/s/ Ernst & Young LLP Chartered Accountants

Voice Mobility International, Inc.

CONSOLIDATED BALANCE SHEETS
[See Note 1 - Nature of Business and Basis of Presentation]

As at December 31	(expressed in U.S. dollars)
	2003	2002
	$	$
ASSETS [notes 10 and 12]
Current
Cash and cash equivalents	85,636	97,996
Other receivables	13,921	19,429
Note receivable [note 3]	190,406	254,833
Deferred finance costs [notes 8 and 9]	-	59,426
Deferred contract costs	81,631	77,556
Prepaid expenses	63,776	68,467
Total current assets	435,370	577,707

Deferred finance costs [note 11]	51,420	-
Property and equipment, net [note 6]	115,684	736,549
Total assets	602,474	1,314,256

LIABILITIES AND STOCKHOLDERS' DEFICIENCY
Current
Accounts payable	269,071	266,442
Accrued liabilities [note 18]	207,194	183,206
Employee related payables	67,227	47,508
Deferred revenue	306,740	302,311
Series A promissory notes payable [note 8]	-	473,821
Series B promissory notes payable [note 9]	-	218,728
Accrued interest on Series C promissory notes payable [note 10]	17,936	-
Accrued interest on Series D promissory notes payable [note 11]	1,860	-
Series E promissory notes payable and accrued interest [note 12]	534,510	-
Current portion of promissory note payable [note 13]	355,303	291,995
Total current liabilities	1,759,841	1,784,011

Series C promissory notes payable [note 10]	3,467,563	-
Series D promissory notes payable [note 11]	363,972	-
Promissory note payable [note 13]	1,722,552	1,328,408
Total liabilities	7,313,928	3,112,419
Commitments and contingencies [note 19]

Stockholders' deficiency [note 16]
Common stock, $0.001 par value, authorized 100,000,000, 35,565,620 outstanding [2002 - 31,536,948]	35,566	31,537
Preferred stock, $0.001 par value, authorized 1,000,000
Series A Preferred stock, 1 outstanding	1	1
Series B Preferred stock, nil outstanding [December 31, 2002 - 585,698]	-	586
Additional paid-in capital	30,061,022	31,847,387
Accumulated deficit	(36,011,140)	(33,619,962)
Other accumulated comprehensive income	(796,903)	(57,712)
Total stockholders' deficiency	(6,711,454)	(1,798,163)
Total liabilities and stockholders' deficiency	602,474	1,314,256

See accompanying notes

Voice Mobility International, Inc.

CONSOLIDATED STATEMENTS OF OPERATIONS

Year ended December 31	(expressed in U.S. dollars)

	2003	2002	2001
	$	$	$

Sales [notes 5 and 18]	57,967	699,937	358,191
Cost of sales [note 14]	-	62,818	49,999
Gross profit	57,697	637,119	308,192

Operating expenses
Sales and marketing [note 16[d]]	665,801	1,103,112	2,237,563
Research and development [note 16[d]]	725,456	1,058,643	4,618,284
General and administrative [note 16[d]]	1,507,652	2,257,773	3,623,980
	2,898,909	4,419,528	10,479,827
Loss from operations	2,840,942	3,782,409	10,171,635
Interest income	(5)	(7,134)	(160,095)
Interest expense	629,043	133,434	281,017
Loss on debt restructuring [note 7]	241,636	-	-
Net loss	3,711,616	3,908,709	10,292,557
Foreign currency translation (gains) losses	739,191	(19,106)	69,989
Comprehensive loss	4,450,807	3,889,603	10,362,546

Earnings (loss) per share [note 15]
Basic and diluted loss per share	(0.06)	(0.11)	(0.34)

See accompanying notes

Voice Mobility International, Inc.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIENCY)
Year ended December 31	(expressed in U.S. dollars)
									Other
	Common Stock		Series A Preferred Stock		Series B Preferred Stock		Additional		Accumulated
	Number		Number		Number		Paid-in	Accumulated	Comprehensive
	of Shares	Amount	of Shares	Amount	of Shares	Amount	Capital	Deficit	Loss	Total
	#	$	#	$	#	$	$	$	$	$

Balance, December 31, 2000	20,201,282	20,202	1	1	666,667	667	22,871,377	(19,323,693)	(6,829)	3,561,725
Common stock issued pursuant to special warrants	6,500,000	6,500	-	-	-	-	7,643,334	-	-	7,649,834
Common stock issued on settlement of amounts due to Innovatia Inc.	500,000	500	-	-	-	-	131,559	-	-	132,059
Common stock issued pursuant to exercise of stock options	447,500	447	-	-	-	-	405,178	-	-	405,625
Warrants issued pursuant to promissory notes	-	-	-	-	-	-	226,967	-	-	226,967
Series B preferred stock retraction	-	-	-	-	(80,969)	(81)	(352,378)	109,552	-	(242,907)
Dividends paid on preferred stock	-	-	-	-	-	-	-	(57,106)	-	(57,106)
Repurchase of vested stock options	-	-	-	-	-	-	(31,500)	-	-	(31,500)
Stock based compensation	-	-	-	-	-	-	428,817	-	-	428,817
Foreign currency translation loss	-	-	-	-	-	-	-	-	(69,989)	(69,989)
Net loss	-	-	-	-	-	-	-	(10,292,557)	-	(10,292,557)
Balance, December 31, 2001	27,648,782	27,649	1	1	585,698	586	31,323,354	(29,563,804)	(76,818)	1,710,968
Common stock issued pursuant to private placements	2,725,666	2,726	-	-	-	-	503,429	-	-	506,155
Common stock issued on exchange of exchangeable shares	1,162,500	1,162	-	-	-	-	(1,162)	-		-
Dividends paid on preferred stock	-	-	-	-	-	-	-	(147,449)	-	(147,449)
Stock based compensation	-	-	-	-	-	-	21,766	-	-	21,766
Foreign currency translation gain	-	-	-	-	-	-	-	-	19,106	19,106
Net loss	-	-	-	-	-	-	-	(3,908,709)	-	(3,908,709)
Balance, December 31, 2002	31,536,948	31,537	1	1	585,698	586	31,847,387	(33,619,962)	(57,712)	(1,798,163)
Common stock and warrants issued on settlement of Series A & B promissory notes [note 7]	864,702	865	-	-	-	-	805,939	-	-	806,804
Exchange of Series B convertible preferred stock [note 7]	-	-	-	-	(585,698)	(586)	(3,097,955)	-	-	(3,098,541)
Retained earning adjustment on the exchange of the Series B convertible preferred stock [note 7]	-	-	-	-	--	-	-	1,320,438	-	1,320,438
Warrants issued pursuant to Series D promissory notes [note 11]	-	-	-	-	-	-	85,932	-	-	85,932
Common stock issued pursuant to private placement, net of share issue costs of $3,110	1,176,470	1,176	-	-	-	-	361,645	-	-	362,821
Common stock issued on exchange of exchangeable shares	1,987,500	1,988	-	-	-	-	(1,988)	-	-	-
Stock based compensation	-	-	-	-	-	-	60,062	-	-	60,062
Foreign currency translation loss	-	-	-	-	-	-	-	-	(739,191)	(739,191)
Net loss	-	-	-	-	-	-	-	(3,711,616)	-	(3,711,616)
Balance, December 31, 2003	35,565,620	35,566	1	1	-	-	30,061,022	(36,011,140)	(796,903)	(6,711,454)

See accompanying notes

Voice Mobility International, Inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS

Year ended December 31	(expressed in U.S. dollars)

	2003	2002	2001
	$	$	$

OPERATING ACTIVITIES
Net loss	(3,711,616)	(3,908,709)	(10,292,577)
Non-cash items included in net loss
Amortization	671,608	1,016,750	909,746
Amortization of deferred finance costs	297,916	31,062	-
Promissory note payable issued for services	-	-	1,707,989
Non-cash interest expense	44,422	-	-
Stock based compensation	60,062	21,766	428,817
Loss on disposal of property and equipment	24,322	38,741	5,391
Loss on debt restructuring	241,636	-	-
	(2,371,650)	(2,800,390)	(7,240,614)
Net change in operating assets and liabilities [note 20]	261,035	245,380	(368,451)
Cash (used in) operating activities	(2,110,615)	(2,555,010)	(7,609,065)

INVESTING ACTIVITIES
Purchase of property and equipment	(5,998)	(55,077)	(955,808)
Proceeds on sale of property and equipment	14,290	50,034	7,998
Cash provided by (used in) investing activities	8,292	(5,043)	(947,810)

FINANCING ACTIVITIES
Proceeds from Series A promissory notes payable	-	428,891	-
Proceeds from Series B promissory notes payable	1,032,229	190,162	-
Proceeds from Series D promissory notes payable	366,838	-	-
Proceeds from Series E promissory notes payable	457,754	-	-
Proceeds on promissory notes payable and warrants	-	-	1,404,214
Repayment of promissory notes payable	-	(51,226)	(1,397,305)
Proceeds from issuance of common stock	362,821	506,155	-
Proceeds from issuance of special warrants, net
of financing costs	-	-	7,649,834
Proceeds from release of preferred stock from escrow	-	-	1,757,093
Dividends paid on preferred stock	-	(147,449)	(57,106)
Proceeds on exercise of stock options	-	-	405,625
Repurchase of vested stock options	-	-	(31,500)
Cash provided by financing activities	2,219,642	926,533	9,730,855

Effect of change in foreign exchange rate on cash and cash equivalents	(129,679)	(684)	(44,307)

Increase (decrease) in cash and cash equivalents	(12,360)	(1,634,204)	1,129,673
Cash and cash equivalents, beginning of year	97,996	1,732,200	602,527
Cash and cash equivalents, end of year	85,636	97,996	1,732,200

See accompanying notes

Voice Mobility International, Inc.

NOTES TO CONSOLIDATED
FINANCIAL STATEMENTS
December 31, 2003	(expressed in U.S. dollars)

1. NATURE OF BUSINESS AND BASIS OF PRESENTATION

Nature of business

Voice Mobility International, Inc. (the "Company") is a Nevada corporation engaged in the development and sales and marketing of enhanced messaging software. The Company's enhanced messaging software suite will allow for legacy voice-mail replacement and incremental offerings such as real time call connect, voice-mail to e-mail, and fax to e-mail services. These unified communication services are facilitated by the creation of a single personal digital mailbox that can receive any type of communication regardless of its incoming format or medium. The Company's principal geographic markets include North America, Europe and Asia.

Basis of presentation

The financial statements have been prepared by management in accordance with accounting principles generally accepted in the United States on a going concern basis, which contemplates the realization of assets and the discharge of liabilities in the normal course of business for the foreseeable future.

The Company incurred a net loss of $3,711,616 for the year ended December 31, 2003 [2002 - $3,908,709; 2001 - $10,292,557] and has a working capital deficiency of $1,324,471 that raises substantial doubt about its ability to continue as a going concern. Management has been able, thus far, to finance the operations, as well as the growth of the business, through a series of equity and debt financings. In 2003, the Company received gross proceeds in excess of $2.2 million in connection with the issuance of debt and equity financings. In addition, as of March 4, 2004, the Company has received gross proceeds in excess of $1.1 million on the completion of an equity private placement and the exercise of outstanding options and warrants (Note 21). Management plans to continue to seek other sources of financing on favorable terms, however, there can be no assurance that any such commitment can be obtained on favorable terms, if at all. Management believes it has implemented significant cost reductions and expects to keep its operating costs to a minimum until cash is available through financing or operating activities. There are no assurances that the Company will be successful in achieving these goals.

Voice Mobility International, Inc.

NOTES TO CONSOLIDATED
FINANCIAL STATEMENTS
December 31, 2003	(expressed in U.S. dollars)

1. NATURE OF BUSINESS AND BASIS OF PRESENTATION (cont'd.)

In view of these conditions, the ability of the Company to continue as a going concern is uncertain and dependent upon achieving a profitable level of operations and, if necessary, on the ability of the Company to obtain necessary financing to fund ongoing operations. Management believes that its current and future plans enable it to continue as a going concern. These financial statements do not give effect to any adjustments which would be necessary should the Company be unable to continue as a going concern and therefore be required to realize its assets and discharge its liabilities in other than the normal course of business and at amounts different from those reflected in the accompanying financial statements.

2. SIGNIFICANT ACCOUNTING POLICIES

The following is a summary of significant accounting policies used in the preparation of these consolidated financial statements:

Principles of consolidation

The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries, Voice Mobility Inc., Voice Mobility (US), Inc., Voice Mobility Canada Limited, an inactive company and VM Sub Limited, also an inactive company. All intercompany balances and transactions have been eliminated on consolidation.

Use of estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the period. Actual results could differ from those estimates.

Revenue recognition

Revenues are derived from sales of software licenses, hardware, maintenance and training services. The Company has sold software licenses with maintenance and training services, hardware on a stand-alone basis and bundled arrangements including software, hardware and maintenance and training services. The Company generally licenses software to customers for an indefinite period of time.

Voice Mobility International, Inc.

NOTES TO CONSOLIDATED
FINANCIAL STATEMENTS
December 31, 2003	(expressed in U.S. dollars)

2. SIGNIFICANT ACCOUNTING POLICIES (cont'd.)

The Company recognizes revenue in accordance with Statement of Position 97-2, "Software Revenue Recognition" ("SOP 97-2") and Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements" ("SAB 101").

SOP 97-2 requires that the total arrangement fee from software arrangements that include rights to multiple software products, post contract customer support and/or other services be allocated to each element of the arrangement based on their relative fair values. Under SOP 97-2, the determination of fair value is based on vendor specific objective evidence.

Software revenue is recognized under SOP 97-2 when persuasive evidence of an arrangement exists, when all elements essential to the functionality of the software including installation and training are delivered in accordance with the terms and conditions of the customer contract, when the fee is fixed or determinable, and when collection is reasonably assured. Fees are considered fixed or determinable if the contracts are similar to others for which the Company has a standard business practice and a history of successful collection under the original payment terms.

For software arrangements involving multiple elements, the Company allocates revenue to each element based on vendor specific objective evidence of relative fair values, which are derived by allocating a value to each element that is based upon the prices charged when the element is sold separately. The Company's product and services are generally sold as part of a contract involving software, hardware, maintenance and training. Vendor specific objective evidence is used to determine the relative fair values of these various elements in each of the contracts.

Revenue for hardware sold separately is recognized under SAB 101. Hardware revenue, net of trade discounts is recognized upon shipment or when all elements essential to functionality are complete and when all significant contractual obligations have been satisfied and collection is reasonably assured. When contracts contain specific contingencies, the Company defers revenue recognition until such time as the contingencies are resolved.

Revenues from maintenance are recognized ratably over the term of the arrangement, generally one year, and revenues from training are generally recognized as the services are performed.

Foreign currency

These consolidated financial statements have been presented in United States dollars. The functional currency of the Company is the Canadian dollar. Accordingly, all assets and liabilities of the Company, which are denominated in foreign currencies, are translated at the year end exchange rate and revenues and expenses are translated using a weighted average exchange rate for the applicable period. Any resulting exchange gains and losses are presented as cumulative foreign currency translation gains (losses) within other accumulated comprehensive loss.

Monetary assets and liabilities denominated in foreign currencies are translated at the exchange rate in effect at the balance sheet date. Other balance sheet items and revenues and expenses are translated at the exchange rates prevailing on the respective transaction dates. Gains and losses on foreign currency transactions are reflected in the consolidated statements of operations.

Voice Mobility International, Inc.

NOTES TO CONSOLIDATED
FINANCIAL STATEMENTS
December 31, 2003	(expressed in U.S. dollars)

2. SIGNIFICANT ACCOUNTING POLICIES (cont'd.)

Financial instruments

The Company's financial instruments consists of cash and cash equivalents, accounts receivable, other receivables, note receivable, accounts payable, employee related payables, and promissory notes payable. Unless otherwise stated the fair value of the financial instruments approximates their carrying value. The Company has not entered into foreign exchange derivative contracts.

Cash and cash equivalents

Cash and cash equivalents consist of cash and short term deposits with original maturities of ninety days or less and are recorded at amortized cost.

Property and equipment

Property and equipment are carried at cost. Amortization is provided using the straight line method over the assets estimated useful lives as follows:

Computer equipment	3 years
Computer equipment for customer use	Term of contract
Computer software	2 years
Office equipment and furniture	5 years
Leasehold improvements	Term of the lease

Software development costs

Costs incurred internally to develop computer software products and the costs to acquire externally developed software products (which have no alternative future use) to be sold, leased or otherwise marketed are charged to expense until the technological feasibility of the product has been established. After technological feasibility is established and until the product is available for general release, software development, product enhancements and acquisition costs are capitalized and amortized on a product by product basis.

Advertising

Advertising costs are expensed in the period incurred. Advertising expense for the year ended December 31, 2003 was $nil [2002 - $8,000; 2001 - $162,000].

Voice Mobility International, Inc.

NOTES TO CONSOLIDATED
FINANCIAL STATEMENTS
December 31, 2003	(expressed in U.S. dollars)

2. SIGNIFICANT ACCOUNTING POLICIES (cont'd.)

Stock based compensation

The Company accounts for stock-based employee compensation arrangements using the intrinsic value method in accordance with the provisions of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25") and complies with the disclosure provisions of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"), as amended by Statement of Financial Accounting Standards No. 148, "Accounting for Stock-Based Compensation-Transition and Disclosure - an amendment of FASB Statement No. 123" ("SFAS 148"). The pro-forma disclosure of stock based compensation is included in Note 16[d].

Under APB 25, compensation expense for employees is based on the excess of the fair value of the Company's stock over the exercise price if any, on the date of the grant. The Company accounts for stock issued to non-employees at fair value in accordance with SFAS 123. The Company uses the Black-Scholes option pricing model to determine the fair value of stock options granted to non-employees.

Income taxes

The Company follows the liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial reporting and tax bases of assets and liabilities using enacted tax rates that will be in effect for the year in which the differences are expected to reverse.

Earnings per share

Basic earnings (loss) per share is computed by dividing income (loss) available to common stockholders by the weighted average number of common stock and exchangeable shares outstanding for the period. Diluted earnings (loss) per share reflects the dilutive potential of outstanding securities using the treasury stock method.

Voice Mobility International, Inc.

NOTES TO CONSOLIDATED
FINANCIAL STATEMENTS
December 31, 2003	(expressed in U.S. dollars)

2. SIGNIFICANT ACCOUNTING POLICIES (cont'd.)

Comprehensive loss

Comprehensive loss includes all changes in equity except those resulting from investments by owners and distributions to owners. Other accumulated comprehensive loss consists only of accumulated foreign currency translation adjustments for all years presented.

Recent Accounting Pronouncements

In January 2003, the FASB issued Interpretation No. 46, Consolidation of Variable Interest Entities ("FIN 46"). FIN 46 requires an investor with a majority of the variable interests in a variable interest entity to consolidate the entity and also requires majority and significant variable interest investors to provide certain disclosures. A variable interest entity is an entity that has (1) equity investment at risk that is insufficient to finance the entity's activities without receiving additional subordinated financial support from the other parties, (2) a group of equity owners that are unable to make substantive decision's about the entity's activities, or (3) equity that does not absorb the entity's losses or receive the benefits of the entity. FIN 46 is effective for all new variable interest entities created or acquired after January 31, 2003. The initial adoption of FIN 46 did not have a material impact on the Company's financial position, results of operations or cash flows. For variable interest entities created or acquired prior to February 1, 2003, FIN 46R is effective for the Company's fiscal quarter ending March 31, 2004. The Company is currently evaluating the effect that the adoption of FIN 46R will have on its results of operations and financial condition.

In May 2003, the FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity" ("SFAS 150"). SFAS 150 establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances). SFAS 150 does not apply to features embedded in a financial instrument that is not a derivative in its entirety. SFAS 150 is effective for financial instruments entered into or modified after May 31, 2003 and otherwise was effective at the beginning of the first interim period beginning after June 15, 2003. For existing financial instruments created before the effective date, any impact upon the adoption of SFAS 150 shall be reported as a cumulative effect of a change in an accounting principle. The initial adoption of SFAS 150 did not have a material impact on the Company's financial position, results of operations or cash flows.

Voice Mobility International, Inc.

NOTES TO CONSOLIDATED
FINANCIAL STATEMENTS
December 31, 2003	(expressed in U.S. dollars)

3. NOTE RECEIVABLE

On August 8, 2001, an action against the Company and the predecessor corporation, Equity Capital Group, Inc. ("ECG"), was filed alleging breach of contract. A settlement agreement and mutual release was signed between the Company and the plaintiff and an amount of $252,500 was paid by the Company to the plaintiff in full settlement. Prior to signing the plaintiff settlement agreement, the Company signed an indemnification agreement with the former majority shareholder of ECG that indemnified the Company against this claim and set forth a payment schedule whereby the Company would fully recover the amounts paid to the plaintiff.

As at December 31, 2003, the former shareholder of the predecessor corporation, ECG was delinquent in scheduled payments to the Company totaling $190,406.

In 2002, an existing shareholder and director of the Company agreed to indemnify the Company against any losses that may be incurred on the collectibility of the note receivable.

Voice Mobility International, Inc.

NOTES TO CONSOLIDATED
FINANCIAL STATEMENTS
December 31, 2003	(expressed in U.S. dollars)

4. CONCENTRATION OF CREDIT RISK

Financial instruments, which potentially subject the Company to concentrations of credit risk, consist principally of cash and cash equivalents, accounts receivables and the note receivable. The Company performs ongoing credit evaluations of its customers and maintains allowances for potential credit losses which, when realized, have been within the range of management's expectations.

 5. SEGMENTED INFORMATION

The Company operates in one major line of business, the development, manufacture and marketing of enhanced messaging software systems.

Revenue from external customers, by location of customer, is as follows:

	Canada	US	Other	Total

2003	22,381	20,586	15,000	57,967
2002	684,937	15,000	-	699,937
2001	301,991	41,200	15,000	358,191

Sales from the recognition of deferred revenue from three customers comprised 39%, 36% and 25% of revenues in 2003 respectively. Sales to one customer comprised 84% of revenues in 2002 and sales to one customer comprised 56% of revenues in 2001. No other customer accounted for greater than 10% of revenues in each of the years presented.

The Company has substantially all its assets in Canada and its current and planned future operations are, and will be, located in Canada.

Voice Mobility International, Inc.

NOTES TO CONSOLIDATED
FINANCIAL STATEMENTS
December 31, 2003	(expressed in U.S. dollars)

6. PROPERTY AND EQUIPMENT

	Cost	Accumulated Amortization	Net Book Value
	$	$	$

2003
Computer equipment	2,754,581	2,692,691	61,890
Computer software	696,218	694,908	1,310
Office equipment and furniture	197,440	159,062	38,378
Leasehold improvements	142,854	128,748	14,106
	3,791,093	3,675,409	115,684

2002
Computer equipment	2,334,510	1,760,441	574,069
Computer equipment for customer use	25,651	3,713	21,938
Computer software	572,667	540,195	32,472
Office equipment and furniture	182,220	95,990	86,230
Leasehold improvements	112,397	90,557	21,840
	3,227,445	2,490,896	736,549

7. RESTRUCTURING OF DEBT AND PREFERRED STOCK

On September 9, 2003, the Company completed a restructuring arrangement whereby certain existing debt and convertible preferred stock was settled in full in exchange for the issuance of new debt, common stock and share purchase warrants. The exchange of old debt for new debt, common stock and share purchase warrants has been accounted for in accordance with Statement of Financial Accounting Standards No. 15, "Accounting by Debtors and Creditors for Troubled Debt Restructurings". The exchange of convertible preferred stock for new debt and share purchase warrants has been accounted for in accordance with Emerging Issues Task Force No. 98-5, "Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios" and Emerging Issues Task Force No. 00-27, "Application of Issue No. 98-5 to Certain Convertible Instruments".

Exchange of Series A and B Promissory Notes

The existing principal amounts of the Series A promissory notes (Cdn$650,000) and Series B promissory notes (Cdn$1,800,000) were exchanged for an equal amount of principal $1,814,949 (Cdn$2,450,000) of Series C promissory notes. The Series C promissory notes bear interest at 8% per annum payable quarterly, and are due on December 31, 2005 (refer to Note 10).

Voice Mobility International, Inc.

NOTES TO CONSOLIDATED
FINANCIAL STATEMENTS
December 31, 2003	(expressed in U.S. dollars)

7. RESTRUCTURING OF DEBT AND PREFERRED STOCK (cont'd.)

As part of the troubled debt restructuring, the Company issued 864,702 common stock and 1,633,332 Class T share purchase warrants in partial settlement of $272,242 (Cdn$367,500) representing the 15% repayment premium accrued for the Series A promissory notes and Series B promissory notes. The fair market value of the common stock, based on the quoted market price, was $211,387 (Cdn$285,352) and the estimated fair value of the share purchase warrants, using the Black-Scholes option pricing model, was $302,491 (Cdn$408,333). Accordingly, a loss of $241,636 was recorded in the statement of operations. No other gain or loss was recognized on the restructuring of the promissory notes.

The Class T share purchase warrants are exercisable for a period of five years at an exercise price of $0.33 (Cdn$0.425) per share. The warrants also include a call feature at the option of the Company that is described in Note 16[e].

Exchange of Series B Convertible Preferred Stock

The Company issued Series C promissory notes with a principal amount of $1,757,093 (Cdn$2,372,526) and 1,581,684 Class T share purchase warrants in exchange for the settlement of 585,698 Series B convertible preferred stock with a stated amount of $1,757,093 (Cdn$2,372,526) and a previously recorded beneficial conversion feature of $1,341,448.

The Series C promissory notes bear interest at 8% per annum payable quarterly and mature on December 31, 2005 (refer to Note 10). The Class T share purchase warrants are exercisable for a period of five years at an exercise price of $0.33 (Cdn$0.425) per share. The warrants also include a call feature at the option of the Company that is described in Note 16[e].

The fair value of the Series C promissory notes on the date of issuance was estimated at $1,485,177 (Cdn$2,004,841) based on a 15% market interest rate which management has determined to reflect the Company's cost of borrowing. The fair value of the Class T share purchase warrants was estimated at $292,926 using the Black-Scholes option pricing model. The $1,320,438 net difference between the $3,098,541 combined carrying value of the convertible preferred stock and previously recorded beneficial conversion feature and the $1,778,103 combined fair value of the Series C promissory notes and Class T share purchase warrants issued has been recorded as a reduction to the accumulated deficit and a reduction to the net loss attributable to common stockholders.

8. SERIES A PROMISSORY NOTES PAYABLE

On June 28, 2002, the Company issued an aggregate of $428,891 (Cdn$650,000) of Series A promissory notes to four shareholders. The notes were repayable on the earlier of June 27, 2003, or when the Company's cumulative revenues plus the net proceeds of any debt or equity financing exceed $1,928,268 (Cdn$2,500,000) from the issuance date, or when the Company completes a consolidation, merger, amalgamation, arrangement or other reorganization as a result of which the successor corporation after completion of the transaction has working capital of more than $1,928,268 (Cdn$2,500,000).

Voice Mobility International, Inc.

NOTES TO CONSOLIDATED
FINANCIAL STATEMENTS
December 31, 2003	(expressed in U.S. dollars)

8. SERIES A PROMISSORY NOTES PAYABLE (cont'd.)

The notes were subject to a repayment premium equal to 15% of the outstanding principal balance. The repayment premium of $71,355 (Cdn$97,500) was recorded as an increase to the promissory notes balance and as a deferred financing cost. The deferred financing cost has been fully amortized to interest expense. The notes carried interest at a rate of 8% per annum, which was payable quarterly.

The notes and the repayment premium were settled on September 9, 2003 as part of the restructuring of debt and preferred stock described in Note 7.

9. SERIES B PROMISSORY NOTES PAYABLE

From December 30, 2002 to May 31, 2003, the Company issued an aggregate of $1,222,391 (Cdn$1,800,000) of Series B promissory notes to two shareholders. The notes were repayable on the earlier of one year following the date of issue or when the Company's cumulative revenues plus the net proceeds of any debt or equity financing exceed $1,928,268 (Cdn$2,500,000) from the issuance date, or when the Company completes a consolidation, merger, amalgamation, arrangement or other reorganization as a result of which the successor corporation after completion of the transaction has working capital of more than $1,928,268 (Cdn$2,500,000).

The notes were subject to a repayment premium equal to 15% of the outstanding principal balance. The repayment premium of $197,600 (Cdn$270,000) was recorded as an increase to the promissory notes balance and as a deferred financing cost. The deferred financing cost has been fully amortized to interest expense. The notes carried interest at a rate of 8% per annum, which was payable quarterly.

The notes and the repayment premium were settled on September 9, 2003 as part of the restructuring of debt and preferred stock described in Note 7.

Voice Mobility International, Inc.

NOTES TO CONSOLIDATED
FINANCIAL STATEMENTS
December 31, 2003	(expressed in U.S. dollars)

10. SERIES C PROMISSORY NOTES PAYABLE
	2003		2002
	US$	Cdn$	US$	Cdn$

Principal	3,719,650	4,822,526	-	-
Unamortized debt discount	(252,087)	(326,831)	-	-
	3,467,563	4,495,695
Accrued interest	17,936	23,254	-	-
	3,485,499	4,518,949	-	-

The Series C promissory notes were issued on September 9, 2003 as part of the restructuring of debt and preferred stock described in Note 7.

The Series C promissory notes bear interest at the rate of 8% per annum payable quarterly and are due on December 31, 2005. The Company has agreed to repay the Series C promissory notes at a rate equal to 10% of gross sales as and when generated and as reported on the Company's quarterly and annual financial statements.

The Series C promissory notes were recorded at a discount of $283,598 (Cdn$367,685) to reflect the fair value based on market interest rates. The discount is subject to accretion over the 27 month term to maturity of the promissory notes.

Repayment of the Series C promissory notes have been guaranteed by the Company and are secured against the assets of the Company's subsidiary, Voice Mobility Inc.

11. SERIES D PROMISSORY NOTES PAYABLE
	2003		2002
	US$	Cdn$	US$	Cdn$

Principal	385,654	500,000	-	-
Repayment premium	57,848	75,000	-	-
Unamortized debt discount	(79,530)	(103,111)	-	-
	363,972	471,889
Accrued interest	1,860	2,411	-	-
	365,832	474,300	-	-

Voice Mobility International, Inc.

NOTES TO CONSOLIDATED
FINANCIAL STATEMENTS
December 31, 2003	(expressed in U.S. dollars)

11. SERIES D PROMISSORY NOTES PAYABLE (cont'd.)

On September 9, 2003, the Company issued an aggregate of $366,838 (Cdn$500,000) Series D promissory notes and 574,999 Class R share purchase warrants to four shareholders one of whom is also a director of the Company. The notes bear interest at a rate of 8% per annum, payable quarterly and are due on December 31, 2005. The warrants are exercisable for a period of five years at an exercise price of $0.33 (Cdn$0.425) per share. The warrants also include a call feature at the option of the Company that is described in Note 16[e].

The notes are subject to a repayment premium equal to 15% of the outstanding principal balance. The repayment premium of $57,848 (Cdn$75,000) was recorded as an increase to the promissory notes balance and as a deferred financing cost. The deferred financing cost is being amortized to interest expense over the 27 month term to maturity. The gross proceeds have been allocated to the promissory notes and the warrants based on the relative fair value of each security at the time of issuance. Accordingly, $284,466 (Cdn$384,000) was allocated to the promissory notes and $85,932 (Cdn$116,000) was allocated to the warrants in aggregate. The fair value of the warrants was estimated using the Black-Scholes option pricing model. The discount on the notes as a result of the warrants is subject to accretion over the 27 month term to maturity of the promissory notes.

12. SERIES E PROMISSORY NOTES PAYABLE
	2003		2002
	US$	Cdn$	US$	Cdn$

Principal	462,784	600,000	-	-
Repayment premium	69,418	90,000	-	-
	532,202	690,000
Accrued interest	2,308	2,992	-	-
	534,510	692,992	-	-

During the months of November and December 2003, the Company issued an aggregate of $457,754 (Cdn$600,000) Series E promissory notes to two shareholders. The notes bear interest at a rate of 8% per annum, payable quarterly and are due on demand.

The notes are subject to a repayment premium equal to 15% of the outstanding principal balance. The repayment premium of $69,418 (Cdn$90,000) was recorded as an increase to the promissory notes balance and expensed immediately as interest since the notes are due on demand.

Repayment of the Series E promissory notes have been guaranteed by the Company and are secured against the assets of the Company's subsidiary, Voice Mobility Inc.

Voice Mobility International, Inc.

NOTES TO CONSOLIDATED
FINANCIAL STATEMENTS
December 31, 2003	(expressed in U.S. dollars)

13. PROMISSORY NOTE PAYABLE

	2003		2002
	US$	Cdn$	US$	Cdn$

Principal	1,873,387	2,428,847	1,539,584	2,428,847
Accrued interest	204,468	265,093	80,819	127,501
	2,077,855	2,693,940	1,620,403	2,556,348
Less current portion	355,303	460,651	291,995	460,651
	1,722,552	2,233,289	1,328,408	2,095,697

On December 28, 2001, the Company issued Innovatia Inc. ("Innovatia"), an existing shareholder of the Company and a wholly-owned subsidiary of Aliant Inc. ("Aliant"), a promissory note in the amount of $1,707,989 (Cdn $2,720,142) in settlement of development services provided by Innovatia from February 1, 2001 to December 31, 2001. Immediately thereafter, the Company repaid $132,059 (Cdn $210,000) of the promissory note by issuing 500,000 common shares at a market price of $0.26 (Cdn $0.42) per share. In accordance with the requirements of the Toronto Stock Exchange, the issuance of these common shares resulted in an equivalent reduction in the number of common shares reserved for issuance under the Company's current stock option plan.

The promissory note bears interest at prime plus 1% (prime rate at December 31, 2003 and 2002 was 4.5%) and is repayable in quarterly installments until repaid in full. The amount payable each quarter ("Maximum Amount Payable") is the lesser of $174,838 (Cdn$226,678) and 40% of the net aggregate amount of invoices ("Invoiced Amount") issued by the Company to Aliant and its subsidiaries in the quarter. In the event the Invoiced Amount for a particular quarter exceeds $174,838 (Cdn$226,678), the Company will carry forward the difference between the Invoiced Amount and $174,838 (Cdn$226,678) and include the difference in the calculation of Maximum Amount Payable for subsequent quarters. The Company has the option, until December 31, 2004, to settle some or all of the promissory note, principal and interest, in cash, common shares or a combination thereof. If paid by common shares, then 500,000 of the shares will be valued at the lesser of the market price of the shares on the Toronto Stock Exchange and Cdn$0.75 per share, and the value of the balance of any other shares issuable is determined by the weighted average trading price of the Company's common share on the Toronto Stock Exchange over the ten trading days immediately prior to the date on which the common shares are to be issued.

Voice Mobility International, Inc.

NOTES TO CONSOLIDATED
FINANCIAL STATEMENTS
December 31, 2003	(expressed in U.S. dollars)

13. PROMISSORY NOTE PAYABLE (cont'd.)

After December 31, 2004, any amount of the promissory note which remains unpaid will continue to be settled at the lesser of $174,838 (Cdn$226,678) and 40% of the net aggregate amount of invoices issued by the Company to Aliant in the quarter, however the Company is required to settle only with common shares and the number of common shares payable each quarter, if any, is determined by dividing the Maximum Amount Payable by Cdn$1.56.

As of December 31, 2003, the current portion is calculated as $355,303 (Cdn$460,651) which consists of the amounts due for the quarters ended September 30, 2002 [$174,838 (Cdn$226,678)], December 31, 2002 [$174,838 (Cdn$226,678)] and March 31, 2003 [$5,627 (Cdn$7,295)]. No amounts are due for the quarters ended June 30, 2003, September 30, 2003 and December 31, 2003 respectively.

As of December 31, 2003, if the Company made the election to settle the entire promissory note payable with common shares, this would result in the issuance of an additional 2,517,701 shares of common stock. The Company is required to obtain shareholder and regulatory approval to issue common shares to settle the promissory note. The Company has obtained shareholder and regulatory approval to issue up to 2,000,000 shares of common stock to settle all or a portion of the promissory note. If the Company does not obtain additional approval for further issuances of common stock, the Company can only repay the remaining balance of the promissory note, if any, in cash.

The Company believes Innovatia has not complied with the terms of its agreements and as a result the Company is currently in discussions with Innovatia to resolve the matter.

14. DEVELOPMENT AGREEMENT

On March 4, 2002, the Company and Innovatia signed a development agreement to develop enhanced messaging software for the period January 1, 2002 to December 31, 2003. Innovatia licensed certain intellectual property to the Company on a non-exclusive non-transferable basis for use in the development and verification of current products and provided specific professional, project management, administrative and support services. In consideration for these services, the Company agreed to pay Innovatia a cash royalty within 30 days after the end of each calendar quarter equal to 10% on the gross quarterly revenue received for the sale of the Company's products. On November 26, 2002, Innovatia terminated the development agreement and the royalty payments terminated six months thereafter on May 26, 2003. As at December 31, 2003, the Company has accrued $53,758 (Cdn$69,697) for the royalty payments due on gross quarterly revenue received prior to May 26, 2003.

Voice Mobility International, Inc.

NOTES TO CONSOLIDATED
FINANCIAL STATEMENTS
December 31, 2003	(expressed in U.S. dollars)

15. EARNINGS (LOSS) PER SHARE

The following table sets forth the computation of earnings (loss) per share:
	2003	2002	2001
	$	$	$

Numerator:
Net loss	(3,711,616)	(3,908,709)	(10,292,557)
Retained earnings adjustment on the exchange of the Series B convertible preferred stock (Note 7)	1,320,438	-	-
Dividends paid on preferred stock	-	(147,449)	(57,106)
Reduction of beneficial conversion feature on retraction of 80,969 Series B preferred stock	-	-	109,552
Net loss attributable to common stockholders	(2,391,178)	(4,056,158)	(10,240,111)

Denominator:
Weighted average number of common stock outstanding	33,376,040	29,588,241	23,468,254
Weighted average number of common stock issuable on exercise of Exchangeable Shares	4,235,925	5,817,397	6,600,000
Weighted average number of common stock equivalents outstanding	37,611,965	35,405,638	30,068,254

Earnings (loss) per share:
Basic and diluted loss per share	(0.06)	(0.11)	(0.34)

In connection with the 1999 recapitalization of the Company, Voice Mobility Canada Limited (VM Canada), a wholly-owned subsidiary, issued 6,600,000 VM Canada Exchangeable Shares. Each VM Canada Exchangeable Share is exchangeable for one common share of the Company at any time at the option of the shareholder, and will be exchanged no later than July 1, 2009, and has essentially the same voting, dividend and other rights as one common share. A share of Series A preferred voting stock, which was issued to a trustee in trust for the holders of the VM Canada Exchangeable Shares, provides the mechanism for holders of the VM Canada Exchangeable Shares to have voting rights in the Company. The Company considers each Exchangeable Share as equivalent to one share of its common stock and therefore the Exchangeable Shares are included in the computation of basic earnings per share. During 2003, holders of the Exchangeable Shares exchanged 1,987,500 Exchangeable Shares into 1,987,500 common shares of the Company for no additional consideration. As at December 31, 2003, 3,450,000 Exchangeable Shares are outstanding [2002 - 5,437,500 and 2001 - 6,600,000].

For the years ending December 31, 2003, 2002 and 2001, the Company's common shares issuable upon the exercise of stock options, warrants and other convertible securities were excluded from the determination of diluted loss per share as their effect would be antidilutive.

Voice Mobility International, Inc.

NOTES TO CONSOLIDATED
FINANCIAL STATEMENTS
December 31, 2003	(expressed in U.S. dollars)

16. SHARE CAPITAL

[a] Authorized

The Company is authorized to issue up to 100,000,000 shares of common stock, par value $.001 per share. The Company is also authorized to issue up to 1,000,000 shares of preferred stock, par value $.001 per share.

[b] Common stock

2003

Private Placements

On September 9, 2003, the Company issued 1,176,470 units, at $0.31 (Cdn$0.425) per unit for net cash proceeds of $362,821 (Cdn$495,750). Each unit comprises one share of common stock and one Class S warrant, entitling the holder to one common share, exercisable at $0.33 (Cdn$0.425) at any time up to September 8, 2008. The warrants also include a call feature at the option of the Company that is described in Note 16[e].

Exchangeable Shares

During 2003, holders of the Exchangeable Shares exchanged 1,987,500 Exchangeable Shares into 1,987,500 common shares of the Company for no additional consideration.

Restructuring of Debt

On September 9, 2003, in connection with the exchange of the Series A and B promissory notes into the Series C promissory notes described in Note 7, the Company issued an aggregate of 864,702 common shares to settle the 15% repayment fee on the Series A and B promissory notes.

Voice Mobility International, Inc.

NOTES TO CONSOLIDATED
FINANCIAL STATEMENTS
December 31, 2003	(expressed in U.S. dollars)

16. SHARE CAPITAL (cont'd.)

[b] Common stock (cont'd.)

2002

Private Placements

On July 26, 2002, the Company issued 500,000 units, at $0.18 per unit for gross cash proceeds of $90,000. Each unit comprises one share of common stock and one non-transferable Class O warrant, entitling the holder to one common share, exercisable at $0.25 at any time up to July 26, 2005.

On July 31, 2002, the Company issued 1,400,000 units, at $0.195 per unit for gross cash proceeds of $273,000. Each unit comprises one share of common stock and one half of one non-transferable Class P warrant, entitling the holder to one common share, exercisable at $0.30 at any time up to July 31, 2003. On July 28, 2003, the date of expiry for the Class P warrants was extended from July 31, 2003 to January 31, 2004 for no additional consideration

On July 31, 2002, the Company issued 755,333 units, at Cdn$0.30 per unit for gross cash proceeds of $143,155 (Cdn$226,600). Each unit comprises one share of common stock and one half of one non-transferable Class Q warrant, entitling the holder to one common share, exercisable at Cdn$0.45 at any time up to July 31, 2003. On July 28, 2003, the date of expiry for the Class Q warrants was extended from July 31, 2003 to January 31, 2004 for no additional consideration. The Company also issued 70,333 common shares to a third party as a finders fee.

2001

Public Offering

On April 3, 2001, the Company completed an offering of 6,500,000 Special Warrants at a price of Cdn$2.00 per Special Warrant for aggregate gross proceeds of $8,429,440 (Cdn$13,000,000). Each Special Warrant was exercisable, without payment of additional consideration, into one Unit of the Company (a "Unit"). The Special Warrants were exercised by the holders on July 20, 2001. Each Unit consisted of one common share and one half of one non-transferable share purchase warrant of the Company.

Voice Mobility International, Inc.

NOTES TO CONSOLIDATED
FINANCIAL STATEMENTS
December 31, 2003	(expressed in U.S. dollars)

16. SHARE CAPITAL (cont'd.)

Each whole warrant entitled the holder to acquire one common share at a price of Cdn$2.25 at any time on or before April 3, 2003. These warrants expired unexercised on April 3, 2003.

The agents were paid a commission of $590,084 (Cdn$910,000), representing 7% of the gross proceeds, and were reimbursed $64,844 (Cdn$100,000) in legal costs. The company also incurred $124,678 (Cdn$192,271) in legal and professional fees. The aggregate financing costs of $779,606 (Cdn$1,202,271) were recorded as a reduction to the gross proceeds within stockholders' equity.

In addition, the agents received a special compensation option that entitled them to purchase 650,000 Units at Cdn$2.00 per Unit at any time on or before April 3, 2003. Each Unit consists of one common share (the "compensation option") and one-half of one common share purchase warrant (the "compensation warrant"), each whole compensation warrant being exercisable to purchase one additional common share at a price of Cdn$2.25 per share at anytime on or before April 3, 2003. These compensation options and warrants expired unexercised on April 3, 2003.

Promissory Notes and Warrants

Between the months of April to July 2001, the Company issued a series of non-interest bearing promissory notes to shareholders in the aggregate principal amount of $1,404,214 (Cdn$2,150,000), which were repayable on the earlier of July 18, 2001 or the next equity financing. Fees of $48,580 (Cdn$74,750) were due on maturity. In connection with the issuance of the notes, the Company issued a series of 633,334 warrants (100,000 Class K warrants, 166,667 Class L warrants, 200,000 Class M warrants, and 166,667 Class N warrants), each entitling the holder to one share of common stock per warrant, exercisable at $1.50 per share with expiry dates ranging from April 25, 2004 to June 25, 2004. The notes including the fees were repaid in full for $1,445,885 (Cdn$2,224,750) on July 17, 2001.

The gross proceeds were allocated to the promissory notes and the Class K, L, M and N warrants based on the relative fair value of each security at the time of issuance. Accordingly, $1,177,247 was allocated to the promissory notes and $226,967 was allocated to the Class K, L, M and N warrants in aggregate. The fair value of the warrants was estimated using the Black-Scholes option-pricing model. The discount on the notes as a result of the warrants was subject to accretion over the term to maturity of the promissory notes. As at December 31, 2001, the $226,967 discount and the $48,580 fees had been recorded as interest expense.

On December 28, 2001, the Class L, M and N warrants were cancelled.

Voice Mobility International, Inc.

NOTES TO CONSOLIDATED
FINANCIAL STATEMENTS
December 31, 2003	(expressed in U.S. dollars)

16. SHARE CAPITAL (cont'd.)

[c] Preferred stock

On December 29, 2000 the Company issued 666,667 units at $3.00 per unit for cash proceeds of $2,000,000. Each unit comprised one share of Series B non-voting convertible preferred stock and three quarter of a Class I warrant, entitling the holder to one share of common stock per warrant, exercisable at $1.75 at any time up to November 29, 2003. On December 28, 2001, the 500,000 Class I warrants were cancelled.

Each share of Series B preferred stock is convertible, at the option of the holder, into two shares of common stock and was to be automatically converted into common stock if still outstanding as of December 31, 2004.

Based on the relative fair values of the preferred stock and detachable warrants on the date of issuance, the Company allocated $1,451,000 of the proceeds to preferred stock and $549,000 of the gross proceeds to the warrants. The agreement contained a beneficial conversion feature that allowed the investors to convert the preferred stock to common stock at an effective conversion rate which was less than the closing price of the Company's common stock on December 29, 2000. The amount of the beneficial conversion feature was limited to the proceeds allocated to the preferred stock of $1,451,000 and was presented as a preferred stock dividend.

The agreement provided that under certain conditions, the Company could retract, at its option, the Series B preferred stock, at $3.00 per share together with all accrued and unpaid dividends. On March 30, 2001, the Company retracted 80,969 Series B Preferred shares at $3.00 per share for aggregate cash of $242,907. The retraction reduced the number of Series B Preferred shares outstanding from 666,667 to 585,698. Upon retraction, a portion of the retraction price was allocated to the beneficial conversion feature and decreased net loss attributable to common stockholders by $109,552.

On September 9, 2003, the 585,698 outstanding shares of Series B preferred stock were settled in exchange for the issuance of Series C promissory notes and Class T share purchase warrants as described in Note 7.

The holders of the Series B preferred stock were entitled to a $0.195 per annum non-cumulative dividend. During 2003, the Company paid cash dividends of $nil [2002 - $147,449; 2001 - $57,106].

[d] Stock options

Second Amended and Restated 1999 Stock Option Plan

On June 14, 2001, an amendment to the Amended and Restated 1999 Stock Option Plan was approved to meet the requirements for listing of the Company's securities on The Toronto Stock Exchange. The Second Amended and Restated 1999 Stock Option Plan ("Plan") authorizes an aggregate amount of 10,000,000 common shares to be issued pursuant to the exercise of stock options.

Voice Mobility International, Inc.

NOTES TO CONSOLIDATED
FINANCIAL STATEMENTS
December 31, 2003	(expressed in U.S. dollars)

16. SHARE CAPITAL (cont'd.)

The Plan provides for the granting of options, which either qualify for treatment as incentive stock options or non-statutory stock options, and entitles directors, employees and consultants to purchase common shares of the Company. Options granted are subject to approval of the Board of Directors or the Compensation Committee.

The options generally vest over a period of two to three years from the date of grant. Any options that do not vest as the result of a grantee leaving the Company are forfeited and the common shares underlying them are returned to the reserve. The options generally have a contractual term of five years.

Activity under the Plan is as follows:
		Options Outstanding
	Shares Available for Grant	Number of Shares	Price per Share	Weighted Average Exercise Price

Balance, December 31, 2000	2,509,469	6,983,576	0.75 - 9.50	$3.03
Options granted	(2,207,732)	2,207,732	0.35 - 2.75	$2.04
Options forfeited	2,298,872	(2,298,872)	0.75 - 9.50	$4.48
Options exercised	-	(447,500)	0.75 - 1.00	$0.89
Common shares issued to Innovatia, Inc	(500,000)	-	-	-
Balance, December 31, 2001	2,100,609	6,444,936	0.35 - 7.25	$2.16
Options granted	(2,200,000)	2,200,000	0.10 - 0.18	$0.13
Options forfeited	2,377,660	(2,377,660)	0.18 - 6.88	$1.85
Balance, December 31, 2002	2,278,269	6,267,276	0.10 - 7.25	$1.57
Options granted	(1,137,372)	1,137,372	0.18 - 0.54	$0.28
Options forfeited	2,746,399	(2,746,399)	0.20 - 6.88	$1.80
Balance, December 31, 2003	3,887,296	4,658,249	0.12 - 7.25	$1.13

Voice Mobility International, Inc.

NOTES TO CONSOLIDATED
FINANCIAL STATEMENTS
December 31, 2003	(expressed in U.S. dollars)

16. SHARE CAPITAL (cont'd.)

The weighted average remaining contractual life and weighted average exercise price of options outstanding and of options exercisable as at December 31, 2003 are as follows:
	Options Outstanding			Options Exercisable
Range of Exercise Prices	Number Outstanding at December 31, 2003	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (years)	Number Exercisable at December 31, 2003	Weighted Average Exercise Price

$0.10 - 0.50	2,827,084	$0.19	3.83	1,630,931	$0.17
$0.51 - 1.00	597,500	$0.88	2.23	489,167	$0.89
$1.01 - 2.00	397,000	$1.59	2.13	380,539	$1.59
$2.01 - 3.00	371,666	$2.33	1.43	370,462	$2.33
$3.01 - 7.25	464,999	$5.76	1.47	464,999	$5.76
	4,658,249	$1.13	3.05	3,336,098	$1.46

As at December 31, 2003, 3,638,250 [2002 - 3,119,933 and 2001 - 1,496,006] options outstanding have an exercise price denominated in Canadian dollars with a weighted average exercise price of Cdn$0.59.

The Company incurred non-cash stock based compensation expense reported in the statement of operations as follows:
	2003	2002	2001
	$	$	$

Sales and marketing	-	-	-
Research and development	-	21,766	257,934
General and administrative	60,062	-	170,883
	60,062	21,766	428,817

Of the $60,062 total stock based compensation expense in 2003, $671 relates to options granted to consultants at fair value [2002 - $nil; 2001 - $125,250], $nil [2002 - $21,766; 2001 - $303,567] is a result of options granted to employees in 2001 and 2000 with an exercise price less than the market price of the common stock on the date of grant and $59,391 [2002 - $nil, 2001 - $nil] is a result of an effective repricing on options granted to a director in 2002.

As at December 31, 2003, the Company has $nil in deferred compensation to be expensed in future periods based on the vesting terms of the underlying fixed plan options.

Voice Mobility International, Inc.

NOTES TO CONSOLIDATED
FINANCIAL STATEMENTS
December 31, 2003	(expressed in U.S. dollars)

16. SHARE CAPITAL (cont'd.)

Pro forma disclosure of stock based compensation

Pro forma information regarding results of operations and earnings (loss) per share is required by SFAS 123, as amended by SFAS 148, for stock-based awards to employees as if the Company had accounted for such awards using the fair value method.

The fair value of the Company's stock-based awards granted to employees in 2003, 2002 and 2001 was estimated using the Black-Scholes option pricing model. The option pricing assumptions include a dividend yield of 0%, a weighted average expected life of 2.5 years [2002 - 2.5 years; 2001 - 2.5 years], a risk free interest rate of 3.57% [2002 - 3.26%; 2001 - 3.20%] and an expected volatility of 171% [2002 - 159%; 2001 - 114%]. The weighted average fair value of options granted during 2003 was $0.23 [2002 - $0.10; 2001 - $0.78]. For pro forma purposes, the estimated value of the Company's stock-based awards to employees is amortized over the vesting period of the underlying options. The effect on the Company's net loss and loss per share of applying SFAS 123 to the Company's stock-based awards to employees would approximate the following:

	2003	2002	2001
	$	$	$

Net loss attributable to common shareholders [Note 15]	(2,391,178)	(4,056,158)	(10,240,111)
Compensation expense included in reported net loss	59,391	21,766	303,567
Compensation expense determined under the fair value method	(569,395)	(1,630,268)	(2,587,914)
Pro forma net loss	(2,901,182)	(5,664,660)	(12,524,458)

Basic and diluted loss per share
As reported	(0.06)	(0.11)	(0.34)
Pro forma	(0.08)	(0.16)	(0.42)

Voice Mobility International, Inc.

NOTES TO CONSOLIDATED
FINANCIAL STATEMENTS
December 31, 2003	(expressed in U.S. dollars)

16. SHARE CAPITAL (cont'd.)

[e] Warrants

The Company has the following common stock warrants outstanding:

	Outstanding at January 1 #	Issued #	Exercised #	Forfeited or Cancelled #	Outstanding at December 31 #	Exercise Price $US	Expiry Date
2003
Special warrants	3,250,000	-	-	3,250,000	-	Cdn.2.25	Forfeited
Compensation options	650,000	-	-	650,000	-	Cdn.2.00	Forfeited
Compensation warrants	325,000	-	-	325,000	-	Cdn.2.25	Forfeited
Class F warrants	1,250,000	-	-	1,250,000	-	2.25	Forfeited
Class K warrants	100,000	-	-	-	100,000	1.50	Apr. 25/04
Class O warrants	500,000	-	-	-	500,000	0.25	Jul. 26/05
Class P warrants	700,000	-	-	-	700,000	0.30	Jan. 31/04
Class Q warrants	377,667	-	-	-	377,667	Cdn.0.45	Jan. 31/04
Class R warrants	-	574,999	-	-	574,999	Cdn.0.425	Sep. 8/08
Class S warrants	-	1,176,470	-	-	1,176,470	Cdn.0.425	Sep. 8/08
Class T warrants	-	3,215,016	-	-	3,215,016	Cdn.0.425	Sep. 8/08
	7,152,667	4,966,485	-	5,475,000	6,644,152

2002
Special warrants	3,250,000	-	-	-	3,250,000	Cdn.2.25	Apr. 3/03
Compensation options	650,000	-	-	-	650,000	Cdn.2.00	Apr. 3/03
Compensation warrants	325,000	-	-	-	325,000	Cdn.2.25	Apr. 3/03
Class F warrants	1,250,000	-	-	-	1,250,000	2.25	Nov. 30/03
Class K warrants	100,000	-	-	-	100,000	1.50	Apr. 25/04
Class O warrants	-	500,000	-	-	500,000	0.25	Jul. 26/05
Class P warrants	-	700,000	-	-	700,000	0.30	Jul. 31/03
Class Q warrants	-	377,667	-	-	377,667	Cdn.0.45	Jul. 31/03
	5,575,000	1,577,667	-	-	7,152,667

2001
Special warrants	-	3,250,000	-	-	3,250,000	Cdn.2.25	Apr. 3/03
Compensation options	-	650,000	-	-	650,000	Cdn.2.00	Apr. 3/03
Compensation warrants	-	325,000	-	-	325,000	Cdn.2.25	Apr. 3/03
Class F and G warrants	3,750,000	-	-	2,500,000	1,250,000	2.25	Nov. 30/03
Class I warrants	500,000	-	-	500,000	-	-	Cancelled
Class K warrants	-	100,000	-	-	100,000	1.50	Apr. 25/04
Class L warrants	-	166,667	-	166,667	-	-	Cancelled
Class M warrants	-	200,000	-	200,000	-	-	Cancelled
Class N warrants	-	166,667	-	166,667	-	-	Cancelled
	4,250,000	4,858,334	-	3,533,334	5,575,000

Voice Mobility International, Inc.

NOTES TO CONSOLIDATED
FINANCIAL STATEMENTS
December 31, 2003	(expressed in U.S. dollars)

16. SHARE CAPITAL (cont'd.)

On December 28, 2001, 3,533,334 warrants were cancelled by the warrant holders for no additional consideration.

On July 28, 2003, the date of expiry for the Class P warrants and Class Q warrants was extended from July 31, 2003 to January 31, 2004 for no additional consideration.

The Class R, S and T share purchase warrants have a call feature by which the Company can demand exercise of the share purchase warrants if the common stock trades at a price equal to or greater than three times the applicable exercise price for a period of 30 consecutive days. If the share purchase warrants have not been exercised then such share purchase warrants will terminate on the date that is 120 days from the date such demand is given to the holders.

Voice Mobility International, Inc.

NOTES TO CONSOLIDATED
FINANCIAL STATEMENTS
December 31, 2003	(expressed in U.S. dollars)

17. INCOME TAXES

The Company is subject to United States federal and state income taxes at an approximate rate of 35%. The reconciliation of the provision (recovery) for income taxes at the United States federal statutory rate compared to the Company's income tax expense is as follows:
	2003	2002	2001
	$	$	$

Tax expense (recovery) at U.S. statutory rates	(1,558,000)	(1,361,000)	(3,602,000)
Lower (higher) effective income taxes of
Canadian subsidiary	(104,000)	(149,000)	-
Change in valuation allowance	1,625,000	1,380,000	2,108,000
Change in opening valuation allowance for the
reduction in future enacted tax rates	-	116,000	931,000
Non-deductible expenses	37,000	14,000	563,000
Income tax expense (recovery)	-	-	-

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The Company has recognized a valuation allowance for those deferred tax assets for which it is more likely than not that realization will not occur.

Significant components of the Company's deferred tax assets as of December 31 are as follows:

	2003	2002
	$	$

Net operating loss carryforwards	8,658,000	7,031,000
Property and equipment	1,377,000	759,000
Total deferred tax assets	10,035,000	7,790,000
Valuation allowance	(10,035,000)	(7,790,000)
Net deferred tax assets	-	-

Voice Mobility International, Inc.

NOTES TO CONSOLIDATED
FINANCIAL STATEMENTS
December 31, 2003	(expressed in U.S. dollars)

17. INCOME TAXES (cont'd.)

The net operating loss carryforwards expire as follows:

$

Canada
2004	95,000
2005	1,039,000
2006	2,549,000
2007	3,298,000
2008	7,057,000
2009	2,139,000
2010	2,846,000
19,023,000
U.S.
2019	197,000
2020	2,701,000
2021	713,000
2022	1,776,000
5,387,000
24,410,000

Pursuant to Section 382 of the Internal Revenue Code, use of the Company's net operating loss carryforwards may be limited if the Company experiences a cumulative change in ownership of greater than 50% in a moving three year period. Ownership changes could impact the Company's ability to utilize net operating losses and credit carryforwards remaining at the ownership change date. The limitation will be determined by the fair market value of common stock outstanding prior to the ownership change, multiplied by the applicable federal rate.

 18. RELATED PARTY TRANSACTIONS

In addition to the transactions described in Notes 3, 7, 8, 9, 10, 11, 12, 13 and 14, the Company had the following related party transactions in the normal course of operations which were recorded at amounts established and agreed between the related parties:

[a] During the year ended December 31, 2003, the Company purchased from Pacific Western Mortgage Corporation, a company controlled by a shareholder and a director of the Company, consulting services totaling $2,314 [2002 - $16,512; 2001 - $11,867]. At December 31, 2003, $2,314 is included in accrued liabilities [2002 - $12,677; 2001 - $nil].

Voice Mobility International, Inc.

NOTES TO CONSOLIDATED
FINANCIAL STATEMENTS
December 31, 2003	(expressed in U.S. dollars)

18. RELATED PARTY TRANSACTIONS (cont'd.)

[b] During the year ended December 31, 2003, Karina Ventures Inc., a company controlled by a shareholder and a former director of the Company, was paid $nil [2002 - $879; 2001 - $24,508] for consulting services.

[c] During the year ended December 31, 2003, the Company sold to Innovatia, Inc., a shareholder of the Company and a wholly-owned subsidiary of Aliant, Inc., and to NB Tel, also a wholly-owned subsidiary of Aliant, Inc., products and services totaling $nil [2002 - $586,265; 2001 - $202,011]. At December 31, 2003, $nil [2002 - $nil; 2001 - $219,489] is included in accounts receivable.

[d] During the year ended December 31, 2003, the Company purchased from Innovatia, Inc., a shareholder of the Company and a wholly-owned subsidiary of Aliant, Inc., development and royalty services totaling $nil [Note 14] [2002 - $44,585; 2001 - $1,707,989].

[e] During the year ended December 31, 2003, the Company issued $35,480 (Cdn$46,000) of Series D promissory note and 46,000 Class R share purchase warrants to a shareholder and director of the Company

19. COMMITMENTS AND CONTINGENCIES

[a] The Company leases its premises under operating leases which expire in 2008. The minimum lease payments are as follows:

$

2004	54,838
2005	41,611
2006	39,828
2007	42,952
2008	46,336
$225,565

The rental expense charged to the consolidated statements of operations in 2003 amounted to $118,000 [2002 - $182,000; 2001 - $247,000].

[b] On December 31, 2001, a former employee filed a Writ of Summons and Statement of Claim with the Supreme Court of British Columbia claiming breach of an implied employment contract and Stock Option Agreement by the Company. The relief sought is damages under several causes of action for an aggregate of approximately $1,825,892. The Company believes that there is no substantive merit to the claim and management intends to vigorously defend the action. The Company has made no provision in the financial statements on the belief that the probability of a loss is remote. Any amount the Company may be obligated to pay, if any, in connection with this claim will be recorded in the period the claim is resolved.

Voice Mobility International, Inc.

NOTES TO CONSOLIDATED
FINANCIAL STATEMENTS
December 31, 2003	(expressed in U.S. dollars)

20. SUPPLEMENTAL CASH FLOW INFORMATION

Net changes in operating assets and liabilities are as follows:

	2003	2002	2001
	$	$	$

Accounts receivable	-	221,753	(169,586)
Other receivables	5,508	251,314	(220,644)
Note receivable	58,393	17,860	(270,000)
Deferred contract costs	(4,075)	(77,556)	-
Prepaid expenses	4,691	32,960	(39,791)
Accounts payable	2,629	(171,244)	155,006
Accrued liabilities	23,988	88,186	(242,016)
Employee payables	19,719	(137,105)	30,115
Note payable	-	(205,000)	205,000
Accrued interest on promissory notes payable	145,753	81,279	226,967
Deferred revenue	4,429	142,933	(43,502)
	261,035	245,380	(368,451)

Voice Mobility International, Inc.

NOTES TO CONSOLIDATED
FINANCIAL STATEMENTS
December 31, 2003	(expressed in U.S. dollars)

20. SUPPLEMENTAL CASH FLOW INFORMATION (cont'd)

Non-cash investing and financing activities are as follows:

	2003	2002	2001
	$	$	$
Series C promissory notes issued on settlement of Series A and B promissory notes	1,814,949	-	-
Common stock and warrants issued on settlement of Series A and B promissory notes	272,242	-	-
Series C promissory notes issued on settlement of Series B convertible preferred stock	1,757,093	-	-
Common stock issued on settlement of amount due to Innovatia, Inc.	-	-	132,059

Cash amounts paid for interest and income taxes are as follows:

	2003	2002	2001
	$	$	$

Cash paid for interest	164,586	16,800	54,000
Cash paid for income taxes	563	3,800	1,500

Voice Mobility International, Inc.

NOTES TO CONSOLIDATED
FINANCIAL STATEMENTS
December 31, 2003	(expressed in U.S. dollars)

21. SUBSEQUENT EVENTS

[a] On January 7, 2004, a holder of exchangeable shares exchanged 100,000 exchangeable shares into 100,000 common shares of the Company for no additional consideration.

[b] On March 4, 2004, the Company issued 900,000 units, at Cdn$1.15 per unit for net proceeds of $764,769 (Cdn$1,021,502). Each unit comprises one share of common stock and one half of one non-transferable Class U warrant. Each whole warrant entitles the holder to one common share, exercisable at Cdn$1.36 at any time up to March 4, 2007. The Class U share purchase warrants have a call feature by which the Company can demand exercise of the share purchase warrants if the common stock trades at a price equal to or greater than Cdn$3.00 for a period of 30 consecutive days. If the share purchase warrants have not been exercised then such share purchase warrants will terminate on the date that is 120 days from the date such demand is given to the holders. The Company also issued 33,750 common shares and 16,875 share purchase warrants to a third party as a finders fee.

[c] During January and February 2004, the Company issued 1,344,333 shares of common stock from the exercise of certain warrants for gross proceeds of $405,039 (Cdn$537,251).

[d] During January 2004, the Company issued 55,438 shares of common stock from the exercise of stock options for gross proceeds of $11,672 (Cdn$15,590).

WHERE YOU CAN FIND MORE INFORMATION

We are required to file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. Our Securities and Exchange Commission filings are available to the public over the Internet at the SEC's website at http://www.sec.gov.

You may also read and copy any materials we file with the Securities and Exchange Commission at the SEC's public reference room at 450 Fifth Street NW, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms.

We have filed with the Securities and Exchange Commission a registration statement on Form SB-2, under the Securities Act with respect to the securities offered under this prospectus. This prospectus, which forms a part of that registration statement, does not contain all information included in the registration statement. Certain information is omitted and you should refer to the registration statement and its exhibits. With respect to references made in this prospectus to any contract or other document of Voice Mobility, the references are not necessarily complete and you should refer to the exhibits attached to the registration statement for copies of the actual contract or document. You may review a copy of the registration statement at the SEC's public reference room. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our filings and the registration statement can also be reviewed by accessing the SEC's website at http://www.sec.gov.

No finder, dealer, sales person or other person has been authorized to give any information or to make any representation in connection with this offering other than those contained in this prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by Voice Mobility International, Inc. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the information contained herein is correct as of any time subsequent to the date of this prospectus.

PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24 INDEMNIFICATION OF DIRECTORS AND OFFICERS

Nevada corporation law provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

Nevada corporation law also provides that to the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding, or in defense of any claim, issue or matter therein, the corporation shall indemnify him against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with the defense.

Our Articles of Incorporation authorize our company to indemnify our directors and officers to the fullest extent permitted under Nevada law.

Our Bylaws require us to indemnify any present and former directors, officers, employees, agents, partners, trustees and each person who serves in any such capacities at our request against all costs, expenses, judgments, penalties, fines, liabilities and all amounts paid in settlement reasonably incurred by such persons in connection with any threatened, pending or completed action, action, suit or proceeding brought against such person by reason of the fact that such person was a director, officer, employee, agent, partner or trustees of our company. We will only indemnify such persons if one of the groups set out below determines that such person has conducted themself in good faith and that such person:

- reasonably believed that their conduct was in or not opposed to our company's best interests; or

- with respect to criminal proceedings had no reasonable cause to believe their conduct was unlawful.

Our Bylaws also require us to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of our company to procure a judgment in our company's favor by reason of the fact that such person is or was a director, trustee, officer, employee or agent of our company or is or was serving at the request of our company in any such capacities against all costs, expenses, judgments, penalties, fines, liabilities and all amounts paid in settlement actually and reasonably incurred by such person. We will only indemnify such persons if one of the groups set out below determined that such person has conducted themself in good faith and that such person reasonably believed that their conduct was in or not opposed to our company's best interests. Unless a court otherwise orders, we will not indemnify any such person if such person shall have been adjudged to be liable for gross negligence or willful misconduct in the performance of such person's duty to our company.

The determination to indemnify any such person must be made:

- by our stockholders;

- by our board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding;

- by independent legal counsel in a written opinion; or

- by court order.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of our company under Nevada law or otherwise, our company has been advised that the opinion of the Securities and Exchange Commission is that such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of our company under Nevada law or otherwise, we have been advised the opinion of the Securities and Exchange Commission is that such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event a claim for indemnification against such liabilities (other than payment by us for expenses incurred or paid by a director, officer or controlling person of our company in successful defense of any action, suit, or proceeding) is asserted by a director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction, the question of whether such indemnification by it is against public policy in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

Item 25 OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the costs and expenses payable by us in connection with the issuance and distribution of the securities being registered hereunder. No expenses shall be borne by the selling stockholder. All of the amounts shown are estimates, except for the SEC Registration Fees.
SEC registration fees	$1,412.32
Printing and engraving expenses	$5,000.00(1)
Accounting fees and expenses	$5,000.00(1)
Legal fees and expenses	$10,000.00(1)
Transfer agent and registrar fees	$1,000.00(1)
Fees and expenses for qualification under state securities laws	Nil
Miscellaneous	$1,000.00(1)
Total	$23,412.32

(1) We have estimated these amounts

Item 26 RECENT SALES OF UNREGISTERED SECURITIES

The following sets forth certain information concerning securities which were sold or issued by us during the last three financial years without the registration of the securities under the Securities Act of 1933 in reliance on exemptions from such registration requirements.

On April 3, 2001, in a private placement transaction, we issued special warrants to acquire, for no additional consideration, an aggregate of 6,500,000 units, each unit consisting of one share of our common stock and one-half of a share warrant to acquire a share of common stock at a price of Cdn$2.00 per share at any time up to April 3, 2003. As of the date of this registration statement, all warrants have expired unexercised. In this transaction, an aggregate of 6,500,000 special warrants were issued at a price of Cdn$2.00 per special warrant. To the extent that U.S. securities laws were applicable to the issuance, the issuance was made in an offshore transaction to non-U.S. persons relying on Regulation S and/or Section 4(2) of the Securities Act of 1933.

On April 3, 2001, in a private placement transaction, we issued special compensation options. The compensation options will entitle the agents in the special warrant private placement transaction to purchase 650,000 units at the price of Cdn$2.00 per unit. Each unit consists of one common share and one-half of one share warrant. Each whole share warrant will entitle the holder to purchase one additional common share at the price of Cdn$2.25 per share. The compensation options are non-transferable and expired on April 3, 2003. To the extent that U.S. securities laws were applicable to the issuance, the issuance was made in an offshore transaction to non-U.S. persons relying on Regulation S and/or Section 4(2) of the Securities Act of 1933.

On April 25, 2001, in connection with the issuance of a promissory note in the principal amount of Cdn$300,000, we issued to one purchaser 100,000 Class K warrants, each entitling the holder to purchase one share of common stock per warrant at an exercise price of $1.50 per share at any time up to April 25, 2004. To the extent that U.S. securities laws were applicable to the issuance, the issuance was made in an offshore transaction to non-U.S. persons relying on Regulation S and/or Section 4(2) of the Securities Act of 1933.

On May 11, 2001, in connection with the issuance of two promissory notes in the aggregate principal amount of Cdn$500,000, we issued to two purchasers an aggregate of 166,667 Class L warrants, each entitling the holder to purchase one share of common stock per warrant at an exercise price of $1.50 per share at any time up to May 11, 2004. To the extent that U.S. securities laws were applicable to the issuance, the issuance was made in an offshore transaction to non-U.S. persons relying on Regulation S and/or Section 4(2) of the Securities Act of 1933.

On June 14, 2001, in connection with the issuance of two promissory notes in the aggregate principal amount of Cdn$600,000, we issued to two purchasers an aggregate of 200,000 Class M warrants, each entitling the holder to purchase one share of common stock per warrant at an exercise price of $1.50 per share at any time up to June 14, 2004. On December 28, 2001, the Class M warrant holders terminated all Class M warrants. To the extent that U.S. securities laws were applicable to the issuance, the issuance was made in an offshore transaction to non-U.S. persons relying on Regulation S and/or Section 4(2) of the Securities Act of 1933.

On June 25, 2001, in connection with the issuance of two promissory notes in the aggregate principal amount of Cdn$500,000, we issued to two purchasers an aggregate of 166,667 Class N warrants, each entitling the holder to purchase one share of common stock per warrant at an exercise price of $1.50 per share at any time up to June 25, 2004. On December 28, 2001, the Class N warrant holders terminated all Class N warrants. To the extent that U.S. securities laws were applicable to the issuance, the issuance was made in an offshore transaction to non-U.S. persons relying on Regulation S and/or Section 4(2) of the Securities Act of 1933.

On December 28, 2001, the Class L, M and N warrants, exercisable into an aggregate of 533,334 shares of common stock were cancelled by the holders.

On March 6, 2002, in connection with the exercise of 500,000 Voice Mobility Canada Limited exchangeable shares by a holder of such exchangeable shares, we issued 500,000 common shares. There was no cash or other consideration involved in this transaction as it was an exchange only. The shares were issued in an offshore transaction to non-U.S. persons relying on Regulation S and/or Section 4(2) of the Securities Act of 1933.

On June 11, 2002, in connection with the exercise of 662,500 Voice Mobility Canada Limied exchangeable shares, we issued 662,500 common shares for no additional consideration. There was no cash or other consideration involved in this transaction as it was an exchange only. The shares were issued in an offshore transaction to non-U.S. persons relying on Regulation S and/or Section 4(2) of the Securities Act of 1933.

On June 28, 2002, we issued four Series A promissory notes to four shareholders in the aggregate amount of $428,891 (CDN$650,000) payable on the earlier of June 27, 2003, or if our revenues plus the net proceeds of any debt or equity financing exceed $1,584,686 (CDN$2,500,000), or if we complete a consolidation, merger, amalgamation, arrangement or other reorganization as a result of which the successor corporation after completion of the transaction has working capital of more than $1,584,686 (CDN$2,500,000). The note bears interest at a rate of 8% per annum, such interest being payable quarterly and the note is subject to a repayment premium equal to 15% of the outstanding principal balance. The shares were issued in an offshore transaction to non-U.S. persons relying on Regulation S and/or Section 4(2) of the Securities Act of 1933.

On July 26, 2002, we issued 500,000 units to one shareholder for gross cash proceeds of $90,000. Each unit comprises one share of common stock and one non-transferable Class O warrant, entitling the holder to purchase one common share at an exercise price of $0.25 at any time up to July 26, 2005. To the extent that U.S. securities laws were applicable to the issuance, the issuance was made in an offshore transaction to non-U.S. persons relying on Regulation S and/or Section 4(2) of the Securities Act of 1933.

On July 31, 2002, we issued 1,400,000 units to two shareholders for gross cash proceeds of $273,000. Each unit comprises one share of common stock and one half of one non-transferable Class P warrant, entitling the holder to purchase one common share at an exercise price of $0.30 at any time up to July 31, 2003, upon giving 61 days notice. To the extent that U.S. securities laws were applicable to the issuance, the issuance was made in an offshore transaction to non-U.S. persons relying on Regulation S and/or Section 4(2) of the Securities Act of 1933.

On July 31, 2002, we issued 755,333 units to five shareholders for gross cash proceeds of $143,155 (Cdn$226,600). Each unit comprises one share of common stock and one half of one non-transferable Class Q warrant, entitling the holder to purchase one common share at an exercise price of Cdn$0.45 at any time up to July 31, 2003. We also issued 70,333 common shares to a third party as a finders fee. To the extent that U.S. securities laws were applicable to the issuance, the issuance was made in an offshore transaction to non-U.S. persons relying on Regulation S and/or Section 4(2) of the Securities Act of 1933.

On December 30, 2002, we entered into two loan agreements with two shareholders whereby upon achieving certain milestones, we would receive an aggregate of $1,140,974 (CDN$1,800,000). The notes are repayable on the earlier of the date which is one year following the effective date of the notes, or when our cumulative revenues plus the net proceeds of any debt or equity financing exceed $1,584,686 (CDN$2,500,000), or when we complete a consolidation, merger, amalgamation, arrangement or other reorganization as a result of which the successor corporation after completion of the transaction has working capital of more than $1,584,686 (CDN$2,500,000). The notes bear interest at a rate of 8% per annum, such interest which is payable quarterly. On December 30, 2002, we issued an aggregate of $190,162 (CDN$300,000) of Series B promissory notes to these two shareholders. The notes were issued in an offshore transaction to non-U.S. persons relying on Regulation S and/or Section 4(2) of the Securities Act of 1933.

On April 4, 2003, in connection with the exercise of exchangeable shares of Voice Mobility Canada Limited, we issued 662,500 common shares for no additional consideration to one non-U.S. person in an offshore transaction relying on Regulation S promulgated under the Securities Act of 1933.

On June 20, 2003, in connection with the exercise of exchangeable shares of Voice Mobility Canada Limited we issued 1,325,000 common shares for no additional consideration to one non-U.S. person in an offshore transaction relying on Regulation S promulgated under the Securities Act of 1933.

On September 9, 2003, in connection with a private placement transaction, we issued 1,176,470 units at $0.31 (CDN$0.425) per unit for net proceeds of $362,921 (CDN$495,750) to two non-U.S. persons in an offshore transaction relying on Regulation S and/or Section 4(2) under the Securities Act of 1933. Each unit consists of one share of our common stock and one share purchase warrant, with each warrant exercisable for a period of five years at an exercise price of $0.31 (CDN$0.425) per share. The proceeds from the private placement were used to funds working capital requirements.

On September 9, 2003, in connection with the exchange of the Series A and B promissory notes into the Series C promissory notes, we issued an aggregate of 864,702 common shares at a price of $0.31 (CDN$0.425) per share as payment for the 15% repayment fee on the Series A and B promissory notes to four non-U.S. persons in an offshore transaction relying on Regulation S and/or Section 4(2) under the Securities Act of 1933.

On September 9, 2003, in connection with the exchange of the Series A and B promissory notes into the Series C promissory notes, we issued an aggregate of 1,633,332 share purchase warrants which are exercisable for a period of five years at an exercise price of $0.31 (CDN$0.425) per share. The share purchase warrants were issued in consideration of the holders of the Series A and B promissory notes agreeing to the restructuring of these notes. The warrants were issued to four non-U.S. persons in an offshore transaction relying on Regulation S and/or Section 4(2) under the Securities Act of 1933.

On September 9, 2003, in connection with the exchange of our Series B preferred stock into Series C promissory notes, we issued an aggregate of 1,581,684 share purchase warrants which are exercisable for a period of five years at an exercise price of $0.31 (CDN$0.425) per share. The share purchase warrants were issued on consideration of the holders of the Series B preferred stock agreeing to the restructuring of these shares. The warrants were issued to two non-U.S. persons in an offshore transaction relying on Regulation S and/or Section 4(2) under the Securities Act of 1933.

On September 9, 2003, we issued an aggregate of $370,398 (CDN$500,000) Series D promissory notes to three shareholders and to one shareholder/director. The Series D promissory notes are repayable on December 31, 2005. The notes are subject to a repayment premium equal to 15% of the outstanding principal balance and bear interest at a rate of 8% per annum, which is payable quarterly. We issued to the holders of the Series D notes one share purchase warrant for each $0.64 (CDN$0.8696) of principal which resulted in us issuing 574,999 warrants. The warrants are exercisable for a period of five years at an exercise price of $0.31 (CDN$0.425) per share. The notes and the share purchase warrants were issued to four non-U.S. persons in an offshore transaction relying on Regulation S and/or Section 4(2) under the Securities Act of 1933.

On November 15, 2003, we issued a Series E promissory note to one shareholder in the aggregate amount of $115,181 (CDN$150,000) payable on demand. The note is subject to a repayment premium equal to 15% of the outstanding principal balance and bears interest at a rate of 8% per annum, which is payable quarterly.

On November 24, 2003, we issued a Series E promissory note to one shareholder in the aggregate amount of $113,705 (CDN$150,000) payable on demand. The note is subject to a repayment premium equal to 15% of the outstanding principal balance and bears interest at a rate of 8% per annum, which is payable quarterly.

On December 29, 2003, we issued two Series E promissory notes to two separate shareholders in the aggregate amount of $228,868 (CDN$300,000) payable on demand. The note is subject to a repayment premium equal to 15% of the outstanding principal balance and bears interest at a rate of 8% per annum, which is payable quarterly.

All of the Series E promissory notes were issued in "offshore transactions" to non-U.S. persons pursuant to Regulation S and/or Section 4(2) of the Securities Act of 1933.

Item 27 EXHIBITS

(a) Exhibits Required by Item 601 of Regulation S-K

Exhibit Number/Description

Exhibit Number	Description
3.1	Articles of Incorporation, dated October 1, 1997 (1)
3.2	Articles of Amendment of Articles of Incorporation, dated June 24, 1999 (1)
3.6	Amended and Restated Bylaws (4)
4.1	Common Stock Certificate (1)
106
4.2	Form of Warrant (1)
4.3	Certificate of Designation of Series A Preferred Stock (1)
4.4	Certificate of Designation of Series B Preferred Stock, dated December 27, 2000 (5)
4.5	Certificate of Amendment to Certificate of Designation of Series B Preferred Stock (9)
5.1*	Opinion of Clark, Wilson
10.1	Amended and Restated 1999 Stock Option Plan (4)
10.2	Employment Agreement between Voice Mobility Inc. and of James Jay Hutton, dated April 1, 1998 (1)
10.3	Employment Agreement between Voice Mobility Inc. and of William Gardiner, dated August 1, 1998 (1)
10.4	Employment Agreement between Voice Mobility Inc. and of Jason Corless, dated October 1, 1998 (1)
10.5	Employment Agreement between Voice Mobility Inc. and of Budd Stewart, dated June 20, 1999 (1)
10.6	Employment Agreement between Voice Mobility Inc. and of Geoff Heston, dated August 7, 1999 (1)
10.7	Acquisition Agreement of Voice Mobility Inc., dated June 24, 1999 (1)
10.8	Agreement and Plan of Distribution of Equity Capital Group, Inc., dated April 1, 1999 (1)
10.10	Debt Settlement Agreement with Maritime Tel & Tel, dated September 15, 1997(1)
10.11	Voting, Support and Exchange Trust Agreement, dated September 30, 1999 (1)
10.12	Debt Settlement Agreement with Pacific Western Mortgage Corporation, dated March 31, 1999 (1)
10.13	Debt Settlement Agreement with Ernest Weir Gardiner, dated March 31, 1999 (1)
10.14	Stock Purchase Agreement , dated April 1, 1999(1)
10.15	Form of Subscription Agreement, dated April 1, 1999 (1)
10.16	Exchange Agreement, dated July 5, 1999 (1)
10.17	Employment Agreement between Voice Mobility Inc. and Thomas G. O'Flaherty, dated January 1, 2000 (5)
10.18	Employment Agreement between Voice Mobility Inc. and David Grinstead, dated February 1, 2000 (5)
107
10.19	Form of Series B Preferred Stock Subscription Agreement, dated December 27, 2000 (5)
10.20	Form of Class I Stock Purchase Warrant, dated December 29, 2000 (5)
10.21	Escrow Agreement, as amended, dated December 29, 2000 (6)
10.22	Agency Agreement, dated April 3, 2001 (6)
10.23	Special Warrant Indenture, dated April 3, 2001 (6)
10.24	Share Warrant Indenture, dated April 3, 2001 (6)
10.25	Form of Subscription Agreements for Special Warrants (6)
10.26	LivingLAB Agreement Between Voice Mobility Inc. and Innovatia, dated February 27, 2001 (6)
10.27	Non-Negotiable Promissory Note in favor of Ibex Investments Ltd., as amended, dated April 25, 2001 (8)
10.28	Class K Stock Purchase Warrant, dated April 25, 2001 (6)
10.29	Non-Negotiable Promissory Note in favor of Alliance Equities Ltd., dated May 11, 2001 (7)
10.30	Non-Negotiable Promissory Note in favor or Interior Holdings Ltd., dated May 11, 2001 (7)
10.31	Form of Class L Stock Purchase Warrant , dated May 11, 2001 (7)
10.32	Non-Negotiable Promissory Note in favor of Alliance Equities Ltd., dated June 14, 2001(8)
10.33	Non-Negotiable Promissory Note in favor of Interior Holdings Ltd., dated June 14, 2001(8)
10.34	Form of Class M Stock Purchase Warrant, dated June 14, 2001 (8)
10.35	Non-Negotiable Promissory Note in favor of Alliance Equities Ltd., dated June 25, 2001 (8)
10.36	Non-Negotiable Promissory Note in favor of Interior Holdings Ltd., dated June 25, 2001 (8)
10.37	Form of Class N Stock Purchase Warrant, dated June 15, 2001 (8)
10.38	Escrow Agreement among the Company, Computershare Trust Company of Canada and certain shareholders of the Company dated July 3, 2001 (8)
10.39	Settlement Agreement between Thomas O'Flaherty and the Company dated June 29, 2001 (8)
108
10.40	Employment Agreement between Voice Mobility Inc. and Randy Buchamer, dated August 16, 2001 (9)
10.41	Amended LivingLAB Agreement between Voice Mobility Inc. and Innovatia Inc., dated March 4, 2002(9)
10.42	Addendum to LivingLAB Agreement, dated December 28, 2001 (9)
10.43	Employment Agreement between Voice Mobility Inc. and James Hutton, dated April 1, 2000 (9)
10.44

Software License Agreement, dated June 13, 2002, between Aliant Telecom Inc. and Voice Mobility Inc. (Confidential treatment requested. Confidential portions of this exhibit have been redacted and filed separately with the Commission) (10)

10.45	Form of Subscription Agreement, dated July 26, 2002 and July 31, 2002 (11)
10.46	Employment Agreement between Voice Mobility Inc. and Marco Pacelli, dated October 1, 2002 (11)
10.47	Subscription Agreement, dated December 30, 2002, with Wilt Laird (11)
10.48	Subscription Agreement, dated December 30, 2002, with Margit Kristiansen (11)
10.49	Ikano Communications Agreement dated April 6, 2000 (11)
10.50	Reseller Agreement, dated December 13, 2002, with Equiposy Control Division Commercial S.A. de C.V. (11)
10.51	Form of Subscription Agreement and Promissory Note, dated June 28, 2002 between Voice Mobility Inc. and each of William Laird, Bernice Kosier, Margit Kristiansen and Ketty Hughes. (12)
10.52	Form of extension certificate of Class P and Class Q warrants (13)
10.53

Form of Exchange Agreements in connection with the conversion of the Series A and B Promissory Note, dated September 9, 2003 between Voice Mobility Inc. and each of William Laird, Bernice Kosier, Margit Kristiansen and Ketty Hughes. (14)

10.54

Form of Exchange Agreements in connection with the conversion of the Series B Preferred Shares, dated September 9, 2003 between Voice Mobility Inc. and each of MICAP Holdings Inc. and Manzanita Investments Ltd. (14)

10.55

Form of Subscription Agreements in connection with the issuance of Series D Promissory Notes dated September 9, 2003 between Voice Mobility Inc, and each of Ketty Hughes, William Laird, Margit Kristiansen and William Krebs. (14)

10.56	Form of Subscription Agreements in connection with the unit financing dated September 9, 2003 between Voice Mobility International Inc. and each of William Laird, Bob Tassone and Kathy Fox. (14)
109
10.57

Master License and Service Agreement between Voice Mobility International Inc., and Avaya Inc., dated September 12, 2003 (Portions of this document have been omitted and filed separately with the Securities and Exchange Commission pursuant to a Request for Confidential Treatment filed under 17 C.F.R. 200.80(b)(4) and 240.24b-2). (14)

10.58	Amendment No. 1 to Master License and Service Agreement between Voice Mobility International, Inc. and Avaya Inc., dated December 2, 2003. (15)
10.59

Form of Subscription Agreements in connection with the unit financing dated March 4, 2004 between Voice Mobility International Inc. and each of Elizabeth Ann Laird, 656938 BC Ltd., Richard Roberts, Myrna Roberts, Heinz Hofliger, Kathy Fox and Bob Tassone, Andrew Bury, Heather Bury, Constance and Stuart Ostlund, Columbia Marketing Ltd., Berkin Business SA, Paul Currie, Randall West, Mike Hope, Lila Jung, Don Sharpe, Steve Clippingdale, Chartwell Investment Services, Shalimar Business, 514742 BC Ltd., and 391566 BC Ltd. (15)

10.60

Form of Subscription Agreements in connection with the issuance of the Series E Promissory Notes dated November 15, 2003, November 24, 2003 and December 29, 2003 between Voice Mobility International Inc. and each of William Laird and Margit Kristiansen. (15)

14.1	Code of Ethics. (15)
21.1	Subsidiaries of our company
Voice Mobility Inc. (Canadian Corporation)
Voice Mobility Canada Limited (Canadian Corporation)
VM Sub Limited (Canadian Corporation)
Voice Mobility (US) Inc. (Nevada corporation)
23.1	Consent of Ernst & Young LLP

* Filed herewith.

(1) Previously submitted with our Registration Statement on Form 10-SB, as originally filed on September 17, 1999, and all amendments thereto.

(2) Previously submitted with our Form 8-K, as filed on March 16, 2000.

(3) Previously submitted with our Form 10-KSB, as filed on March 30, 2000.

(4) Previously submitted with our Definitive Schedule 14A as filed on May 19, 2000.

(5) Previously submitted with our Form 10-KSB, as filed on April 11, 2001.

(6) Previously submitted with our Registration Statement on Form S-1, as originally filed on May 10, 2001.

(7) Previously submitted with our Pre-effective Amendment No. 1 to the Registration Statement on Form S-1, as filed on June 7, 2001.

(8) Previously submitted with our Post-effective Amendment No. 1 to the Registration Statement on Form S-1, as filed on July 16, 2001.

(9) Previously submitted with our Form 10-K, as filed on April 1, 2002.

(10) Previously submitted with our Amendment No. 2 to Form 10-Q/A as filed on January 10, 2003.

(11) Previously submitted with our Form 10-K, as filed on April 1, 2003.

(12) Previously submitted with our Form 10-Q, as filed on May 15, 2003.

(13) Previously submitted with our Form 10-Q, as filed on August 14, 2003.

(14) Previously submitted with our Form 10-Q, as filed on November 14, 2003.

(15) Previously submitted with our Form 10-K, as filed on March 26, 2004.

Item 28 UNDERTAKINGS

The undersigned company hereby undertakes that it will:

(1) file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include:

(a) any prospectus required by Section 10(a)(3) of the Securities Act;

(b) reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

(c) any additional or changed material information with respect to the plan of distribution not previously disclosed in the registration statement;

(2) for the purpose of determining any liability under the Securities Act, each of the post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of our company pursuant to the foregoing provisions, or otherwise, our company has been advised that in the opinion of the Commission that type of indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against said liabilities (other than the payment by our company of expenses incurred or paid by a director, officer or controlling person of our company in the successful defense of any action, suit or proceeding) is asserted by the director, officer or controlling person in connection with the securities being registered, our company will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of the issue.

For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

SIGNATURES

In accordance with the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Vancouver, British Columbia, Canada, on April 8, 2004.

VOICE MOBILITY INTERNATIONAL, INC.

Per:
/s/ Randy G. Buchamer
Randy G. Buchamer, Chief Executive Officer and Director
(Principal Executive Officer and Principal Financial Officer)
Dated: April 8, 2004

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person who signature appears below constitutes and appoints Randy Buchamer as his true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or any of them, or of their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

In accordance with the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates stated.
Signature	Title	Date

/s/ Randy G. Buchamer Randy G. Buchamer	Chief Executive Officer and Director (Principal Executive Officer and Principal Financial Officer)	April 8, 2004

/s/ James J. Hutton James J. Hutton	President and Director	April 8, 2004

/s/ Harry Chan Harry Chan	Controller (Principal Accounting Officer)	April 8, 2004

/s/ William Krebs William Krebs	Director	April 8, 2004

/s/ Robert Neal Robert Neal	Director	April 8, 2004

/s/ Gary R. Donahee Gary R. Donahee	Director	April 8, 2004